    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 2000

                                                      REGISTRATION NO. 333-38186
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                                CORECHANGE, INC.

             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    7372                                   04-3367581
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                           --------------------------

                        260 FRANKLIN STREET, SUITE 1890
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 204-3300
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                                   ULF ARNETZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                CORECHANGE, INC.
                        260 FRANKLIN STREET, SUITE 1890
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 204-3300
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                         ------------------------------

                                   COPIES TO:

           PETER B. TARR, ESQ.                        STEVEN R. FINLEY, ESQ.
          STUART M. FALBER, ESQ.                   GIBSON, DUNN & CRUTCHER LLP
            HALE AND DORR LLP                            200 PARK AVENUE
             60 STATE STREET                      NEW YORK, NEW YORK 10166-0193
       BOSTON, MASSACHUSETTS 02109                        (212) 351-4000
              (617) 526-6000

                           --------------------------

    Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SUBJECT TO COMPLETION--AUGUST 18, 2000

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
         , 2000

                                   corechange


                        4,500,000 SHARES OF COMMON STOCK


--------------------------------------------------------------------------------


    CORECHANGE:



    - We develop, market and support software to manage access to business information and applications using the internet and wireless internet technology.


    PROPOSED SYMBOL AND MARKET:

    - CRCH/Nasdaq National Market

    THE OFFERING:


    - We are offering 4,500,000 shares of our common stock.



    - The underwriters have an option to purchase up to an additional 675,000 shares from us to cover over-allotments.


    - This is the initial public offering of our common stock.


    - We anticipate that the initial public offering price will be between $8.00 and $10.00 per share.


    - Closing:           , 2000.

-----------------------------------------------------------------------------------------------------
                                                           Per Share                     Total
-----------------------------------------------------------------------------------------------------
Public offering price:                                    $                         $
Underwriting fees:
Proceeds to Corechange:
-----------------------------------------------------------------------------------------------------


    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


--------------------------------------------------------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE, NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

                   SG COWEN

                           PRUDENTIAL VOLPE TECHNOLOGY

                               A UNIT OF PRUDENTIAL SECURITIES

                                                                  DLJDIRECT INC.

                                   [ARTWORK]


                       COREPORT ACCESS FRAMEWORK SOFTWARE



The artwork includes nine circles under the heading "Representative Sources of Information and Applications Accessed by Coreport" that show several of the sources of information that feed the Coreport framework:



    Document Management; Calendar; Collaborative Workgroup Software; eMail and News Tickers; Enterprise Applications; Business Applications;
    Intranet/Internet; Customer Management Applications; Database Applications.



Each of these sources or applications is shown feeding into the center of the page where a graphic under the heading "Coreport Access Framework" shows the Coreport Access Framework as follows:


    The framework graphic shows an organization structure with several role definitions (e.g., sales representative), several individual names associated with a role and finally the information sources that have been granted to that role.


To the left of this graphic, the page states:



    Coreport allows administrators to define categories of users and classify the types of information sources and applications that are available to each category of users.



Below the framework graphic are images of three devices that are shown being fed with information from the framework as follows:


    A laptop personal computer, showing a full screen display of a Coreport interface with several business applications including a sales pie chart.


    A cellular phone with wireless internet access showing a business application on its display.



    A wireless hand-held portable computing device with wireless internet access showing a business application (pie chart) on its display.



Below the images of the three devices, the page states:



    "Information sources and applications may be accessed from personal computers, cellular phones and personal digital assistants that have wireless internet access."

                               TABLE OF CONTENTS


                                          Page
Prospectus Summary....................         3

Risk Factors..........................         6

Special Note Regarding Forward-Looking        13
  Statements..........................

Use of Proceeds.......................        14

Dividend Policy.......................        14

Corporate Information.................        14

Capitalization........................        15

Dilution..............................        16

Selected Consolidated Financial               17
  Data................................

Management's Discussion and Analysis          19
  of Financial Condition and Results
  of Operations.......................

Business..............................        28



                                          Page

Management............................        38

Related Party Transactions............        48

Principal Stockholders................        51

Description of Capital Stock..........        53

Shares Eligible for Future Sale.......        56

Underwriting..........................        57

Legal Matters.........................        59

Experts...............................        60

Change in Accountants.................        60

Where You Can Find More Information...        60

Index to Consolidated Financial              F-1
  Statements..........................

                               PROSPECTUS SUMMARY


    YOU SHOULD READ THE FOLLOWING SUMMARY WITH THE MORE DETAILED INFORMATION IN THIS PROSPECTUS ABOUT CORECHANGE AND THE COMMON STOCK BEING SOLD IN THIS OFFERING, INCLUDING RISK FACTORS AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES.


                                   CORECHANGE


    We develop, market and support software that provides enterprises with a framework to manage access to business information and applications using the internet and wireless internet technology. Our access framework software, Coreport, enables enterprises to provide their employees, customers, suppliers and business partners with an internet-based interface to access and manipulate the information they require to conduct business electronically, known as e-business. In addition, Coreport's wireless capabilities allow users to access relevant information and conduct e-business from web-enabled cellular phones and personal digital assistants, in addition to personal computers.



    Coreport's functionality provides enterprises with the following business benefits:


    - Provides relevant, personalized business information and applications;

    - Facilitates mobile e-business;

    - Enables more informed and timely business decisions;

    - Promotes rapid implementation of enterprises' e-business strategies; and

    - Enhances e-business relationships.


    Coreport's role-based administration enables enterprises to define categories of users and to provide these users with access to information and applications based on the users' business needs and roles. Our software provides users with a single sign-on to access relevant business information and applications. Coreport is designed to easily scale to large numbers of users and integrates with many types and sources of information.



    Today, enterprises are increasingly using the internet to share business information and create new business opportunities. Advances in wireless communications and the increasing use of web-enabled wireless devices are creating new ways to use the internet to access information and conduct business. Orum estimates that the market for mobile electronic commerce will grow to over $200 billion by 2005. ARC Group estimates that by 2005 over
1.0 billion people will access the internet using wireless devices compared to 650 million people using personal computers.



    In today's e-business environment, access to the right information at the right time is a significant competitive advantage. Although the internet and wireless communications are making information more readily available, the proliferation of business applications and other sources of information is making it difficult for enterprises to aggregate and provide efficient access to all relevant information. As enterprises increasingly adopt e-business strategies, we believe that they will require a solution to efficiently and effectively provide their employees, customers, suppliers and business partners with access to information and applications specific to their business needs.



    Our objective is to be the leading provider of access framework software. Key elements of our strategy include pursuing wireless opportunities, targeting Global 2000 enterprises and increasing the use of our software by our customers. We also intend to continue to expand our distribution channels, develop additional strategic relationships and expand our international presence.



    We license our Coreport software to 41 domestic and international customers in a variety of industries, including ABN AMRO, Braathens Airways, Children's Hospital of Philadelphia and Philips Electronics.

                                  THE OFFERING


Common stock offered.......................................  4,500,000 shares

Common stock to be outstanding after this offering.........  15,778,366 shares

Use of proceeds............................................  Working capital and other general corporate purposes, including the
                                                             expansion of sales and marketing
                                                             as well as research and
                                                             development activities

Proposed Nasdaq National Market symbol.....................  CRCH



    The common stock outstanding after the offering is based on the number of shares outstanding as of June 30, 2000, and does not include:



    - 1,488,541 shares issuable upon exercise of outstanding options with a weighted average exercise price of $3.26 per share;



    - 1,919,360 additional shares available for issuance and grant under our stock incentive plans; and


    - 120,191 shares issuable upon exercise of an outstanding warrant to purchase shares at an exercise price of $4.99 per share.

    Unless otherwise indicated, all information in this prospectus:

    - assumes that the underwriters will not exercise their over-allotment option; and

    - gives effect to the conversion of all outstanding shares of preferred stock into 6,881,389 shares of common stock upon the completion of this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The following summary statement of operations data should be read with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the related notes, included elsewhere in this prospectus.



    Pro forma basic and diluted net loss per common share has been calculated assuming the conversion of all outstanding shares of convertible preferred stock into shares of common stock, as if the shares had converted immediately upon issuance.



                                                                                      SIX MONTHS
                                                    YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Software licenses..........................  $ 1,054    $ 1,004    $   926    $   677    $  2,143
    Services...................................    1,864      4,657      4,340      2,329       1,259
                                                 -------    -------    -------    -------    --------
      Total revenues...........................    2,918      5,661      5,266      3,006       3,402
  Gross profit.................................    1,312      1,915      2,141      1,357       2,277
  Operating loss...............................   (8,780)    (7,659)    (4,787)    (1,619)     (5,783)
  Net loss.....................................   (8,975)    (7,429)    (4,782)    (1,598)     (5,591)
  Pro forma basic and diluted net loss per
    common share...............................                        $ (0.62)              $  (0.95)
  Shares used in computing pro forma basic and
    diluted net loss per common share..........                          7,589                 10,250



    The balance sheet data are presented on an actual basis and on a pro forma as adjusted basis to give effect to the conversion of all outstanding shares of our convertible preferred stock into shares of common stock that will occur upon the closing of this offering and also to reflect the sale of 4,500,000 shares of our common stock in this offering at an assumed initial public offering price of $9.00 per share after deducting underwriting discounts and estimated offering expenses.



                                                               AS OF JUNE 30, 2000
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $ 10,349     $47,323
  Working capital...........................................     9,640      46,614
  Total assets..............................................    13,192      49,657
  Redeemable convertible preferred stock....................    33,102          --
  Total stockholders' equity (deficit)......................   (22,318)     47,249

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES, BEFORE INVESTING IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION WOULD LIKELY SUFFER. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.



RISKS RELATED TO OUR BUSINESS


  OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND PROSPECTS.


    We began operations in 1996, shipped our first product and began delivering professional services in late 1996 and introduced Coreport in August 1999. However, we did not recognize any material revenues from Coreport until the first quarter of 2000. Our limited operating history may make it difficult for you to evaluate our business and our prospects. Our prospects must be considered in light of the risks encountered by early stage companies in new and rapidly evolving markets.


  WE DEPEND ON COREPORT FOR SUBSTANTIALLY ALL OF OUR REVENUES AND IF IT DOES NOT ACHIEVE BROAD MARKET ACCEPTANCE, OUR REVENUES COULD DECLINE.


    We introduced Coreport in August 1999 and generate substantially all of our revenues from licensing Coreport and providing related services to Coreport customers. We expect that we will continue to generate substantially all of our revenues from Coreport. The failure of Coreport to achieve broad market acceptance, the failure of the market for Coreport to grow or to grow at the rate we anticipate, or a decline in the price of, or demand for, Coreport would reduce our revenues. This could have a material adverse effect on the market price of our common stock.



  WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.



    Our operations have never been profitable. We have incurred net losses in every fiscal period since we began our operations. We incurred net losses of $4.8 million for the year ended December 31, 1999 and $5.6 million for the six months ended June 30, 2000. As of June 30, 2000 our accumulated deficit was $29.0 million. We expect to substantially increase our sales and operating expenses, including spending between $10.0 million and $15.0 million during the second half of 2000. We will need to generate significant additional revenues to achieve and maintain profitability in the future. We are not certain when we will become profitable, if ever. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to achieve or maintain profitability will have a material adverse effect on the market price of our common stock.


  WE HAVE NOT BEEN ABLE TO FUND OUR OPERATIONS FROM CASH GENERATED BY OUR BUSINESS, AND IF WE CANNOT MEET OUR FUTURE CAPITAL REQUIREMENTS, WE MAY NOT BE ABLE TO DEVELOP OR ENHANCE OUR SOLUTION, TAKE ADVANTAGE OF BUSINESS OPPORTUNITIES AND RESPOND TO COMPETITIVE PRESSURES.


    We have principally financed our operations through the private placement of shares of our preferred stock. If we do not generate sufficient cash from our business to fund operations or if we cannot obtain additional capital through equity or debt financings, we will be unable to grow as planned and may not be able to take advantage of business opportunities, develop new solutions or respond to competitive pressures. This could limit our growth and have a material adverse effect on the market price of our common stock.



    Any additional financing we may need in the future may not be available on terms favorable to us, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Corechange by our stockholders would be reduced and the securities issued could have rights, preferences and privileges more favorable than those of our stockholders.

  IF WE DO NOT EXPAND THE NUMBER OF LICENSES USED BY OUR CUSTOMERS, WE MAY NOT ACHIEVE GROWTH IN OUR REVENUES.


    In order to increase our revenues, we will depend on customers to purchase additional licenses of Coreport. Our sales strategy involves the licensing of Coreport to customers on a limited basis to familiarize customers with the benefits provided by Coreport, which we refer to as our initial rollout strategy. Most of our customers have only licensed Coreport on an initial rollout basis. To convert customers beyond the initial rollout stage and to have customers expand their licensing of Coreport, it is important that our customers are satisfied with Coreport and that they believe that expanded use of Coreport will provide them with additional benefits. Customers may choose not to license Coreport beyond the initial rollout stage or expand the use of our product. If we do not increase sales to customers, we may not be able to achieve anticipated revenue growth.


  WE MAY EXPERIENCE DIFFICULTIES IN INTRODUCING NEW PRODUCT ENHANCEMENTS AND UPDATES WHICH COULD RESULT IN NEGATIVE PUBLICITY, LOSS OF SALES, DELAY IN MARKET ACCEPTANCE OR CUSTOMER DISSATISFACTION.


    Our future financial performance depends on the successful and timely development, introduction and market acceptance of new product enhancements and updates. Without these enhancements and updates, Coreport may not satisfy the requirements of the marketplace or achieve market acceptance. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new product enhancements and updates. The introduction of enhancements to our product may also cause customers to defer orders for our existing products. If new product enhancements and updates are not released according to schedule, we may suffer from negative publicity, loss of sales, delay in market acceptance of our products or customer claims against us or our product may become obsolete and unmarketable.



    For example, in March 2000, we introduced version 3.0 of Coreport with additional functionality, including wireless capabilities. No customer has implemented yet the wireless capabilities of version 3.0 on a wide-scale basis. To successfully implement these wireless capabilities, customers will need to integrate these capabilities with the wide variety of complex systems used by customers. If Coreport's wireless capabilities cannot be implemented on a wide-scale basis due to technological obstacles or the ease and speed of this implementation does not meet the expectations of our customers, our reputation and ability to sell Coreport will be harmed.



  DELAYS OR PROBLEMS IN IMPLEMENTATION OF COREPORT AT ANY CUSTOMER SITE COULD DELAY THE IMPLEMENTATION OF COREPORT AT OTHER CUSTOMER SITES, THE DEVELOPMENT OF PRODUCT ENHANCEMENTS AND THE RELEASE OF NEW PRODUCTS.



    The implementation of Coreport requires internal quality assurance testing and customer testing which may reveal performance issues that could lead to delays in setting up our solution for customers. The reallocation of resources associated with any postponement could cause delays in the implementation of Coreport at other customer sites and may adversely affect or delay our ability to develop and release new products as well as future enhancements to Coreport.



  OUR QUARTERLY FINANCIAL RESULTS MAY FLUCTUATE AND ANY FAILURE TO MEET MARKET EXPECTATIONS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.



    Our quarterly revenues and operating results are difficult to predict. We have experienced, and expect to continue to experience, fluctuations in revenues and operating results from quarter-to-quarter. If our revenues or operating results fall below the expectations of securities analysts and investors, the market price of our common stock may decline.



    Factors that may cause our revenue or operating results to fluctuate include:



    - the timing of sales of our product, including the addition or loss of one or more customers;



    - the duration of the period between initial contact with a potential customer and the license of Coreport by that customer, which typically ranges from approximately 30 to 90 days and may be longer;

    - technical difficulties in our software that would delay product shipments or increase the costs of introducing new products;



    - changes in our mix of revenues from new product sales and services;



    - the number and timing of new hires, particularly of sales, development and services personnel; and



    - costs related to possible acquisitions of technologies or businesses.



  IF WE DO NOT EXPAND OUR SALES AND DISTRIBUTION CAPABILITIES, WE MAY NOT BE ABLE TO INCREASE MARKET AWARENESS AND SALES OF COREPORT AND OUR GROWTH WILL BE LIMITED.



    We need to substantially expand our sales and distribution efforts in order to increase market awareness and sales of Coreport and the related services we offer. We have recently expanded our direct sales force and plan to hire additional sales personnel. In addition, we intend to expand our indirect distribution channels by establishing additional relationships with resellers, distribution partners and other third parties. If we can not successfully expand our direct sales force or expand our indirect distribution channels, our efforts to expand our sales and distribution capabilities will not be successful and our revenues may decline.



  IF COREPORT IS UNRELIABLE, WE COULD LOSE CUSTOMERS AND REVENUES.



    Our software is complex, and may contain undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction of new software or enhancements to existing software. Undetected errors or performance problems may be discovered in the future and our customers may consider known errors to be more serious than we do. This could result in lost revenues or delays in customer or market acceptance, costly litigation, diversion of management's attention and resources, increase in product development costs or loss of sales and could be detrimental to our reputation.



  BECAUSE WE INTEND TO USE THIRD PARTIES TO PROMOTE, SELL AND IMPLEMENT OUR PRODUCT, OUR REVENUES WILL LIKELY SUFFER IF WE DO NOT DEVELOP AND MAINTAIN THESE RELATIONSHIPS.



    We intend to use third parties to promote, sell and implement our product. If we fail to maintain and develop these relationships, our revenues will likely suffer. We use third parties to recommend our product to their customers and to install our product. If we are unable to use these third parties to implement our product, we will likely have to provide these services ourselves, resulting in increased costs, and limiting our ability to grow. Competition for relationships with resellers, distribution partners and other third parties is intense, and we may be unable to establish relationships on favorable terms, if at all. These third parties may also develop, market or recommend products that compete with our product. We must cultivate our relationships with these firms, and our failure to do so could result in reduced sales revenues. If these third parties fail to implement our product successfully, our reputation may be harmed.



  IF WE ARE UNABLE TO COMPETE EFFECTIVELY, OUR REVENUES COULD DECLINE AND OUR BUSINESS COULD FAIL.



    The market for our software is changing rapidly and intensely competitive. We expect competition to intensify further as the number of entrants and new technologies increases. We may not be able to compete successfully against current or future competitors. The competitive pressures facing us may result in price reductions and our revenues could decline and our business could fail.



    Our current and potential competitors include both private and public companies which are perceived as providing products similar to ours, or which actually provide components of the product we provide. Many of our competitors and potential competitors possess longer operating histories, larger technical staffs, larger customer bases, more established distribution channels, a broader range of products, greater brand recognition and greater financial, marketing and other resources than we do. Negotiating and maintaining favorable customer and strategic relationships is critical to our business.

Many of our competitors have well-established relationships with our existing and prospective customers and may be able to negotiate strategic relationships on more favorable terms than we are.


    We also may face increased competition from existing large enterprise software vendors that may broaden their product offerings to include software similar to ours. Their significant installed customer bases and abilities to offer a broad solution and price these new products as incremental add-ons to existing systems could provide them with a significant competitive advantage.


  IF WE ARE UNABLE TO EXPAND THE NUMBER OF HARDWARE, SOFTWARE, DATABASE AND NETWORK SYSTEMS ON WHICH COREPORT MAY BE INSTALLED, OUR REVENUES COULD DECLINE AND OUR ABILITY TO COMPETE COULD BE HARMED.



    We serve a customer base with a wide variety of hardware, software, database and networking systems. To gain broad market acceptance, we believe that we must support an increased number of systems in the future. We offer Coreport on Microsoft Windows NT and are adapting Coreport to be installed on other major servers, such as Unix servers. A delay in this or any other rollout of our product onto a new operating system could adversely affect our revenues and operating results. There can be no assurance that we will adequately expand our offerings to service potential customers, or that the expansion will be sufficiently rapid to meet or exceed the offerings of our competitors.



  IF WINDOWS NT FAILS TO MAINTAIN BROAD MARKET ACCEPTANCE, WE COULD LOSE MARKET SHARE AND OUR BUSINESS COULD FAIL.



    If the market for the Windows NT operating system declines or develops more slowly than we expect, our business and operating results will be significantly harmed. Market acceptance of the Windows NT operating system will depend on many factors, including Microsoft's development and support of the Windows NT market. For example, Microsoft could decide to discontinue or lessen its support of the Windows NT market. Similarly, Microsoft could decide to shift its support to another operating system to the detriment of Windows NT. We cannot predict the ability of the Windows NT operating system to compete against existing and emerging operating systems, including AIX, HP-UX, Linux and Solaris. Any decline in the market penetration of Window NT operating systems will lead to a shrinking market for our product.



  OUR RECENT GROWTH HAS PLACED A STRAIN ON OUR MANAGERIAL AND OTHER RESOURCES AND OUR FAILURE TO MANAGE GROWTH COULD CAUSE THE QUALITY OF OUR PRODUCTS TO SUFFER, DISRUPT OUR OPERATIONS AND DELAY EXECUTION OF OUR BUSINESS PLAN.



    We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. Our failure to manage growth effectively could cause the quality of our products to suffer, delay execution of our business plan and disrupt our operations. The number of people we employ has grown and we expect it to continue to grow substantially. We expanded from 57 employees as of December 31, 1999, to 96 employees as of June 30, 2000. Future expansion efforts could be expensive and may strain our managerial and other resources. To manage growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel, build and train our sales and marketing staff, develop our customer support capacity and manage expanded operations. If we fail to do so, our growth will be limited.



  IF WE DO NOT RETAIN OUR KEY MANAGEMENT PERSONNEL, THE MARKET'S PERCEPTION OF OUR BUSINESS AND OUR ABILITY TO ACHIEVE OUR BUSINESS GOALS COULD BE HARMED.



    Our future success depends upon the continued service of our executive officers and other key personnel, many of whom do not have employment agreements with us. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, the market's perception of our business and our ability to achieve our business goals could be harmed.

  IF WE FAIL TO RECRUIT AND RETAIN HIGHLY SKILLED SALES, MARKETING AND ENGINEERING PERSONNEL, WE MAY NOT BE ABLE TO DEVELOP AND INTRODUCE OUR PRODUCTS ON A TIMELY BASIS.



    Our success depends on our ability to recruit, retain and motivate highly skilled sales, marketing and engineering personnel. Competition for these individuals in the software and internet industries is intense, and we may not be able to successfully recruit or train qualified personnel. If we are unable to recruit and retain a sufficient number of qualified personnel, we may not be able to complete development of, or upgrade or enhance, our products in a timely manner.



  IF WE ARE UNSUCCESSFUL IN OUR EFFORTS TO EXPAND OUR INTERNATIONAL SALES, OUR GROWTH WILL BE LIMITED.



    We have generated a significant portion of our total revenues from foreign sales and, although we anticipate that the percentage of our total revenues from foreign sales will continue to decline in the future, we intend to expand our international sales efforts and open new offices in Europe and in the Asia-Pacific region. Expansion of our international operations will require a significant amount of attention from our management and substantial financial resources. If we are unable to grow our international operations successfully and in a timely manner, our growth will be limited.



    Conducting business internationally involves a number of risks for us:



    - Because we conduct our international operations through foreign subsidiaries, restrictions on repatriation of earnings from these subsidiaries could limit our cash flows;



    - We may have difficulties in staffing and managing foreign operations; and



    - Because our foreign subsidiaries transact their business in foreign currency, we are subject to risk of fluctuation of currency exchange rates.


  IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY LOSE A VALUABLE ASSET, EXPERIENCE REDUCED MARKET SHARE, OR INCUR COSTLY LITIGATION TO PROTECT OUR RIGHTS.


    Our success depends, in part, upon our intellectual property rights. We have relied primarily on a combination of trade secret and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. Litigation to enforce our intellectual property rights or protect our trade secrets could result in substantial costs and may not be successful. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. The laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Our means of protecting our intellectual property rights in the United States or abroad may not be adequate to fully protect our intellectual property rights. Others may develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets we own.



  WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT COULD BE COSTLY TO DEFEND AND RESULT IN OUR LOSS OF SIGNIFICANT RIGHTS.



    Other parties may assert intellectual property infringement claims against us and our products may infringe the intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention from our business. If there is a successful claim of infringement we may be required to develop non-infringing technology or enter into royalty or license agreements which may not be available on acceptable terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis would harm our business.



  OUR INDEMNIFICATION OBLIGATIONS COULD REQUIRE US TO DEFEND OUR CUSTOMERS AGAINST CLAIMS THAT OUR PRODUCT INFRINGES UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH COULD CAUSE US TO INCUR SUBSTANTIAL COSTS.



    We have agreed, and may agree in the future, to indemnify our customers against claims that our product infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. If there is a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, or at all.


    Defense of any lawsuit or failure to obtain any potentially required licenses could harm our business, operating results and financial condition.


  IF WE BECOME SUBJECT TO SERVICE-RELATED LIABILITY CLAIMS, THEY COULD BE TIME-CONSUMING AND COSTLY TO DEFEND AND, IF SUCCESSFUL, COULD REQUIRE US TO PAY SIGNIFICANT DAMAGES AWARDS.



    Since our customers may use our product for mission-critical applications such as communication, internet commerce and collaboration, errors, defects or other performance problems could result in financial or other damages to our customers. They could seek damages for losses from us, which, if successful, could have a material adverse effect on our business, operating results or financial condition. Although our agreements with our customers typically contain provisions designed to limit our exposure to service-related liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. A service-related liability claim brought against us, even if unsuccessful, could be time-consuming and costly to defend and could harm our reputation.



RISKS RELATING TO OUR INDUSTRY



  BECAUSE OUR COREPORT SOFTWARE IS DESIGNED TO SUPPORT BUSINESSES OPERATING OVER THE INTERNET, OUR SUCCESS DEPENDS ON CONTINUED ADOPTION OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS AND COMMUNICATIONS.


    The market for our software is relatively new and is evolving rapidly. Our business depends upon the widespread acceptance and use of the internet as an effective medium for employee and business-to-business communication, commerce and collaboration. The failure of the internet to continue to develop as a commercial or business medium could harm our business, operating results and financial condition. The acceptance and use of the internet for employee and business-to-business communication, commerce and collaboration could be limited by a number of factors, such as the growth and use of the internet in general, the relative ease of communication, commerce and collaboration on the internet, the efficiencies and improvements that the internet provides, concerns about transaction security and taxation of transactions on the internet.


  BECAUSE OUR COREPORT SOFTWARE IS DESIGNED TO SUPPORT THE USE OF WIRELESS COMMUNICATION BY BUSINESSES, OUR SUCCESS DEPENDS ON THE GROWING USE OF WIRELESS DEVICES TO CONDUCT BUSINESS AND COMMUNICATIONS.



    Our future success depends in part upon the widespread acceptance and use of wireless devices such as cellular phones and personal digital assistants to provide access to business information and applications. There can be no assurance that the continuously evolving wireless technologies will be developed according to anticipated schedules, that they will perform according to expectations or that they will achieve commercial acceptance within the timeframe that we anticipate. The failure of vendor performance or technology performance to meet expectations or the failure of a technology to achieve commercial acceptance could harm our business, operating results and financial condition.



  INCREASED INFORMATION SECURITY RISKS MAY DETER FUTURE USE OF OUR PRODUCT AND CAUSE OUR BUSINESS TO FAIL.



    A fundamental requirement to conduct internet and wireless business-to-business communication, commerce and collaboration is the secure transmission of confidential information over public networks. Our customers and their business partners may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches, reducing their demand for our solution. Further, a well-publicized compromise of security could deter businesses from using the internet to conduct transactions that involve transmitting confidential information. The failure of the security features of our services to prevent security breaches, or well publicized security breaches affecting the internet in general, could significantly harm our business, operating results and financial condition.

RISKS RELATING TO THIS OFFERING



  THE MARKET PRICE OF OUR COMMON STOCK AS A TECHNOLOGY STOCK MAY BE VOLATILE.



    The stock market, and specifically the stock prices of internet-related and software companies, has been very volatile. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry analysts, investors' perceptions of us and general economic, industry and market conditions. This volatility of the stock market and technology stocks may reduce the price of our common stock, regardless of our operating performance. Due to this volatility, the market price of our common stock could significantly decrease.



  FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE, WHICH COULD LIMIT OUR ABILITY TO RAISE CAPITAL AND UNDERTAKE ACQUISITIONS.



    If substantial amounts of our common stock were to be sold in the public market following this offering, the market price of our common stock could fall. These sales could introduce a large number of sellers of our common stock into a market in which the common stock price is already volatile, thus driving our common stock price down. These sales could create the perception to the public of difficulties or problems with our product. A reduced stock price could impair our ability to raise capital through the sale of additional equity or equity-related securities and undertake acquisitions through the issuance of additional equity securities at a time and price that we consider appropriate. For a more detailed discussion of shares eligible for sale after the offering, see "Shares Eligible for Future Sale."



  OUR DIRECTORS AND EXECUTIVE OFFICERS AND THEIR AFFILIATES WILL CONTINUE TO HAVE THE ABILITY TO CONTROL US AFTER THIS OFFERING AND COULD DELAY OR PREVENT A CHANGE IN CONTROL.



    Following the completion of this offering, it is anticipated that our executive officers and directors and their affiliates will beneficially own or control approximately 53.9% of our common stock. If those stockholders act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These stockholders may make decisions that are adverse to your interests.



  WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.



    Provisions of our certificate of incorporation and bylaws and of Delaware law could have the effect of delaying, deferring or preventing an acquisition of Corechange. For example, we have divided our board of directors into three classes that serve staggered three-year terms, we may authorize the issuance of up to 5,000,000 shares of preferred stock, our stockholders may not take actions by written consent and may not call special meetings of stockholders, and our stockholders are limited in their ability to introduce proposals at stockholder meetings.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks and uncertainties outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.


    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS



    We estimate that we will receive net proceeds of approximately
$36.5 million from the sale of the 4,500,000 shares of common stock we are offering. If the underwriters exercise their over-allotment option in full, we estimate that we will receive net proceeds of approximately $42.1 million. These amounts are based on an assumed initial public offering price of $9.00 per share after deducting underwriting discounts and estimated offering expenses payable by us. We expect to use the net proceeds for working capital and other general corporate purposes, including the expansion of our sales and marketing as well as research and development activities.



    The amounts and timing of our actual expenditures will depend upon numerous factors, including:



    - the status of our product development and commercialization efforts;



    - the amount of proceeds actually raised in this offering;



    - the amount of cash generated by our operations, competition; and


    - sales and marketing activities.


    We may also use a portion of the proceeds for the acquisition of, or investment in, companies, technologies or assets that complement our business. However, we have no understandings, commitments or agreements to enter into any potential acquisitions or investments.



    We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. We intend to invest the net proceeds of the offering in short-term investment grade and U.S. government securities until we use the net proceeds as described above.


                                DIVIDEND POLICY


    We have never paid cash dividends on our common stock or any other securities. We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends.


                             CORPORATE INFORMATION


    We were organized in March 1996 as a Delaware limited liability company, with technology licensed from Cambridge Technology Partners, Inc., or CTP. In May 1997, we changed our form of organization to a corporation. Our principal executive office is located at 260 Franklin Street, Suite 1890, Boston, Massachusetts 02110, and our telephone number is (617) 204-3300. Our web site is www.corechange.com. The information contained on our web site is not a part of this prospectus.



    Corechange is a registered trademark owned by us. We have filed trademark applications for Corealign and Coreport. All other trademarks and trade names used in the prospectus are the property of their owners.

                                 CAPITALIZATION


    The following table lists our capitalization as of June 30, 2000:


    - on an actual basis; and


    - on a pro forma as adjusted basis to reflect:



       - the conversion of all outstanding shares of our convertible preferred stock into shares of common stock that will occur upon the closing of this offering; and



       - the application of the estimated net proceeds from the sale of common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and estimated offering expenses payable by us.



                                                                  AS OF JUNE 30, 2000
                                                              ---------------------------
                                                                            PRO FORMA AS
                                                                ACTUAL        ADJUSTED
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE DATA)
Cash and cash equivalents...................................   $ 10,349       $ 47,323
                                                               ========       ========
Series A and B redeemable convertible preferred stock;
  6,884,598 shares authorized and 5,931,371 shares issued
  and outstanding, actual; no shares authorized, issued or
  outstanding, pro forma as adjusted........................   $ 33,102       $     --
Stockholders' equity (deficit):
  Series I, II and III convertible preferred stock;
    964,986 shares authorized and 950,018 shares issued and
    outstanding, actual; no shares authorized, issued or
    outstanding, pro forma as adjusted......................      6,542             --
  Preferred stock; 5,000,000 shares authorized, pro forma as adjusted; no shares issued or outstanding, pro forma as
    adjusted................................................         --             --
  Common stock; 15,000,000 shares authorized,
    4,396,977 shares issued and outstanding, actual;
    45,000,000 shares authorized, 15,778,366 shares issued
    and outstanding, pro forma as adjusted..................         44            158
Additional paid-in capital..................................      2,061         78,056
Deferred stock-based compensation...........................     (1,984)        (1,984)
Accumulated deficit.........................................    (28,970)       (28,970)
Cumulative translation adjustment...........................        (11)           (11)
                                                               --------       --------
  Total stockholders' equity (deficit)......................    (22,318)      $ 47,249
                                                               --------       --------
        Total capitalization................................   $ 10,784       $ 47,249
                                                               ========       ========


    This table does not include:


    - 1,488,541 shares issuable upon exercise of options outstanding as of June 30, 2000 with a weighted average exercise price of $3.26 per share;



    - 120,191 shares issuable upon exercise of an outstanding warrant to purchase shares at an exercise price of $4.99 per share; and



    - 1,919,360 additional shares available for issuance and grant under our stock incentive plans as of June 30, 2000.

                                    DILUTION


PRO FORMA NET TANGIBLE BOOK VALUE



    The pro forma net tangible book value of our common stock as of June 30, 2000 was $10.3 million, or $0.91 per share, after giving effect to the conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding, after giving effect to the conversion of all outstanding shares of convertible preferred stock into shares of common stock that will occur upon the closing of this offering.



DILUTION AFTER THIS OFFERING



    After giving effect to the sale of the 4,500,000 shares of common stock being offered in this offering at an assumed initial public offering price of $9.00 per share, and after deducting the underwriting discounts and estimated offering expenses payable by us, our adjusted pro forma net tangible book value at June 30, 2000 would have been approximately $47.2 million, or approximately $2.99 per share. This represents an immediate increase in pro forma net tangible book value per share of $2.08 to existing stockholders and dilution in pro forma net tangible book value per share of $6.01 to new investors who purchase shares of common stock in this offering.


    The following table illustrates this dilution on a per share basis:


Assumed initial public offering price per share.............              $9.00
Pro forma net tangible book value per share as of June 30,
  2000......................................................   $0.91
Increase attributable to new investors......................    2.08
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................               2.99
                                                                          -----
Dilution per share to new investors.........................              $6.01
                                                                          =====



DIFFERENCES BETWEEN NEW AND EXISTING STOCKHOLDERS IN NUMBER OF SHARES AND AMOUNT PAID



    The following table summarizes, on a pro forma basis, as of June 30, 2000, the differences between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering. The calculation below is based on an assumed initial public offering price of $9.00 per share, before deducting underwriting discounts and estimated offering expenses.



                             SHARES PURCHASED       TOTAL CONSIDERATION
                           ---------------------   ----------------------   AVERAGE PRICE
                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                           ----------   --------   -----------   --------   -------------
Existing stockholders....  11,278,366      71%     $37,753,062      48%         $3.35
New investors............   4,500,000      29       40,500,000      52           9.00
                           ----------     ---      -----------     ---
Total....................  15,778,366     100%     $78,253,062     100%
                           ==========     ===      ===========     ===



    This discussion and the tables above assume no exercise of any stock options or warrants outstanding as of June 30, 2000. As of June 30, 2000, there were 1,488,541 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $3.26 per share and 120,191 shares of common stock issuable upon exercise of an outstanding warrant at an exercise price of $4.99 per share. If any of these options and warrants are exercised in the future, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The statements of operations data for the years ended December 31, 1997 and 1998 and the balance sheet data as of December 31, 1998 have been derived from our audited consolidated financial statements included elsewhere in this prospectus that have been audited by Ernst & Young LLP, independent auditors. The statement of operations data for the year ended December 31, 1999 and balance sheet data as of December 31, 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus that have been audited by Arthur Andersen LLP, independent public accountants. The statements of operations data for the period from the date we began operations, March 14, 1996, through December 31, 1996 and the balance sheet data as of December 31, 1996 and 1997 have been derived from our audited consolidated financial statements which are not included in this prospectus.



    The statement of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The pro forma net loss per share data reflect the conversion of our outstanding convertible preferred stock into common stock that will occur upon the closing of this offering.



    Our historical results are not necessarily indicative of results to be expected from any future period. The data presented below have been derived from financial statements that have been prepared based on generally accepted accounting principles and should be read with our financial statements, including the accompanying notes, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                                   PERIOD FROM                                        SIX MONTHS ENDED
                                                 MARCH 14, 1996        YEAR ENDED DECEMBER 31,            JUNE 30,
                                                     THROUGH        ------------------------------   -------------------
                                                DECEMBER 31, 1996     1997       1998       1999       1999       2000
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Software licenses...........................       $   844        $ 1,054    $ 1,004    $    926   $   677    $  2,143
  Services....................................           127          1,864      4,657       4,340     2,329       1,259
                                                     -------        -------    -------    --------   -------    --------
      Total revenues..........................           971          2,918      5,661       5,266     3,006       3,402
Cost of revenues(1)...........................         1,170          1,606      3,746       3,125     1,649       1,125
                                                     -------        -------    -------    --------   -------    --------
      Gross profit............................          (199)         1,312      1,915       2,141     1,357       2,277
Operating expenses:
  Sales and marketing(1)......................         1,335          2,437      3,914       2,845     1,257       4,026
  Research and development(1).................            --          1,240      1,768       1,344       536       1,635
  General and administrative(1)...............           610          1,915      3,489       2,531     1,165       1,895
  Acquired in-process technologies............            --          4,500         --          --        --          --
  Stock-based compensation....................            --             --                    208        18         504
  Restructuring costs.........................            --             --        403          --        --          --
                                                     -------        -------    -------    --------   -------    --------
      Total operating expenses................         1,945         10,092      9,574       6,928     2,976       8,060
                                                     -------        -------    -------    --------   -------    --------
      Operating loss..........................        (2,144)        (8,780)    (7,659)     (4,787)   (1,619)     (5,783)
Interest expense..............................           (75)          (219)       (16)        (43)      (12)        (50)
Interest income...............................            26             24        246          48        33         242
                                                     -------        -------    -------    --------   -------    --------
      Net loss................................        (2,193)        (8,975)    (7,429)     (4,782)   (1,598)     (5,591)
Accretion and dividends on preferred stock....            --             --        (61)        (61)      (30)     (4,903)
                                                     -------        -------    -------    --------   -------    --------
      Net loss attributable to common
        stockholders..........................       $(2,193)       $(8,975)   $(7,490)   $ (4,843)  $(1,628)   $(10,494)
                                                     =======        =======    =======    ========   =======    ========
Net loss per share:
  Basic and diluted net loss per share........       $ (0.91)       $ (3.36)   $ (2.04)   $  (1.29)  $ (0.43)   $  (2.51)
                                                     =======        =======    =======    ========   =======    ========
  Basic and diluted weighted average common
    shares outstanding........................         2,400          2,669      3,664       3,754     3,762       4,181
                                                     =======        =======    =======    ========   =======    ========
Pro forma net loss per share:
  Pro forma basic and diluted net loss per
    share.....................................                                            $  (0.62)             $  (0.95)
                                                                                          ========              ========
  Pro forma basic and diluted weighted average
    common shares outstanding.................                                               7,589                10,250
                                                                                          ========              ========


------------------------------

(1) The following summarizes the departmental allocation of stock-based compensation:

                                                   PERIOD FROM                                        SIX MONTHS ENDED
                                                 MARCH 14, 1996        YEAR ENDED DECEMBER 31,            JUNE 30,
                                                     THROUGH        ------------------------------   -------------------
                                                DECEMBER 31, 1996     1997       1998       1999       1999       2000
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
    Cost of Revenues..........................       $    --        $    --    $    --    $     42   $     4    $    101
    Operating Expenses:
      Sales and marketing.....................            --             --         --          41         4         100
      Research and development................            --             --         --          63         5         152
      General and administrative..............            --             --         --          62         5         151
                                                     -------        -------    -------    --------   -------    --------
        Total stock-based compensation........       $    --        $    --    $    --    $    208   $    18    $    504
                                                     =======        =======    =======    ========   =======    ========



                                                                         AS OF DECEMBER 31,                AS OF
                                                              -----------------------------------------   JUNE 30,
                                                                1996       1997       1998       1999       2000
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $   68    $   748    $ 2,890    $ 2,102    $ 10,349
Working capital.............................................   (1,288)    (1,561)     2,348     (1,900)      9,640
Total assets................................................    1,589      3,423      4,866      3,644      13,192
Redeemable convertible preferred stock......................       --         --     11,573     11,634      33,102
Total stockholders' equity (deficit)........................     (973)      (912)    (8,401)   (13,018)    (22,318)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW




    We were organized in March 1996 to focus on the development and commercialization of methodologies and technologies licensed from CTP for the enterprise-wide deployment of software applications.



    In June 1997, we introduced our initial Microsoft Windows-based software product. Substantially all our revenues through December 1999 relate to this product. This product required us to provide our customers with significant implementation and support services. In late 1998, we shifted our efforts to the development of internet-based solutions that would provide us with additional growth opportunities. In August 1999, we introduced Coreport, our internet-based software product, and in December 1999, we discontinued development and marketing of our initial product. For the six months ended June 30, 2000, revenues associated with Coreport represented 82.2% of our total revenues. We did not realize any material revenues from Coreport until the first quarter of 2000. We do not expect to generate material revenues from the licensing of our initial product in the future. We expect to continue to generate substantially all of our revenues from licensing Coreport and providing related services.



  REVENUES



    Our revenues were $2.9 million in 1997, $5.7 million in 1998, $5.3 million in 1999 and $3.4 million for the six months ended June 30, 2000 and consisted of software license revenue and services revenue. Software license revenue is generated from licensing our software to our customers and the customers of our distribution partners. Services revenue is generated from implementation, maintenance and other support services related to the licensing of our software and from other consulting services provided to our customers.



  REVENUE RECOGNITION



    Software license revenue is recognized upon the execution of a license agreement, delivery of the software to a customer and determination that collection of a fixed license fee is probable. We use the residual method when fair value does not exist for one of the delivered elements in a license arrangement. Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized. Software license revenue is recognized under the residual method in arrangements in which software is licensed with professional services, training and maintenance and support services.


    Services revenue from implementation services and training is recognized as the services are performed for time and material contracts or on a percentage-of-completion basis for fixed-price contracts. Services revenue from maintenance and customer support fees is recognized ratably over the term of the maintenance contract on a straight-line basis.


  CUSTOMERS



    We license our products to customers in the United States, Canada and Europe. Revenue from customers in the United States, as a percentage of total revenue, was approximately 48.5% in 1997, 21.7% in 1998, 35.2% in 1999 and 64.9%
for the six months ended June 30, 2000. We anticipate that revenues from customers in the United States will represent an increasing percentage of our total revenues in the future. Our top five customers accounted for 60.7% of our total revenues in 1999 and 54.1% of our total revenues for the six months ended June 30, 2000. Manor Bakeries accounted for 38.9% of our total revenues in 1999. Revenues from Manor Bakeries related to our initial product and other consulting services we provided in 1999. For the six months ended June 30, 2000, ABN AMRO accounted for 21.9% of our total revenues and Children's Hospital of Philadelphia accounted for 12.4% of our total revenues. We market our software and related services primarily through our direct sales organization and have recently established indirect distribution relationships in the United States and internationally.



  ACQUISITION OF TECHNOLOGIES FROM CTP



    In February 1997, we acquired from CTP, for a purchase price of $4.5 million, methodologies previously licensed from CTP relating to technology that we used to develop our initial Microsoft Windows-based software product. The costs of these software rights were expensed as acquired in-process technologies because the related technology was not at the point of technological feasibility and had no alternative future use at the date of acquisition. As of the acquisition date, neither a detailed program design nor a working model had been completed for the product. Subsequent to the acquisition, we incurred an additional $0.5 million in the development of the product before its release in July 1997.



  STOCK ISSUANCES



    In connection with stock option grants and restricted stock issuances, we recorded deferred stock-based compensation totaling approximately $0.8 million in 1999 and $1.9 million for the six months ended June 30, 2000. The deferred compensation represents the aggregate difference between the option exercise price or the restricted stock issuance price and the fair value of the common stock on the date of grant for accounting purposes. The deferred compensation will be recognized as expense over the vesting period, two to four years, of the underlying stock options and restricted stock. We recognized compensation expense of $0.2 million in 1999 and $0.5 million for the six months ended
June 30, 2000 related to these options and restricted stock. Future non-cash amortization of the deferred compensation is expected through 2003.



    In February 2000, we issued 3,046,773 shares of series B convertible preferred stock. Upon the closing of this offering, all outstanding shares of series B convertible preferred stock will automatically convert into 3,046,773 shares of common stock, resulting in an effective purchase price of $5.837 per common share. The difference between the effective purchase price of the common stock and the deemed fair value of the common stock on the date of issuance of the series B convertible preferred stock for accounting purposes resulted in a beneficial conversion feature of $4.2 million, which is reflected as a dividend in the six months ended June 30, 2000.



  ACCUMULATED DEFICIT AND NET LOSS



    As of June 30, 2000, we had an accumulated deficit of approximately
$29.0 million. Our net loss was $9.0 million in 1997, $7.4 million in 1998, $4.8 million in 1999 and $5.6 million for the six months ended June 30, 2000. These losses resulted from costs incurred in the development and sale of our products and services. We expect to increase our sales personnel, marketing expenses and services and operating expenses so that we may expand sales and operations domestically and internationally. We expect to incur additional losses and will need to generate significant additional revenues to achieve and maintain profitability in the future.

RESULTS OF OPERATIONS

    The following table sets forth our results of operations as a percentage of total revenues:


                                                                                           SIX MONTHS
                                                      YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                                                  --------------------------------    --------------------
                                                    1997        1998        1999        1999        2000
Revenues:
  Software licenses.............................     36.1%       17.7%       17.6%      22.5%        63.0%
  Services......................................     63.9        82.3        82.4       77.5         37.0
                                                   ------      ------      ------      -----       ------
      Total revenues............................    100.0       100.0       100.0      100.0        100.0
                                                   ------      ------      ------      -----       ------
Cost of revenues................................     55.0        66.2        59.3       54.9         33.1
                                                   ------      ------      ------      -----       ------
Gross profit....................................     45.0        33.8        40.7       45.1         66.9
Operating expenses:
  Sales and marketing...........................     83.5        69.1        54.0       41.8        118.3
  Research and development......................     42.5        31.2        25.5       17.8         48.1
  General and administrative....................     65.7        61.7        48.1       38.8         55.6
  Acquired in-process technologies..............    154.2          --          --         --           --
  Stock-based compensation......................       --          --         4.0        0.6         14.8
  Restructuring costs...........................       --         7.1          --         --           --
                                                   ------      ------      ------      -----       ------
      Total operating expenses..................    345.9       169.1       131.6       99.0        236.8
                                                   ------      ------      ------      -----       ------
Operating loss..................................   (300.9)     (135.3)      (90.9)     (53.9)      (169.9)
Interest income (expense), net..................     (6.7)        4.1         0.1        0.7          5.6
                                                   ------      ------      ------      -----       ------
Net loss........................................   (307.6)%    (131.2)%     (90.8)%    (53.2)%     (164.3)%
                                                   ======      ======      ======      =====       ======



SIX MONTHS ENDED JUNE 30, 1999 AND 2000


  REVENUES


    TOTAL REVENUES. Total revenues were $3.0 million for the six months ended June 30, 1999 and $3.4 million for the six months ended June 30, 2000, representing an increase of $0.4 million, or 13.2%. Total revenues from our initial product were $3.0 million for the six months ended June 30, 1999 and $0.6 million for the six months ended June 30, 2000. Total revenues from Coreport were $2.8 million for the six months ended June 30, 2000. We did not generate any material revenues from Coreport prior to 2000.



    SOFTWARE LICENSES. Software license revenue was $0.7 million for the six months ended June 30, 1999 and $2.1 million for the six months ended June 30, 2000, representing an increase of $1.5 million, or 216.5%. The increase in software license revenue was primarily due to our introduction of Coreport in the second half of 1999. Software license revenues from our initial product were $0.7 million for the six months ended June 30, 1999 and $0.3 million for the six months ended June 30, 2000. Software license revenues from Coreport were $1.8 million for the six months ended June 30, 2000.



    SERVICES.  Services revenue was $2.3 million for the six months ended
June 30, 1999 and $1.3 million for the six months ended June 30, 2000, representing a decrease of $1.1 million, or 45.9%. The decrease in services revenue was primarily due to the discontinuation of implementation services for our initial product in 1999. In future periods, we expect services revenue to continue to decrease as a percentage of total revenues. Services revenues from our initial product and other consulting services were $2.3 million for the six months ended June 30, 1999 and $0.3 million for the six months ended June 30, 2000. Services revenues from Coreport were $1.0 million in the six months ended June 30, 2000.

  COST OF REVENUES


    Cost of revenues consists principally of personnel costs and third-party consulting fees for implementation, customization, maintenance and other customer support services. Cost of revenues also includes the costs of the media in which the software is delivered, although these costs are not significant. Cost of revenues was $1.6 million for the six months ended June 30, 1999 and $1.1 million for the six months ended June 30, 2000, representing a decrease of $0.5 million, or 31.8%. Cost of revenues was 54.9% of total revenues for the six months ended June 30, 1999 and 33.1% of total revenues for the six months ended June 30, 2000. The decrease was primarily due to reduced implementation costs for Coreport as compared to our initial product.


  OPERATING EXPENSES


    SALES AND MARKETING. Sales and marketing expenses consist principally of salaries, commissions, bonuses, travel, public relations, marketing materials, advertising and trade shows relating to the sales and marketing of our products. Sales and marketing expenses were $1.3 million for the six months ended
June 30, 1999 and $4.0 million for the six months ended June 30, 2000, representing an increase of $2.8 million, or 220.3%. Sales and marketing expenses as a percentage of total revenues were 41.8% for the six months ended June 30, 1999 and 118.3% for the six months ended June 30, 2000. The increase in sales and marketing expenses was primarily due to a 129.4% increase in the number of sales and marketing personnel and a 57.1% increase in the cost of recruiting this personnel. We intend to continue to invest resources to expand our direct sales force and other distribution channels, and to conduct marketing programs to support our existing and future product offerings. We expect sales and marketing expenses to continue to increase in future periods.



    RESEARCH AND DEVELOPMENT. Research and development expenses consist principally of personnel and related expenses for the development of new products, the enhancement of existing products and quality assurance and testing costs incurred before commercial production. Research and development expenses were $0.5 million for the six months ended June 30, 1999 and $1.6 million for the six months ended June 30, 2000, representing an increase of $1.1 million, or 205.0%. Research and development expenses as a percentage of total revenues were 17.8% for the six months ended June 30, 1999 and 48.1% for the six months ended June 30, 2000. The increase in research and development expenses was primarily due to a 158.3% increase in the number of research and development employees and increased consulting expenses. We anticipate that research and development expenses will increase in future periods as we hire additional personnel and expand our product development activities. All research and development expenses have been charged as incurred.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist principally of salaries and other related costs for finance and human resource employees, as well as accounting, legal and other professional fees. General and administrative expenses were $1.2 million for the six months ended June 30, 1999 and $1.9 million for the six months ended June 30, 2000, representing an increase of $0.7 million, or 62.7%. General and administrative expenses as a percentage of total revenues were 38.8% for the six months ended June 30, 1999 and 55.7% for the six months ended June 30, 2000. The increase in general and administrative expenses was primarily due to increased professional services costs and associated expenses necessary to manage and support the growth of our organization. We anticipate that our general and administrative expenses will continue to increase as we continue to expand our administrative staff and facilities to support our growing operations.



    STOCK-BASED COMPENSATION. We recorded deferred stock-based compensation of $0.3 million for the six months ended June 30, 1999 and $1.9 million for the six months ended June 30, 2000, relating to stock options granted to employees and consultants. These amounts represent the difference between the exercise price and the deemed fair value of our common stock at the date of grant. These amounts are being amortized over the vesting periods, two to four years, of the granted options. We recognized stock-based compensation expense of $0.02 million in the six months ended June 30, 1999 and $0.5 million in the six months ended June 30, 2000.


    INTEREST EXPENSE, NET. Interest expense, net consists of interest income, interest expense and other non-operating expenses. Interest expense, net fluctuates based on the amount of cash balances available for investment and interest expense related to our notes payable.

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

  REVENUES


    TOTAL REVENUES. Total revenues were $2.9 million in 1997, $5.7 million in 1998 and $5.3 million in 1999, representing an increase of $2.7 million, or 94.0%, from 1997 to 1998 and representing a decrease of $0.4 million, or 7.0%, from 1998 to 1999. Total revenues from our initial product were $2.9 million in 1997, $5.7 million in 1998 and $5.2 million in 1999. Total revenues from Coreport were $0.1 million in 1999.



    SOFTWARE LICENSES. Software license revenue was $1.1 million in 1997, $1.0 million in 1998 and $0.9 million in 1999, representing a decrease of $0.1 million, or 4.7%, from 1997 to 1998 and a decrease of $0.1 million, or 7.8%, from 1998 to 1999. The decrease in software license revenue from 1997 to 1998 was primarily due to lower than expected demand for our initial product. The decrease in software license revenue from 1998 to 1999 was primarily due to a reduced emphasis on our initial product as we developed and introduced Coreport.



    SERVICES. Services revenue was $1.9 million in 1997, $4.7 million in 1998 and $4.3 million in 1999, representing an increase of $2.7 million, or 149.8%, from 1997 to 1998 and a decrease of $0.3 million, or 6.8%, from 1998 to 1999. The increase in services revenue from 1997 to 1998 was primarily due to implementation services we provided to our customers related to our initial product. Additionally, we began operations in the United Kingdom in late 1997, and only began to realize significant services revenue in 1998. The decrease in services revenue from 1998 to 1999 was primarily due to reduced implementation services provided to customers that licensed our initial product.


  COST OF REVENUES


    Cost of revenues was $1.6 million in 1997, $3.7 million in 1998 and $3.1 million in 1999, representing an increase of $2.1 million, or 133.3%, from 1997 to 1998 and a decrease of $0.6 million, or 16.6%, from 1998 to 1999. Cost of revenues as a percentage of total revenues was 55.0% in 1997, 66.2% in 1998 and 59.3% in 1999. The increase in cost of revenues from 1997 to 1998 was primarily due to a 228.6% increase in professional services and customer support personnel and an increase in third-party consulting expenses. The decrease in cost of revenues from 1998 to 1999 was primarily due to a 21.7% staff reduction in late 1998 and the reduction of implementation services provided to customers that licensed our initial product.


  OPERATING EXPENSES


    SALES AND MARKETING. Sales and marketing expenses were $2.4 million in 1997, $3.9 million in 1998 and $2.8 million in 1999, representing an increase of $1.5 million, or 60.6%, from 1997 to 1998 and a decrease of $1.1 million, or 27.3%, from 1998 to 1999. Sales and marketing expenses as a percentage of total revenues were 83.5% in 1997, 69.1% in 1998 and 54.0% in 1999. The dollar increase in sales and marketing expenses from 1997 to 1998 was primarily due to the expansion of our sales and marketing organization, higher sales commissions and increased marketing activities. The decrease in sales and marketing expenses from 1998 to 1999 was primarily due to the 15.0% reduction in our sales and marketing personnel in late 1998, which resulted in fewer sales and marketing personnel during 1999, as well as our efforts to control our sales expenses.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $1.2 million in 1997, $1.8 million in 1998 and $1.3 million in 1999, representing an increase of $0.5 million, or 42.6%, from 1997 to 1998 and a decrease of $0.4 million, or 24.0%, from 1998 to 1999. Research and development expenses as a percentage of total revenues were 42.5% in 1997, 31.2% in 1998 and 25.5% in 1999. The dollar increase in research and development expenses from 1997 to 1998 was primarily due to a 44.4% increase in development personnel and increased consulting expenses. The dollar decrease in research and development expenses from 1998 to 1999 was primarily due to a 30.0% decrease in development personnel.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $1.9 million in 1997, $3.5 million in 1998 and $2.5 million in 1999, representing an increase of $1.6 million, or 82.2%, from 1997 to 1998 and a decrease of $1.0 million, or 27.5%, from 1998 to 1999. General and administrative expenses as a percentage of total revenues were 65.7% in 1997, 61.7% in 1998 and 48.1% in 1999. The dollar increase in general and administrative expenses from 1997 to 1998 was primarily due to the addition of six employees in 1998 and expenses related to our expansion. The decrease in general and administrative expenses from 1998 to 1999 was primarily due to a 11.1% headcount reduction and a greater focus on cost control across our organization.



    ACQUIRED IN-PROCESS TECHNOLOGIES. In February 1997, we acquired from CTP, for a purchase price of $4.5 million, methodologies previously licensed from CTP relating to technology that we used to develop our initial product. Acquired in-process technologies expense was charged to operations, as the technologies had not yet reached technological feasibility and did not have alternative future uses as of the date of the acquisition. As of the acquisition date, neither a detailed program design nor a working model had been completed for the product. Subsequent to the acquisition, we incurred an additional $0.5 million in the development of the product before its release in July 1997.



    RESTRUCTURING COSTS. In the second half of 1998, we restructured our business and began to focus on developing an internet-based software product. In conjunction with this restructuring, we recorded a one-time charge to operations of $0.4 million. We reduced our staff by 18 employees, approximately 19.0% of our workforce, representing a charge of $0.3 million, and terminated a facilities lease, representing a charge of $0.1 million.


    STOCK-BASED COMPENSATION. During 1999 we recorded deferred stock-based compensation expense of $0.8 million relating to stock options granted to employees and consultants. We had no deferred stock compensation relating to stock options granted to employees and consultants in 1997 or 1998. We recorded stock-based compensation expense of $0.2 million in 1999. There was no stock-based compensation expense recorded during 1997 or 1998.

    INTEREST EXPENSE, NET. Interest expense, net consists of interest income, interest expense and other non-operating expenses. Interest expense, net fluctuates based on the amount of cash balances available for investment and interest expense related to our notes payable.

QUARTERLY RESULTS OF OPERATIONS


    The following table sets forth unaudited quarterly results of operations data for the six quarters ended June 30, 2000, as well as data expressed as a percentage of our total revenues for the periods presented. We have prepared this information on the same basis as our consolidated financial statements and the information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results for any period from the results of operations for any particular quarter.



    Cost of revenues and departmental operating expense amounts and percentages exclude amortization of deferred stock based compensation, which is reported as a separate operating expense.

                                                             THREE MONTHS ENDED
                                 --------------------------------------------------------------------------
                                 MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                   1999        1999         1999            1999         2000        2000
                                                               (IN THOUSANDS)
Revenues:
  Software licenses............   $  204      $  473       $  171          $    78      $   601    $ 1,542
  Services.....................    1,079       1,250        1,267              744          546        713
                                  ------      ------       ------          -------      -------    -------
      Total revenues...........    1,283       1,723        1,438              822        1,147      2,255
Cost of revenues...............      793         856          751              725          473        652
      Gross profit.............      490         867          687               97          674      1,603
Operating expenses:
  Sales and marketing..........      607         650          708              880        1,276      2,750
  Research and development.....      260         276          295              513          500      1,135
  General and administrative...      620         545          611              755        1,117        777
  Stock-based compensation.....       --          18           63              127          151        353
                                  ------      ------       ------          -------      -------    -------
      Total operating
        expenses...............    1,487       1,489        1,677            2,275        3,044      5,015
                                  ------      ------       ------          -------      -------    -------
Operating loss.................     (997)       (622)        (990)          (2,178)      (2,370)    (3,412)
Interest income (expense),
  net..........................       12           9            1              (17)          43        148
                                  ------      ------       ------          -------      -------    -------
Net loss.......................   $ (985)     $ (613)      $ (989)         $(2,195)     $(2,327)   $(3,264)
                                  ======      ======       ======          =======      =======    =======



                                                      AS A PERCENTAGE OF TOTAL REVENUES
                                  --------------------------------------------------------------------------
                                  MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                    1999        1999         1999            1999         2000        2000
Revenues:
  Software licenses.............     15.9%       27.5%        11.9%             9.5%        52.4%      68.4%
  Services......................     84.1        72.5         88.1             90.5         47.6       31.6
                                   ------      ------       ------          -------      -------     ------
      Total revenues............    100.0       100.0        100.0            100.0        100.0      100.0
Cost of revenues................     61.8        49.7         52.2             88.2         41.2       28.9
      Gross profit..............     38.2        50.3         47.8             11.8         58.8       71.1
Operating expenses:
  Sales and marketing...........     47.3        37.8         49.3            107.0        111.2      122.0
  Research and development......     20.3        16.0         20.5             62.4         43.6       50.3
  General and administrative....     48.3        31.6         42.5             91.8         97.4       34.4
  Stock-based compensation......       --         1.0          4.4             15.5         13.2       15.7
                                   ------      ------       ------          -------      -------     ------
      Total operating
        expenses................    115.9        86.4        116.7            276.7        265.4      222.4
                                   ------      ------       ------          -------      -------     ------
Operating loss..................    (77.7)      (36.1)       (68.9)          (264.9)      (206.6)    (151.3)
Interest income (expense),
  net...........................      0.9         0.5          0.1             (2.1)         3.7        6.6
                                   ------      ------       ------          -------      -------     ------
Net loss........................    (76.8)%     (35.6)%      (68.8)%         (267.0)%     (202.9)%   (144.7)%
                                   ======      ======       ======          =======      =======     ======



    For each of the quarters in 1999, we generated substantially all of our software license revenue from our initial product. In 1999, we reduced our focus on the licensing of our initial product, which we discontinued developing and marketing in December 1999. Our decision to reduce our focus on and discontinue developing and marketing our initial product caused software license revenue to decrease for the third and fourth quarters of 1999. During these two quarters, we devoted our resources to the launch of Coreport, which we introduced in August 1999. Services revenue also decreased primarily due to reduced implementation services resulting from the discontinuation of development and marketing of our initial product. We expect software license revenue to continue to increase as a percentage of total revenues. General and administrative expenses during the first quarter of 2000 were significantly higher than during the fourth quarter of 1999 and the second quarter of 2000 due to compensation to an outside consultant during the period.



    Our quarterly operating results have fluctuated significantly in the past, and will continue to fluctuate in the future. Due to our limited operating history, we cannot forecast operating expenses based on historical results. Accordingly, we base our anticipated level of expense in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if revenues are lower than we have projected. Our ability to forecast our quarterly revenues accurately is limited given our limited operating history and the length of our sales cycle. If revenues in a particular quarter do not meet projections, our net losses in a given quarter would be greater than expected. Investors should not rely on the results of one quarter as an indication of future performance.



LIQUIDITY AND CAPITAL RESOURCES



  FINANCING ACTIVITIES



    We have financed our operations primarily through the private sale of equity securities, borrowings and the sale of our software and services. As of June 30, 2000, we have raised approximately $34.6 million, net of offering costs, from the issuance of preferred stock. Our cash and cash equivalents as of June 30, 2000 were $10.3 million.



    Cash provided by financing activities was $7.6 million in 1997, $9.3 million in 1998, $3.3 million in 1999 and $12.6 million for the six months ended June 30, 2000. Cash provided by financing activities consisted primarily of proceeds from private sales of preferred stock and borrowings under various notes payable.



  OPERATING ACTIVITIES



    Cash used in operating activities was $4.3 million for 1997, $6.7 million for 1998, $3.9 million for 1999 and $4.1 million for the six months ended
June 30, 2000. Cash used in operating activities during 1997 was primarily due to a net loss of $9.0 million and an increase in accounts receivable offset in part by acquired in-process technologies, a non-cash expense. Cash used in operating activities during 1998 was primarily due to a net loss of $7.4 million, offset in part by a decrease in accounts receivable and a decrease in deferred revenues. Cash used in operating activities during 1999 was primarily due to a net loss of $4.8 million, offset in part by depreciation and amortization expenses. Cash used in operating activities during the six months ended June 30, 2000 was primarily due to a net loss of $5.6 million, an increase in accounts payable, accrued expenses and accounts receivable offset in part by stock-based compensation.



  INVESTING ACTIVITIES



    Cash used in investing activities was $2.6 million in 1997, $0.4 million in 1998, $0.1 million in 1999 and $0.3 million for the six months ended June 30, 2000. Except for 1997, cash used in investing activities was primarily for purchases of property and equipment in each period. Cash used during 1997 included $2.0 million for the acquisition of in-process technologies from CTP.



  WORKING CAPITAL REQUIREMENTS



    We expect to experience significant growth in our operating expenses, particularly sales and marketing and research and development expenses. We anticipate that these operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. We may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that our existing cash and cash equivalents, cash from operations and the net proceeds of this offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. We may find it necessary to obtain additional equity or debt financing. If additional financing is required, we may not be able to raise it on acceptable terms or at all.


NET OPERATING LOSS CARRYFORWARDS


    As of December 31, 1999, we had net operating loss carryforwards of $17.2 million and research and development tax credit carryforwards of $0.2 million. The net operating loss and tax credit carryforwards will begin to expire at various dates through 2019, if not utilized. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating loss and tax credit carryforwards if a corporation changes ownership. Our ability to utilize net operating losses and tax credit carryforwards on an annual basis could be limited if we have an ownership change. We have completed several financings and believe that we have incurred ownership changes, which we do not believe will have a material impact on our ability to utilize our net operating loss and tax credit carryforwards.


RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1998, the Financial Accounting Standards Board, or the FASB, issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement established accounting and reporting standards for derivative instruments and hedging activities. SFAS 133, as amended by SFAS 137, will be effective for our financial reporting beginning in the first quarter of 2001. SFAS 133 will require that we recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for gains and losses from changes in the fair value of a particular derivative will depend on the intended use of that derivative. We believe the adoption of this statement will not have a significant impact on our financial position, results of operations or cash flows.


    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION. This bulletin establishes guidelines for revenue recognition and is in effect for periods beginning March 31, 2000. We do not expect that the adoption of this methodology will have a material impact on our financial condition or results of operations.


    In March 2000, the FASB issued Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB OPINION
NO. 25. The interpretation clarifies the application of APB Opinion No. 25 to accounting for stock issued to employees. The interpretation is effective
July 1, 2000, but covers events occurring during the period between December 15, 1998 and July 1, 2000. If events covered by the interpretation occur during this period, the effects of applying the interpretation to the events would be recognized on a prospective basis from July 1, 2000. As a result, the interpretation will not require that any adjustments be made to our consolidated financial statements for periods before July 1, 2000 and no expense would be recognized for any additional compensation cost measured that is attributable to periods before July 1, 2000. We believe the adoption of this interpretation will not have a significant impact on our financial position, results of operations or cash flows.


QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK


    We have international offices in Canada, England, Norway and Sweden. As of June 30, 2000, 13.9% of our total assets were located outside of the United States. In 1999, 64.8% of our revenues and 49.2% of our expenses, and for the six months ended June 30, 2000, 35.1% of our revenues and 28.3% of our expenses, were from our international operations. These subsidiaries transact business in local currency or the euro. We are exposed to foreign currency exchange risks. Fluctuations in foreign currency exchange rates have not had a material effect on our business. We have not conducted any hedging transaction to reduce the risk related to currency fluctuations, though we may do so as our international revenues increase.


    Our interest income is sensitive to changes in the general level of United States interest rates, particularly since the majority of our investments are in short-term instruments. We deposit our cash in highly rated financial institutions in North America and Europe and invest in diversified U.S. money market investments with remaining maturities of less than 90 days. Due to the short-term nature of our investments, we believe that we have minimal market risk.

                                    BUSINESS

OVERVIEW


    We develop, market and support software that provides enterprises with a framework to manage access to business information and applications using the internet and wireless internet technology. Our access framework software, Coreport, enables enterprises to provide their employees, customers, suppliers and business partners with an internet-based interface to access and manipulate the information they require to conduct e-business. Coreport's wireless capabilities allow users to access relevant information and conduct e-business from web-enabled cellular phones and personal digital assistants, in addition to personal computers.



    Coreport's role-based administration enables enterprises to define categories of users and to provide these users with access to information and applications based on the users' business needs and roles. Our software provides users with a single sign-on to access relevant business information and applications. Coreport is designed to easily scale to large numbers of users and integrates with many types and sources of information.


INDUSTRY BACKGROUND

  GROWTH OF THE INTERNET AND E-BUSINESS


    The internet has emerged as a global platform for communications and commerce and is fundamentally changing the way enterprises interact with their employees, customers, suppliers and business partners. Enterprises are increasingly using the internet to share business information and create new business opportunities. Forrester Research estimates that worldwide internet-based commerce will grow from $657 billion in 2000 to $6.8 trillion in 2004. To take advantage of e-business opportunities, enterprises must extend their business applications to the internet and seamlessly integrate their business processes with those of their customers, suppliers and business partners.


  GROWTH OF WIRELESS ACCESS TO INFORMATION

    Today, users typically access business information and applications from their personal computers. Increasingly, however, advances in wireless communications, including the development of web-enabled wireless devices and the adoption of standards for the transfer of wireless data, such as wireless application protocol or WAP, are enabling new ways to deliver and retrieve business information. Worldwide use of wireless communications has grown rapidly as web-enabled cellular phones and other wireless devices have become widely available and affordable. ARC Group estimates that by 2005 1.0 billion people worldwide will access the internet using wireless devices compared to 650 million people using personal computers. Having grown accustomed to and dependent on the information and applications available on their personal computers, business users will increasingly demand wireless access to this information to conduct business anytime, anywhere. According to Ovum, the market for mobile electronic commerce is expected to grow to over $200 billion by 2005.

  PROLIFERATION OF BUSINESS INFORMATION AND APPLICATIONS


    In today's e-business environment, access to the right business information at the right time is a significant competitive advantage. While the internet and wireless devices are making information more readily available, business applications and other sources of information are proliferating and the rate and frequency of business interactions are accelerating. Many enterprises have invested significant resources to implement enterprise-wide information systems, including enterprise resource planning or ERP systems, corporate intranets and other private internet-based networks. The proliferation of information combined with these disparate information systems make it difficult to aggregate and disseminate relevant information. Enterprises have not fully realized the expected benefits from their significant investments, and business users must spend considerable time and resources gathering, organizing and analyzing the information they require to effectively conduct business.


  MARKET OPPORTUNITY FOR ACCESS FRAMEWORK SOFTWARE

    Enterprises face many challenges in effectively managing and providing their employees, customers, suppliers and business partners access to the right information at the right time. These challenges include:

    - delivering timely and relevant business information and applications;


    - integrating many types and sources of information, including enterprises' information systems, e-mail systems and new e-business applications;


    - providing easy access to information and applications through any web-enabled device, including wireless devices;

    - scaling with the increasing volume of information and number of users, including mobile users; and

    - administering and managing secure access to information and applications.

    We believe that current solutions, such as information portal software and application or content integration technologies, are partial solutions that do not adequately address all of these challenges and that there is a substantial market opportunity for access framework software that provides a comprehensive solution.

THE CORECHANGE SOLUTION


    We develop, market and support software that provides enterprises with a framework to manage access to business information and applications using the internet and wireless internet technology. Our access framework software, Coreport, enables enterprises to provide their employees, customers, suppliers and business partners with an internet-based interface to access and manipulate the information they require to conduct e-business.


    We believe Coreport provides the following benefits:


    - PROVIDES RELEVANT, PERSONALIZED BUSINESS INFORMATION AND APPLICATIONS. Using our software, enterprises can deliver relevant business information and applications to employees, suppliers, customers and business partners. Coreport's role-based administration allows enterprises to define categories of users and to provide these users with access to business information and applications based on their specific needs and roles. Enterprises can rapidly add new users by assigning them to a role rather than having to define access privileges for each user. In addition, enterprises can easily modify roles to meet evolving business needs and combine multiple roles per user.



    - FACILITATES MOBILE E-BUSINESS. Coreport's wireless capabilities allow users to conduct business from web-enabled cellular phones and personal digital assistants, in addition to personal computers. Coreport provides users with wireless access to critical business information and applications that were historically only available through personal computers.



    - ENABLES MORE TIMELY AND INFORMED BUSINESS DECISIONS. Coreport provides a single framework to access business information and applications, reducing the time and expense spent aggregating and analyzing this information. By providing users with information that is specific to their business needs and roles, Coreport enables users to make more informed and better business decisions.



    - PROMOTES RAPID IMPLEMENTATION OF E-BUSINESS STRATEGY. Coreport provides functionality and integration with many types of business applications and information systems including ERP systems without the need of additional services or customization. This integration capability, which we refer to as out-of-the-box integration, allows enterprises to quickly and cost-effectively implement e-business solutions around existing enterprise information systems.


    - ENHANCES BUSINESS RELATIONSHIPS. Using Coreport, enterprises can provide their customers, suppliers and business partners with easy access to business applications. By rapidly and efficiently sharing information, enterprises can strengthen their business relationships, increase business connectivity and create new business opportunities.

STRATEGY


    Our objective is to be the leading provider of access framework software that enables enterprises to manage access to business information and applications. Key elements of our ongoing strategy include:


    - ESTABLISHING COREPORT AS THE LEADING FRAMEWORK SOFTWARE. We believe that our technology will position Coreport to become the standard for access framework software. We plan to extend the functionality and enhance the capabilities of Coreport through internal development, strategic relationships and potential acquisitions.


    - PURSUING WIRELESS OPPORTUNITIES. The increased use of web-enabled wireless devices and the growing demand for wireless access to business information and applications represent a significant market opportunity for our software. We believe that our ability to provide wireless access to business information and applications provides us with a competitive advantage in obtaining new customers.



    - EXPANDING OUR DISTRIBUTION CHANNELS. We intend to significantly expand our distribution channels by increasing the size of our sales force in North America and Europe as well as establishing additional distribution relationships. For instance, we intend to increase the size of our sales force from 30 as of June 30, 2000 to approximately 50 as of December 31, 2000. We intend to expand upon our initial success in the financial services and healthcare industries and target other industries.



    - DEVELOPING AND EXPANDING STRATEGIC RELATIONSHIPS. We intend to continue to establish strategic relationships with leading companies that develop business applications or provide consulting and implementation services. We believe these relationships further validate our technology and increase our recognition in the marketplace. We have established strategic relationships with technology leaders such as IBM to provide out-of-the-box integration with their products. We have formed strategic marketing and implementation relationships with Microsoft, Evidian and Cap Gemini Ernst & Young.



    - TARGETING GLOBAL 2000 COMPANIES. We plan to continue targeting Global 2000 companies as they rapidly transition their businesses online and take advantage of wireless technologies. We believe that Global 2000 companies represent a significant market opportunity for our software. They typically have made significant investments in disparate information systems and applications that they need to make available to a large number of users. We believe that these companies face competitive pressure to implement e-business strategies and have the resources to support enterprise-wide implementations.



    - EXPANDING OUR INTERNATIONAL PRESENCE. We have generated a significant percentage of our revenues from Europe. We have European offices in London, Oslo and Stockholm and an Asia-Pacific office in Sydney. Our international presence allows us to better serve Global 2000 companies and take advantage of global wireless opportunities. We plan to expand our international presence and open new offices in Europe and in the Asia-Pacific region. For instance, we intend to open an office in France in the second half of 2000.

    - INCREASING THE USE OF OUR SOFTWARE BY OUR CUSTOMERS. Many of our customers first license our product on an initial rollout basis or implement our product within a specific department or for an identified business application. We believe that the value of our software to an enterprise increases as it is more widely used. We intend to seek to increase the use of our software by our customers.


OUR PRODUCT AND TECHNOLOGY

    Our product, Coreport, is comprised of five modules described below which are licensed as a single, integrated product. The following graphic summarizes how Coreport works:

[The graphic shows how the five modules of Coreport operate, examples of data and applications being integrated by the Coreport Context Engine and the categories of users (employees, suppliers, customers and business partners) who gain access to information with an illustration of the personal computers or wireless devices such users can use to access information]


    COREPORT CONTEXT ENGINE maintains the relationships among users, their roles and the data and applications they need, and provides this information to the Coreport web server, Coreserv, which generates personalized browser interfaces for all users. The Coreport Context Engine maintains security information for each user and for each information system, providing users with access to all these systems with a single username and password. The Coreport Context Engine classifies the types of information sources to be made available on any web-enabled personal computer or wireless device.


    COREPORT ADMINISTRATOR enables enterprises to easily and securely administer the needs of large numbers of users from one or many locations. Coreport Administrator allows non-technical administrators to assign and manage access rights to specified business information and applications for selected individuals or groups based upon their roles.


    CORESERV provides users with a personalized browser interface to access the business information and applications they require. A single Coreport installation can have multiple Coreserv servers, enabling large number of users with varying levels of access rights and providing redundancy if there is a server failure.


    COREALIGN enables enterprises to send targeted messages and content to users, based on any set of parameters provided by the Coreport Context Engine. Important messages, such as enterprise announcements, can be delivered to the user interface and can be configured to require a response or confirmation.

    COREPORT INTEGRATED SEARCH provides users with intelligent, natural language searching capabilities across over 250 industry standard data formats using technology licensed from Autonomy and integrated into our product. Coreport Integrated Search allows enterprises to build and update an information index, enabling users to rapidly identify relevant business information from a diverse range of internal and external sources. Pre-configured searches or agents can be built by users and stored as part of their Coreport profile.

  COREPORT FEATURES

    We believe that Coreport is a highly differentiated business product due to several important features:

    - ROLE-BASED ADMINISTRATION OF USERS AND THEIR INFORMATION NEEDS. Unlike software solutions that require enterprises to maintain a profile for every user and grant access rights on a per-user basis, Coreport enables enterprises to define business roles and to then associate users with one or more roles. This means that instead of managing 10,000 profiles for 10,000 users, an organization will only have to manage as many roles as it needs to define.

    - OUT-OF-THE-BOX INTEGRATION. Our product is designed to be rapidly installed for a large number of users. Coreport includes pre-configured links to many types of business applications and information systems, significantly reducing implementation time.



    - SECURE, SINGLE SIGN-ON. Coreport provides users with access to all of their business information and applications using a single username and password. Coreport uses encryption technology to securely maintain and manage all of the passwords required for each individual application.



    - OPEN FRAMEWORK DESIGNED FOR INTEGRATION. Coreport integrates with web-based and business applications and databases, permitting users to access relevant business information. Coreport also includes a tool set to facilitate integration with third-party applications and information sources.



    - DESIGNED FOR SCALABILITY AND ROBUSTNESS. Coreport provides a scalable approach to integrate a broad range of business information and application interfaces. Instead of copying business information onto a separate server for redistribution to users, Coreport maintains address links to the original data so that it can be accessed directly at its source. Each module of Coreport can be replicated and placed on separate servers to enable large-scale implementations and to ensure redundancy if there is a hardware or network failure.


    - PERSONALIZED USER INTERFACE. Coreport users can personalize the interface on their personal computer or wireless device, which we believe increases loyalty, familiarity and productivity.

    - DIRECT APPLICATION LAUNCH. Coreport allows users to launch applications directly by clicking within the Coreport browser interface. This dashboard-like feature reduces the time required for users to find the appropriate underlying applications.


    - INFORMATION MANAGEMENT. Coreport's ability to develop a profile of a user's business information needs and to suggest relevant information sources makes it easier for users to find information.


  INTEGRATION AND INDUSTRY STANDARDS


    Coreport is built using industry standard tools and techniques on the Microsoft platform. Coreport supports industry standards, including:



    - Lightweight Directory Access Protocol for synchronization of user information with other applications;



    - WAP for distribution of content to web-enabled wireless devices; and



    - eXtensible Markup Language for sharing data between applications and organizations.



    Coreport includes adapters for integration with leading products from IBM, Microsoft, Informix, Oracle, Sybase and many other vendors. We are developing a version of Coreport for the Unix platform, which we expect to complete during the first quarter of 2001. Industry-standard application programming interfaces are also provided to allow system customization and integration with other applications.


CUSTOMERS




    We license our Coreport software to 41 customers. Of these customers, 27 customers are in the initial rollout stage and 14 customers have entered into license agreements for wider-scale implementations. In the initial rollout stage, our customers license Coreport in order to become familiar with its use and benefits. Our sales strategy involves converting these customers beyond the initial rollout stage. Customers may choose not to license Coreport beyond the initial rollout stage.



    Select customers who have licensed our Coreport software are listed below.


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
    FINANCIAL SERVICES:


    ABN AMRO
    Bank One
    Capital One
    Credit Suisse First Boston
    Deutsche Bank Securities
    Fairfax Financial Holdings
    Fidelity Investments
    Lloyds TSB Bank
    Marsh McLennan Companies
    Royal & Sun Alliance
    Skandia
    Soros Fund Management
    The Advest Group


    GOVERNMENT:

    City of Stockholm
    United Kingdom Ministry of Defense

    HEALTHCARE:


    Children's Hospital of Philadelphia
    Community Medical Center of Scranton,   Pennsylvania
    HealthSystem Minnesota
    Jacobi Medical Center
    Rowan Regional Medical Center
    Spartanburg Regional Medical Center


    INDUSTRIAL:


    ABB
    AIMCOR
    NSTAR
    Philips Electronics
    Scottish Power
    TotalFina Elf
    Volvo Personbilar
    Wiremold


    SERVICES:


    AMB Property Corporation
    Ashurst Morris Crisp
    Braathens Airways
    Drake Beam Morin
    Kjessler & Mannerstrale
    Ropes & Gray
    SHL Group
    Tecsys


    OTHER:


    Ericsson
    Telco Systems
    Unilever



    Our top five customers accounted for 60.7% of our total revenues in 1999 and 54.1% of our total revenues for the six months ended June 30, 2000. Manor Bakeries accounted for 38.9% of our total revenues in 1999. Revenues from Manor Bakeries related to our initial product and other consulting services we provided to Manor Bakeries in 1999 and do not relate to Coreport. During the six months ended June 30, 2000, ABN AMRO accounted for 21.9% of our total revenues and Children's Hospital of Philadelphia accounted for 12.4% of our total revenues.


CUSTOMER CASE STUDIES


    The following case studies illustrate representative uses of Coreport by our customers. These case studies are intended only to illustrate how companies have used Coreport and should not be viewed by investors as an endorsement or promotion of Coreport by those customers.


  CREDIT SUISSE FIRST BOSTON

    DESCRIPTION. Credit Suisse First Boston is a global investment banking firm with over 15,000 employees worldwide.


    BUSINESS CHALLENGE. Credit Suisse First Boston, or CSFB, was seeking to integrate access to a variety of internal information systems and sources of financial and corporate information for employees within its finance department. Due to extensive travel by these employees, CSFB wanted to provide wireless access to these employees. CSFB also wanted a secure solution that was easy to manage to ensure that corporate compliance and other important policy documents were only provided to appropriate recipients.

    SOLUTION. CSFB selected Coreport because of its ability to provide users with wireless access to information from various sources. Coreport's role-based administration facilitates delivery of targeted and often sensitive information to CSFB employees based on their role within the organization. CSFB expects that Coreport will provide users with rapid access to information anytime, anywhere, resulting in enhanced decision-making capabilities. CSFB has installed Coreport for use by a select group of finance department employees in Europe, North America and Southeast Asia.


    Frank J. Fanzilli, Jr., one of our directors, is a managing director and the co-chief information officer of information technology at CSFB.

  ABN AMRO BANK

    DESCRIPTION. ABN AMRO Bank is a global bank with 110,000 employees worldwide.

    BUSINESS CHALLENGE. ABN AMRO was looking for a solution to efficiently deliver business information and applications to its North American employees across its many business units and regional locations. ABN AMRO wanted a solution that was easy to administer, allowed for single sign-on and would integrate a broad range of internal and external sources of information.


    SOLUTION. ABN AMRO selected Coreport software and is in the process of installing Coreport for use by approximately 17,000 employees in North America. ABN AMRO expects to increase employee efficiency and productivity by providing a single web-based framework for employees to access internal reports, personalized news feeds, e-mail, calendaring and scheduling applications, procurement systems and employee human resource applications as well as back-end business applications. ABN AMRO also intends to use Coreport to provide video training on demand and online discussion groups. ABN AMRO expects to significantly decrease the administrative burden and costs of managing and disseminating this information to its employees. ABN AMRO anticipates that Coreport's role-based administration will allow it to more easily manage the delivery of business information and applications to its many organizational levels.



    Daniel J. Foreman, one of our directors, is a managing director of ABN AMRO Private Equity, an affiliate of ABN AMRO Bank. ABN AMRO Capital (USA), Inc., an affiliate of ABN AMRO Private Equity, will beneficially own 4.3% of our common stock following this offering.



  THE CHILDREN'S HOSPITAL OF PHILADELPHIA



    DESCRIPTION. The Children's Hospital of Philadelphia is a large pediatric healthcare network in the United States with over 5,600 employees in 41 locations.



    BUSINESS CHALLENGE. The Children's Hospital needed a solution to easily manage staff access to business and medical information across its multiple locations, which solution would be able to easily aggregate and integrate with its many applications, including proprietary and legacy medical systems. The Children's Hospital also wanted to be able to access this information from wireless devices as well as personal computers. The Children's Hospital needed the solution to comply with strict internal and government mandated guidelines for security and privacy.



    SOLUTION. The Children's Hospital selected Coreport and has recently begun implementing it for use by approximately 5,000 employees. Using Coreport's role-based administration, the hospital expects to provide its staff with an easy-to-use, single point of access to more than 20 critical business and medical applications as well as many other information sources, based on each individual's job function. Coreport's security features and integration with legacy information systems also satisfy the government's medical records electronic information privacy requirements. The Children's Hospital expects that Coreport's web-based architecture will allow it to rapidly implement our software to its network of hospitals and physicians for use from personal computers as well as wireless devices. In addition to using mobile workstations, the hospital is also investigating the use of other wireless devices, such as the Palm VII and Blackberry.

PROFESSIONAL SERVICES

    We support our customers and partners with a range of services, including:

    - IMPLEMENTATION CONSULTING SERVICES. We primarily provide implementation services for the initial rollout of our product and rely on our implementation partners for subsequent larger implementations. From time to time, we also may provide additional technical services to our customers and partners to assist them, if necessary, during product implementation.

    - TRAINING SERVICES. For our new customers and partners, we provide training sessions and related materials on product functionality and system administration.

    - CUSTOMER SUPPORT. We believe that our success depends on providing quality ongoing customer support. We provide customer support seven days a week, twenty four hours a day. We have a worldwide support organization to provide global coverage for our customers.

    Through our services organization we attempt to make our customers and partners technically self-sufficient. We intend to expand our services organization as our license sales increase and as we enter into additional strategic alliances.

SALES AND MARKETING


    We market our software and services primarily through a direct sales organization, complemented by indirect sales channels. As of June 30, 2000, we had 24 direct and six indirect sales personnel located in offices in Boston, Toronto, London, New York, Stockholm and Oslo. We intend to increase our direct sales force and open additional offices.



    We have established indirect sales, joint marketing and implementation relationships with Cap Gemini Ernst & Young, Evidian and Intellinet, an application and internet service provider. We also have relationships with e-100 Group, Atlantic Data Services, Averstar, Enator, KM ProNet, Kraftnatet, Logica, Microsoft, OS Integration, Salmon Ltd. and Sentillion.



    We use a wide variety of marketing programs to attract potential customers and to promote Coreport and its brand name. We use a mix of analyst updates, seminars, market research, trade shows, speaking engagements, public relations, web site marketing, direct mail and print advertising to achieve these goals. Our marketing department also produces collateral material for distribution to potential customers including presentation materials, Coreport demonstrations, white papers, brochures and fact sheets. We provide support to our partners with a variety of programs and training and product marketing support materials.


STRATEGIC RELATIONSHIPS

    As part of our strategy to establish Coreport as the leading provider of access framework software, we have formed relationships with leading companies that develop business applications and provide integrated solutions. We work closely with many software and services providers to maintain a high level of integration with information systems and emerging technologies.


    We have established relationships with IBM and Evidian to integrate Coreport with their information systems. We have also established relationships with wireless industry leaders such as Avantgo and i3Mobile to integrate and jointly market our products.


RESEARCH AND DEVELOPMENT


    We have invested significantly in research and development to enhance our solution and develop new solutions. Our research and development organization is responsible for development, quality and assurance testing, documentation, release and maintenance, and overall execution of our development strategy. Our research and development organization is based primarily in Boston with a small group in Stockholm focused on Coreport's wireless functionality. We intend to continue to invest significantly in research and development activities to expand and enhance the capabilities of Coreport.

COMPETITION


  COMPETITORS' OFFERINGS



    The emerging market for our software is rapidly changing, intensely competitive and is likely to become more competitive as the number of entrants and new technologies increases and the demand for wireless access to business information grows. While we are not aware that any of our competitors or potential competitors offers a solution that is substantially similar to ours, our product may be subject to current or potential competition from products that provide one or more of the functions our product provides, including:


    - enterprise information portal vendors, such as Epicentric and Plumtree;

    - wireless information service providers, such as Phone.com;

    - e-business software providers, such as Ariba and SAP; and

    - application integration software providers, such as Tibco.


  COMPETITIVE FACTORS


    We believe that the principal factors affecting a customer's decision to select a solution include:

    - ability to provide users access to a broad range of business information and applications;

    - ability to deliver business information and applications when and where it is needed to a number of web-enabled devices including wireless devices;

    - ability to scale to and manage large numbers of users;

    - speed of implementation and ease of use; and

    - product quality, customer service and price.


    Some large potential competitors have longer operating histories, larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than we do and may enter strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we do. New technologies and the expansion of existing technologies may increase competitive pressures on us. We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could harm our business, operating results and financial condition.


INTELLECTUAL PROPERTY


  PROPRIETARY TECHNOLOGY



    Our success depends in part upon our proprietary technology. We rely on a combination of trademark and trade secret protection and confidentiality and nondisclosure agreements to establish and protect our intellectual property rights. We seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute nondisclosure agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We have no patents.



  PROTECTION OF PROPRIETARY TECHNOLOGY



    Our means of protecting our proprietary rights may not be adequate. Our competitors may independently develop similar technology, duplicate our products or design around our proprietary intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we consider proprietary.

Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our solution exists, piracy can be expected to be a persistent problem. The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States.



  INTELLECTUAL PROPERTY LITIGATION



    There has been a substantial amount of litigation in the software industry and the internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or potential future products infringe upon their intellectual property. We expect that software product developers and providers of internet-based software applications will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.


EMPLOYEES


    As of June 30, 2000, we employed 96 people, including 39 in sales and marketing, 31 in product development, 19 in services and 7 in administration, operations and finance. None of our employees is represented by a labor union, and we believe that our relations with our employees are good.


FACILITIES


    Our executive offices and principal operations are located in Boston, Massachusetts and consist of approximately 7,832 square feet of office space held under a lease that expires in February 2002 with respect to 5,879 square feet and March 2005 with respect to 1,953 square feet. We also lease offices in London, New York, Oslo, Stockholm, Sydney and Toronto. We believe that our existing facilities are adequate to meet our requirements, or that suitable additional space will be available on commercially reasonable terms.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES


    The following table sets forth information regarding our directors, executive officers and key employees as of June 30, 2000:



NAME                                          AGE                       POSITION
Ulf Arnetz................................     40      Chief Executive Officer, President and
                                                       Director
Charles F. Kane...........................     43      Chief Operating Officer and Chief
                                                       Financial Officer
Lars G. Ivarsson..........................     48      Executive Vice President, Sales and
                                                       Marketing
Felimy Greene.............................     33      Executive Vice President, Product
                                                       Development
N. Hakan Wohlin...........................     34      Executive Vice President, Business
                                                       Development
Joachim Zetterlund........................     37      Executive Vice President, Europe
Daniel Matlow.............................     38      Vice President, North American Sales
David G. Broms............................     44      Vice President, Indirect Sales
Brian Flynn...............................     46      Vice President, Product Integration
Ingemar Bjorklund.........................     34      Vice President, Product Development
Angiras Koorapaty.........................     37      Vice President, Finance and Administration
Mats E.G. Lordin..........................     37      Vice President, Professional Services
Martin T. Hart............................     64      Chairman of the Board of Directors
Frank J. Fanzilli, Jr.....................     43      Director
Daniel J. Foreman.........................     41      Director
Richard Lindh.............................     35      Director
Ofer Nemirovsky...........................     42      Director
Robert Pirie..............................     66      Director
Gustav Vik................................     42      Director



    ULF ARNETZ is the founder of Corechange and has served as our president, chief executive officer and a director since we were founded. From
February 1994 to December 1995, he served as President of Cambridge Technology Partners Scandinavia, a software services company. From 1988 to 1994, Mr. Arnetz served as founder and president of IOS AB, a professional services company in Sweden focused on enterprise information needs. Mr. Arnetz holds an M.S. from the Royal Institute of Technology in Stockholm, Sweden.



    CHARLES F. KANE has served as our chief operating officer and chief financial officer since May 2000. From March 2000 to May 2000, Mr. Kane served as the chief financial officer of Informix, Inc., a software company. From December 1995 to March 2000, he served as a vice president and the chief financial officer of Ardent Software, Inc., a software company which was acquired by Informix in March 2000. From 1989 to November 1995, Mr. Kane served in several financial and accounting positions with Stratus Computer, Inc., a manufacturer of fault-tolerant computers, most recently as international controller and finance director, mergers and acquisitions. Mr. Kane is a certified public accountant and holds an M.B.A. from Babson College and a B.B.A. in accountancy from the University of Notre Dame.



    LARS G. IVARSSON has served as our executive vice president, sales and marketing since January 1996. From 1993 to December 1995, Mr. Ivarsson served as business development director of Cambridge Technology Partners Scandinavia, a software services company, and during that time he established Cambridge Technology Partners Norway.

    FELIMY GREENE has served as our executive vice president, product development since March 2000. From August 1999 to March 2000, he served as our senior vice president, product development. From August 1998 to July 1999, Mr. Greene served as a managing director of VICO Solutions Ltd., a consulting firm, and provided consulting services to Corechange UK Ltd. From October 1990 to August 1998, he served in a number of positions at Citibank N.A., most recently as vice president of technology for their private banking division in Europe, the Middle East and Africa. Mr. Greene holds a B.S. in computer science from University College Dublin, Ireland.



    N. HAKAN WOHLIN has served as our executive vice president, business development since May 2000. From September 1999 to May 2000, Mr. Wohlin served as a financial consultant to Corechange and as our acting chief financial officer. From November 1998 to September 1999, he served as vice president, investment banking for Prudential Securities Incorporated. From 1992 to
August 1998, he served in various capital markets positions with Bear, Stearns & Co., Inc., most recently as an associate director, capital markets. Mr. Wohlin holds an M.B.A. from Stockholm University, Sweden.



    JOACHIM ZETTERLUND has served as our executive vice president, Europe since April 2000. From October 1999 to April 2000, he served as the managing director of Corechange U.K. From August 1998 to September 1999, Mr. Zetterlund was managing director, preferred accounts division for the United Kingdom, for Dell Computer Corporation. From October 1997 to May 1998, Mr. Zetterlund was vice president, Europe for James Martin and Company, an information technology and management consulting firm. From February 1994 to August 1997, Mr. Zetterlund served in a number of positions at CTP, most recently as vice president and territory manager, Northern Europe. From August 1990 to February 1994,
Mr. Zetterlund held various positions with Digital Equipment Corporation, a computer company, most recently sales director for consumer, process and transportation industries.



    DANIEL MATLOW has served as our vice president, North American sales since August 1999 and as our vice president, healthcare business unit from September 1996 to July 1999. From September 1991 to July 1996, he served as the chief executive officer and president of SDLC Technologies Inc., a software and education services company. From 1989 to August 1991, Mr. Matlow served as the vice president of Canadian operations for Online Software International, Inc., a software company. He holds a B.A. from York University in Toronto, Canada.



    DAVID G. BROMS has served as our vice president, indirect sales since
May 2000. From November 1999 to May 2000, Mr. Broms served as a director of alliances for Inforay, Incorporated, an information services company. From
June 1998 to November 1999, he was an industrial sales representative for Oracle Corporation, an information management software company. From September 1996 to June 1998, Mr. Broms served as director of alliances for Computervision Corporation, a software company. From April 1994 to September 1996, he was the New York/Midwest regional manager for Neuron Data Corporation, a software company. Mr. Broms holds a B.S. in economics from the University of New Hampshire.



    BRIAN FLYNN has served as our vice president, product integration since May 2000. From April 1999 to November 1999, he served as a systems analyst for BT CellNet, a communications company. From November 1998 to March 1999, Mr. Flynn served as an information technology consultant with ABB Business Services Ltd., an information technology consulting company. He was an information technology consultant with Comforce, a consulting company, from January 1998 to November 1998, and with Allsoft Ltd., a consulting company, from November 1988 to January 1998, Mr. Flynn holds a B.S. in computer science and avionics from Locking College in the United Kingdom.



    INGEMAR BJORKLUND has served as our vice president, product development since May 1999 and as our director, product development, from May 1996 to April 1999. From February 1993 to May 1996, he was director of Cambridge Technology Partners Scandinavia. From September 1992 to February 1993, Mr. Bjorklund served as chief architect of product development at IOS AB. He holds a B.S. in computer science from Uppsala University, Sweden.

    ANGIRAS KOORAPATY has served as our vice president, finance and administration since April 1998. From October 1997 to March 1998, Mr. Koorapaty served as an independent financial consultant. From February 1990 to September 1997, Mr. Koorapaty served as finance division manager of Allstate Corporation, an insurance company. From July 1983 until June 1987, he served as an auditor for Sundaram and Srinivasan, Chartered Accountants. Mr. Koorapaty is a qualified chartered accountant. He holds an M.B.A. from the George Washington University and a B.A. from Loyola College.



    MATS E.G. LORDIN has served as our vice president, professional services since March 2000. From 1996 to February 2000, Mr. Lordin served as our director, professional services. During 1995, he served as a director for Cambridge Technology Partners, a consulting firm. Mr. Lordin was chief architect for Enea Data, a software company, from 1993 to 1995 and chief architect for Infologics, a consulting company, from 1988 to 1993. He holds a B.S. in computer science from Uppsala University, Sweden.



    MARTIN T. HART has served as the chairman of our board of directors since January 1998. Mr. Hart has been a business advisor and private investor since 1969. He serves as a director of P.J. America, Inc., a food service company, MassMutual Corporate Investors, an investment company, MassMutual Participation Investors, Inc., an investment company, Schuler Homes, Inc., a homebuilder, Vail Banks, Inc., a bank holding company, T-Netix, Inc., a communications company, and ValueClick, Inc., an internet advertising company.



    FRANK J. FANZILLI, JR. has served as a director since February 2000. He is a managing director and the co-chief information officer of information technology at Credit Suisse First Boston Corp., a global investment bank. Since joining Credit Suisse First Boston in 1985, Mr. Fanzilli has held various positions within information technology, including head of European information services.



    DANIEL J. FOREMAN has served as a director since February 2000. He serves as a managing director of ABN AMRO Private Equity, an investment firm. Mr. Foreman joined ABN AMRO in October 1997. From October 1987 to October 1997, he served in various positions at Ameritech Development Corporation, most recently as vice president of investments and acquisitions. Prior to joining Ameritech in 1987, Mr. Foreman was a consultant with Booz, Allen and Hamilton, a management consulting firm. Mr. Foreman is also a director of Daleen Technologies, Inc., a billing and customer care software provider, Integrated Information
Systems, Inc., an integrated internet solutions provider, Tavve Software, Inc., a network management system software company, and Synacom Technology, Inc., a wireless infrastructure software provider.



    RICHARD LINDH has served as a director since April 1999. He has served as the marketing director for Microsoft Europe, Middle East and Africa since June 1998 and prior to that as director, partner strategy and business development for Microsoft Europe from January 1994 to June 1998. Mr. Lindh served in a variety of positions for Microsoft Sweden from August 1990 to January 1994. From February 1988 until May 1990, he served as European marketing manager of Synectics Medical AB, a Swedish medical technology company.



    OFER NEMIROVSKY has served as a director since January 1998. He has served as a managing director of HarbourVest Partners, a venture capital investment firm, since 1986. Mr. Nemirovsky serves as a director for Daleen
Technologies, Inc., a telecommunications billing and customer care software provider, Primix Solutions, Inc., an internet software and services company, Ultimate Software Group, Inc., a software company, and several private companies. Mr. Nemirovsky serves on the advisory board of DS Polaris Fund II (Israel).



    ROBERT PIRIE has served as a director since January 1998. He has served as vice-chairman, investment banking of SG Cowen Securities Corporation since October 1996. From 1993 to 1996, Mr. Pirie served as a senior managing director of Bear, Stearns & Co. Inc. From 1982 to 1993, he served as president, chief executive officer and co-chairman at Rothschild, Inc., an investment banking firm, and Rothschild North America, Inc. From 1973 to 1982, Mr. Pirie was a partner at Skadden,

Arps, Slate, Meagher & Flom, a law firm. Mr. Pirie serves as chairman of Thrucom, Inc., a fixed wireless data company.



    GUSTAV VIK has served as a director since February 2000. He has served as executive vice president, treasurer, secretary and a director of Xcelera.com, an internet holding company, since March 1989. Mr. Vik has also served as the chief executive officer and manager of OneSure.com, LLC, an internet company, since January 2000, and of atinsurance.com LLC, an internet company, since May 1997. Since March 1999, he has served as a director and secretary of Mirror-Image Internet, Inc., an internet services company. Since 1988, Mr. Vik has been a director and treasurer of VBI Corporation, a holding company. From
September 1986 to April 1997, Mr. Vik was the president and a director of Vik Brothers Insurance, Inc.


BOARD COMPOSITION


    We have eight directors. Each of our directors was elected to our board of directors under a stockholders' agreement that we entered into with our stockholders in connection with the sale of shares of our series B convertible preferred stock. This agreement will terminate by its terms upon the completion of this offering. Upon the closing of this offering the terms of office of the board of directors will be divided into three classes. A portion of our board of directors will be elected each year. The division of the three classes, the initial directors and their respective election dates are as follows:


    - the class 1 directors will be Messrs. Fanzilli, Lindh and Vik and their term will expire at the annual meeting of stockholders to be held in 2001;

    - The class 2 directors will be Messrs. Foreman, Nemirovsky and Pirie and their term will expire at the annual meeting of stockholders to be held in 2002; and

    - the class 3 directors will be Messrs. Arnetz and Hart and their term will expire at the annual meeting of stockholders to be held in 2003.


    At each annual meeting of stockholders after the initial classification, the successors to directors whose terms are to expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Corechange.


COMMITTEES OF THE BOARD OF DIRECTORS


    Our board of directors has established an audit committee and a compensation committee. The audit committee reviews our internal accounting procedures and consults with, and reviews the services provided by, our independent public accountants. The members of our audit committee are Messrs. Fanzilli, Foreman and Hart. The compensation committee reviews and recommends to the board of the compensation and benefits of all of our officers and reviews general policy relating to compensation and benefits of our employees. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The members of the compensation committee are Messrs. Nemirovsky, Pirie and Vik.

DIRECTOR COMPENSATION


  CASH COMPENSATION



    Our directors do not receive any cash compensation from us for their service as members of the board of directors, although they are reimbursed for out-of-pocket expenses for attendance at board and committee meetings.



  STOCK OPTIONS



    We have granted stock options outside of any stock plan to directors:



                                                        NUMBER OF
                                                        SECURITIES
DIRECTOR                             GRANT DATE     UNDERLYING OPTIONS   EXERCISE PRICE
--------                            -------------   ------------------   --------------
Martin T. Hart....................      June 1999         40,000              $0.45
Ofer Nemirovsky...................      June 1999         40,000               0.45
Robert Pirie......................      June 1999         40,000               0.45
Richard Lindh.....................      June 1999         20,000               0.45
Frank J. Fanzilli.................  February 2000         20,000               0.45



    - The options granted to Messrs. Hart, Pirie and Nemirovsky vest with respect to 20,000 shares immediately upon grant, with respect to 6,667 shares on the first anniversary of the date of grant and with respect to the balance of the shares in 24 monthly installments beginning 13 months after the date of grant.



    - The options granted to Messrs. Lindh and Fanzilli vest with respect to 6,667 shares on the first anniversary of the date of grant and with respect to the balance of the shares in 24 monthly installments beginning 13 months after the date of grant.



    Our 2000 director stock option plan will become effective upon the completion of this offering. The director plan provides for the grant of stock options to purchase a maximum of 250,000 shares of our common stock.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee of the board of directors consists of Messrs. Nemirovsky, Pirie and Vik. No executive officer has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity whose executive officers served as a member of the compensation committee of our board of directors.

EXECUTIVE COMPENSATION


    The following table presents summary information for the year ended
December 31, 1999, regarding the compensation of our chief executive officer and our other executive officers whose compensation exceeded $100,000 in 1999, collectively referred to as the named executive officers. Messrs. Kane, Wohlin and Zetterlund would be named executive officers listed in the table if they had served in their present positions with us during 1999. Mr. Gelfand resigned as chief financial officer on September 3, 1999, and his annual compensation provided below represents only the compensation paid to him through the date of his resignation, September 3, 1999.

                           SUMMARY COMPENSATION TABLE



                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                                                          ------------
                                                              ANNUAL COMPENSATION          SECURITIES
                                                        -------------------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                               YEAR     SALARY($)   BONUS($)   OPTIONS (#)
Ulf Arnetz............................................    1999     $180,000      --           --
  President and Chief Executive Officer

Lars G. Ivarsson......................................    1999      180,000     32,728       100,000
  Executive Vice President, Sales and Marketing

Neil Gelfand..........................................    1999      140,996      --           --
  Former Chief Financial Officer


OPTION GRANTS IN LAST FISCAL YEAR


    The following table lists information regarding options granted to our named executive officers during the year ended December 31, 1999. We have not granted any stock appreciation rights.



                       OPTION GRANTS IN LAST FISCAL YEAR



                                              INDIVIDUAL GRANTS
                              -------------------------------------------------    POTENTIAL REALIZABLE
                                            % OF TOTAL                               VALUE AT ASSUMED
                               NUMBER OF      OPTIONS                              ANNUAL RATES OF STOCK
                              SECURITIES    GRANTED TO                            PRICE APPRECIATION FOR
                              UNDERLYING     EMPLOYEES    EXERCISE                      OPTION TERM
                                OPTIONS         IN         PRICE     EXPIRATION   -----------------------
NAME                          GRANTED (#)   FISCAL YEAR    ($/SH)       DATE        5% ($)      10% ($)
Ulf Arnetz..................     --           --            --          --            --           --
Lars G. Ivarsson............    100,000        16.7%       $0.45       6/9/09     $1,351,195   $2,077,153
Neil Gelfand................     --           --            --          --            --           --


    The percentage shown under "Percentage of Total Options Granted in Fiscal Year" is based on an aggregate of 598,954 options granted to our employees in 1999 under our 1997 Stock Incentive Plan.

    The exercise price of each option was equal to the fair market value of our common stock as determined by the board of directors on the date of grant.


    The exercise price for each option may be paid in cash, promissory notes, in shares of our common stock valued at fair market value on the exercise date or through a broker-assisted cashless exercise procedure involving a same-day sale of the purchased shares.



    The potential realizable value of these options at 5% and 10% appreciation is calculated by assuming an initial public offering price of $9.00 per share that appreciates at the indicated rate for the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed as provided by rules made by the Securities and Exchange Commission and does not represent our prediction of our stock price performance.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information regarding the number and value of securities underlying unexercised options that are held by each of our named executive officers as of December 31, 1999. No shares were acquired on the exercise of stock options by these individuals during the year ended
December 31, 1999.


    Amounts shown under "Value of Unexercised In-the-Money Options at December 31, 1999" are based on the assumed initial public offering price of $9.00 per share, without taking into account any taxes that may be payable, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.



                         FISCAL YEAR-END OPTION VALUES



                                           NUMBER OF SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-THE-
                                               UNEXERCISED OPTIONS AT              MONEY OPTIONS AT
                                                     FY-END (#)                       FY-END ($)
                                           -------------------------------   -----------------------------
NAME                                        EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
Ulf Arnetz...............................      --               --               --             --
Lars G. Ivarsson.........................      --               100,000              --        $855,000
Neil Gelfand.............................      --               --               --             --


EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS


    We entered into an employment agreement with Mr. Kane, our chief operating officer and chief financial officer, for the one-year period ending May 24, 2001, subject to extension for additional one-year periods. Under this agreement:


    - Mr. Kane receives an annual base salary of $200,000 and is eligible for an annual bonus of up to $100,000.


    - We granted Mr. Kane an option to purchase 187,500 shares of common stock with an exercise price of $5.837 per share which will vest with respect to one-third of the shares on the first anniversary of the beginning of his employment with us and with respect to the balance of the shares in 24 monthly installments beginning on the date 13 months after the beginning of his employment with us.



    - If Mr. Kane's employment is terminated by us due to our nonrenewal of the employment agreement or without cause, he will receive a pro rata portion of his annual base salary during the three month period after the date of termination.



    We entered into an employment agreement with Mr. Zetterlund, our executive vice president, Europe. Under this agreement:



    - Mr. Zetterlund receives an annual base salary of $190,000. He received an initial guaranteed bonus of $15,000 for the first three months of his employment. Mr. Zetterlund's employment may be terminated at any time upon six months written notice.



    - We granted Mr. Zetterlund an option to purchase 25,000 shares of common stock at an exercise price of $0.45 per share, which he has exercised in full. Of the 25,000 shares purchased by Mr. Zetterlund, 10,000 shares have vested, 5,000 shares will vest one year after the date of grant and the remaining 10,000 shares will vest in 24 monthly installments beginning on the date 13 months after the date of grant.



    Each option agreement for an option granted under, and each restricted stock agreement evidencing an award granted under, our 1997 stock incentive plan provides that upon a change in control of Corechange, the option or the restricted stock, as applicable, will become fully vested.


STOCK PLANS

  1997 STOCK INCENTIVE PLAN


    GENERAL. A total of 3,500,000 shares of our common stock are reserved for issuance under our 1997 stock incentive plan. As of June 30, 2000, options to purchase an aggregate of 1,306,148 shares were outstanding and 1,919,360 shares of common stock were available for future grant. The maximum number of shares of common stock with respect to which awards may be granted to any individual under the 1997 stock plan shall not exceed 400,000 shares of common stock during any calendar year.



    The 1997 stock plan provides for the grant of incentive stock options, nonqualified stock options, shares of restricted stock and other stock-based awards, each known as an award, to our employees, officers, directors, consultants and advisors.



    An incentive stock option means an option granted to a company's employee if:



    - the option is granted under a plan approved by the stockholders of the company within 12 months before or after the plan is adopted;



    - the option is granted within 10 years from the earlier of the date the plan is adopted or the date the plan was approved by the stockholders;



    - the option is not exercisable after 10 years from the date of grant; and



    - the option price is at least 100% of the fair market value of the underlying stock on the date of grant.



    If the option holder, at the time the option is granted, owns stock equal to 10% or more of the total combined voting power of all classes of stock of the company, the option price must be at least 110% of fair market value on date of grant.



    ADMINISTRATION. The 1997 stock plan is administered by our board of directors or a committee appointed by the board of directors. Subject to the provisions of the 1997 stock plan, the board of directors has the authority to determine:


    - to whom awards will be granted;

    - the number of shares to be covered by an award;


    - when an award becomes exercisable; and


    - any restrictions on sale and repurchase rights which shall be placed on shares purchased upon exercise of an award.

    The maximum term of awards granted under the 1997 stock plan is ten years. The 1997 stock plan will terminate in July 2007 unless we terminate it earlier.

  2000 DIRECTOR STOCK OPTION PLAN

    Our 2000 director stock option plan was adopted by our board of directors in May 2000, subject to stockholder approval. Under the terms of the director stock option plan, directors who are not our employees or employees of our subsidiaries are eligible to receive nonqualified options to purchase shares of our common stock. A total of 250,000 shares of our common stock may be issued upon exercise of options granted under the director stock option plan.


    The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the director stock option plan. Under the terms of the director stock option plan, we will grant stock options to non-employee directors as follows:



    - each non-employee director continuing as a director following this offering will receive an option to purchase 5,000 shares of our common stock at a price per share equal to the public offering price.



    - Each non-employee director will receive an option to purchase 3,000 shares of our common stock on the date of each annual meeting of stockholders beginning with the 2001 annual meeting of stockholders.

    - Individuals who become directors after this offering and are not our employees will receive an option to purchase 5,000 shares of our common stock on the date of initial election to the board of directors.



    - The chairmen of our audit committee and compensation committee will each receive options to purchase an additional 1,000 shares of common stock on the effective date of this offering at a price per share equal to the public offering price.



    - The chairmen of our audit committee and compensation committee will each receive an option to purchase 500 shares of our common stock on the date of each annual meeting of stockholders.



    - Individuals who become the chairman of our audit committee or compensation committee after this offering will receive an option to purchase 1,000 shares of our common stock on the date of appointment as chairman.


    The exercise price per share of all options granted under the plan other than the options granted on the effective date of this offering will be the closing price per share of our common stock on the date of grant. All options granted under the director stock option plan will be fully vested upon grant.

  2000 EMPLOYEE STOCK PURCHASE PLAN


    AUTHORIZED SHARES. Our 2000 employee stock purchase plan provides for the issuance of up to 250,000 shares of our common stock to participating employees.



    OFFERING PERIODS. The employee stock purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, provides for consecutive, overlapping 24 month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after September 1 and March 1 of each year. However, the first offering period will begin shortly after the effective date of this offering.



    ELIGIBILITY. All of our employees and all employees of any participating subsidiaries whose customary employment is for more than five months in a calendar year and who have been employed by us for at least seven calendar days before enrolling are eligible to participate in the employee stock purchase plan. Employees who would immediately after the grant own five percent or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate.



    PURCHASE PRICE. To participate in the employee stock purchase plan, an employee must authorize us to deduct from one to ten percent of his base pay during the offering period. Deducted amounts are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the employee stock purchase plan is 85% of the lower of the fair market value of the common stock



    - at the beginning of the offering period, or



    - at the end of the purchase period.



    However, under some circumstances, the purchase price may be adjusted to a price not less than 85% of the lower of the fair market value on the common stock on



    - the date our stockholders approve an increase in shares reserved for issuance under the employee stock purchase plan, or



    - at the end of the purchase period.


    In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment.

401(K) PLAN


    We have adopted an employee savings and retirement plan qualified under
Section 401 of the Internal Revenue Code that covers all full-time employees. Employees may elect to reduce their current compensation by up to 20%, subject to the statutorily prescribed annual limit, and have the amount of the reduction contributed to the 401(k) plan. Although not required, we have made matching or additional contributions to the 401(k) plan in amounts determined annually by our board of directors. Amounts contributed by us in an employee's 401(k) account vest in four equal annual installments.

                           RELATED PARTY TRANSACTIONS


    We have engaged in the following transactions with our directors, officers and holders of more than five percent of our voting securities and affiliates of our directors, officers and five percent stockholders.

ULF ARNETZ


    Ulf Arnetz, our president and chief executive officer, founded Corechange as a limited liability company in March 1996. In April 1996, Mr. Arnetz contributed $1.2 million to our capital and, with his wife, Mona Arnetz, received 1,200,000 of our units. Concurrently with this contribution, Mr. Arnetz loaned us
$1.4 million under a demand promissory note bearing interest at a rate of 8% per annum. In January 1997, Mr. Arnetz loaned us an additional $80,000. This loan bore interest at a rate of 8% per year.



    In February 1997, Mr. Arnetz loaned us $2.0 million to assist us with our acquisition of technologies from CTP. This loan bore interest at a rate of 8% per year. Mr. Arnetz also personally guaranteed a note in the original principal amount of $2.5 million which we issued to CTP in payment of part of the purchase price for the technologies. Mr. Arnetz pledged and granted a security interest in a cash amount of $2.0 million held in escrow and options held by Mr. Arnetz to purchase 345,000 shares of CTP stock as collateral for the note.



    In April 1997, Mr. Arnetz agreed to lend to us up to $1.0 million at any time when we required additional financing for our operations so that we could make payments on 11% convertible promissory notes in the aggregate principal amount of $1.0 million that we issued to two individuals. This obligation to lend terminated in June 1997 upon the conversion of the notes into shares of our series I junior convertible preferred stock, and Mr. Arnetz granted tag-along rights to the two individuals entitling them to participate in any sale by Mr. Arnetz of his shares.



    In May 1997, Mr. Arnetz and his wife exchanged the 1,200,000 units in Corechange as a limited liability company held by them for 2,400,000 shares of common stock in Corechange as a corporation. Mr. Arnetz also forgave
$2.5 million of our indebtedness to him.



    Mr. Arnetz loaned us $200,000 in June 1997, $600,000 in September 1997 and $600,000 in December 1997. These loans bore interest at a rate of 8% per year. We fully repaid the June 1997 loan in July 1997, the September 1997 loan in November 1997 and the December 1997 loan in January 1998.



    In February 1998, we repaid the remaining principal amount outstanding of $1.0 million to Mr. Arnetz. We paid the interest on the indebtedness to Mr. Arnetz in July 1997 in the amount of $89,800, in January 1998 in the amount of $55,652 and in February 1998 in the amount of $9,590.


ISSUANCE OF SERIES I JUNIOR CONVERTIBLE PREFERRED STOCK


    In June 1997, we issued 413,965 shares of our series I junior convertible preferred stock at a price per share of $6.38 for a total purchase price of $2.6 million. Of the 413,965 shares sold, 15,673 shares were sold to Bengt Arnetz, a brother of Ulf Arnetz, for a purchase price of $100,000.


ISSUANCE OF SERIES II JUNIOR CONVERTIBLE PREFERRED STOCK


    In June 1997, we issued 336,021 shares of our series II junior convertible preferred stock at a price per share of $7.44 for a total purchase price of $2.5 million. Of the 336,021 shares sold, 20,161 shares were sold to Martin Hart, a director of Corechange, for a purchase price of $149,998.

ISSUANCE OF SERIES III JUNIOR CONVERTIBLE PREFERRED STOCK


    In October 1997, we issued 200,032 shares of our series III junior convertible preferred stock at a price per share of $7.49 for a total purchase price of $1.5 million. Of the 200,032 shares sold, 13,400 shares were sold to Bengt Arnetz for a purchase price of $100,366.


ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK


    In January 1998, we issued 2,403,832 shares of our series A convertible preferred stock at a price per share of $4.16 for a total purchase price of $10.0 million. These shares were all sold to HarbourVest Partners V-Direct Fund L.P. HarbourVest also received an option to purchase an additional 480,766 shares of series A convertible preferred stock at a purchase price of $4.16. In June 1998, HarbourVest exercised this option and purchased all 480,766 shares for a purchase price of $2,000,000.


8% CONVERTIBLE NOTES


    In November 1999, December 1999 and January 2000, we issued 8% convertible notes in the aggregate principal amount of $3.4 million. The notes bear interest at a rate of 8% per year. All of these notes were converted into shares of series B convertible preferred stock when we sold our series B convertible preferred stock in February 2000. We issued convertible notes in the aggregate original principal amount of $750,000 to the following directors, officers and five percent stockholders and their affiliates:


                                                            PRINCIPAL
NAME                                                         AMOUNT
----                                                        ---------
Ulf Arnetz................................................  $250,000
HarbourVest Partners V-Direct Fund L.P....................   500,000

ISSUANCE OF SERIES B CONVERTIBLE PREFERRED STOCK


    In February 2000, we issued 3,046,773 shares of our series B convertible preferred stock at a price per share of $5.837 for a total purchase price of $17.7 million, including 588,891 shares issued upon conversion of the convertible notes. Of the 3,046,773 shares sold, we sold 2,530,052 shares to the following directors, officers and five percent stockholders and their affiliates:


                                                              SERIES B
                                                             CONVERTIBLE
NAME                                                       PREFERRED STOCK   PURCHASE PRICE
----                                                       ---------------   --------------
ABN AMRO Capital (USA), Inc..............................       685,284        $4,000,000
Ulf Arnetz...............................................        43,853           250,000
HarbourVest Partners V-Direct Fund L.P...................       344,688         2,000,000
Xcelera.com, Inc.........................................     1,456,227         8,500,000


    We believe that the securities issued in the transactions described above were sold at their then fair market value and that the terms of the transactions described above were no less favorable than we could have obtained from unaffiliated third parties.



COREPORT LICENSES


  CREDIT SUISSE FIRST BOSTON


    In March 2000, we entered into an initial rollout license agreement and a license agreement for Coreport with Credit Suisse First Boston (Europe) Limited. Under the initial rollout agreement, we licensed Coreport for 40 authorized users, and under the license agreement, we licensed Coreport for

50 authorized users. We also agreed to license Coreport for additional users at specified rates and provide installation services, configuration support services and maintenance services. As of June 30, 2000 we have received $26,614 from CSFB.


  ABN AMRO


    In May 2000, we entered into an initial rollout license agreement and a license agreement for Coreport with ABN AMRO Information Technology Services Co. Under the initial rollout agreement, we licensed Coreport for 50 authorized users. We then entered into the license agreement and licensed Coreport for 17,000 authorized users. Under the license agreement, we agreed to provide support services for a one-year period. We also entered into a professional services agreement with ABN AMRO. Under this agreement, we agreed to provide services in connection with the installation of Coreport for ABN AMRO. As of June 30, 2000, we have received $655,000 from ABN AMRO under these agreements.



    We believe that the terms of these agreements with CSFB and ABN AMRO were negotiated on an arms' length basis and are on terms that are no less favorable than we could have obtained from unaffiliated third parties which were licensing Coreport for the same number of authorized users.


REGISTRATION AGREEMENT


    We have entered into a registration agreement with the purchasers of our series A and series B convertible preferred stock, including those executive officers and holders of five percent or more of our voting securities listed above, which provides these purchasers registration rights for their shares following this offering. Please read "Description of Capital Stock--Registration Rights" for a further description of the terms of that agreement.

                             PRINCIPAL STOCKHOLDERS


    The following table presents information regarding the beneficial ownership of our common stock as of June 30, 2000, and as adjusted to reflect the sale of our common stock offered by this prospectus, by:


    - each person, or group of affiliated persons, who is known by us to beneficially own 5.0% or more of our common stock;

    - each of our named executive officers;

    - each of our directors; and


    - all directors and executive officers as a group.



    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are exercisable or exercisable within 60 days of June 30, 2000 are deemed outstanding for purposes of computing the percentage ownership of any person. These shares, however, are not considered outstanding when computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and as provided by state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.



    Percentage of ownership before this offering is based on 11,278,366 shares of common stock outstanding on June 30, 2000 and assumes the conversion of all outstanding shares of our convertible preferred stock into shares of common stock. Percentage of ownership after this offering is based on 15,778,366 shares of common stock to be outstanding after completion of this offering and assumes no exercise of the underwriters' over-allotment option.


    Unless otherwise indicated in the footnotes, the address of each of the individuals named below is c/o Corechange, Inc., 260 Franklin Street, Suite 1890, Boston, Massachusetts 02110.


                                                                                        PERCENTAGE OF
                                                                        OPTIONS           OWNERSHIP
                                                NUMBER OF SHARES      INCLUDED IN   ----------------------
                                                  BENEFICIALLY        BENEFICIAL    BEFORE THE   AFTER THE
                                                     OWNED             OWNERSHIP     OFFERING    OFFERING
5% STOCKHOLDERS:
  HarbourVest Partners V-Direct Fund L.P......     3,229,286(1)              --        28.6%       20.5%
    One Financial Center, 44th Floor
    Boston, MA 02111

  Xcelera.com, Inc............................     1,627,547                 --        14.4        10.3
    Ugland House, South Church Street
    Grand Cayman, Cayman Islands,
    British West Indies

  ABN AMRO Capital (USA), Inc.................       685,284(2)              --         6.1         4.3
    208 South LaSalle Street, 10th Floor
    Chicago, IL 60604

                                                                                        PERCENTAGE OF
                                                                        OPTIONS           OWNERSHIP
                                                NUMBER OF SHARES      INCLUDED IN   ----------------------
                                                  BENEFICIALLY        BENEFICIAL    BEFORE THE   AFTER THE
                                                     OWNED             OWNERSHIP     OFFERING    OFFERING
DIRECTORS AND EXECUTIVE OFFICERS:
  Ulf Arnetz..................................     2,373,520(3)              --        21.0%       15.0%
  Lars G. Ivarsson............................       371,392(4)          41,481         3.3         2.3
  Neil Gelfand................................        71,526                 --           *           *
  Martin T. Hart..............................        95,486             28,296           *           *
  Frank J. Fanzilli, Jr.......................            --                 --          --          --
  Daniel J. Foreman...........................       685,284(5)              --         6.1         4.3
  Richard Lindh...............................         8,296              8,296           *           *
  Ofer Nemirovsky.............................     3,257,582(6)          28,296        28.8        20.6
  Robert Pirie................................        28,296             28,296           *           *
  Gustav Vik..................................     1,627,547(7)              --        14.4        10.3
  All directors and executive officers as a        8,635,407            230,535        75.0%       53.9%
    group.....................................


------------------------

*   Less than 1%.

(1) HarbourVest Partners, LLC is the managing member of HVP V-Direct Associates L.L.C., the general partner of HarbourVest Partners V-Direct Fund L.P. Edward W. Kane and D. Brooks Zug, who comprise the investment committee of HarbourVest Partners, LLC, hold the power to vote and dispose of the shares held by HarbourVest Partners V-Direct Fund L.P.

(2) The power to vote and dispose of the shares held by ABN AMRO Capital (USA), Inc. is shared by Daniel J. Foreman, a managing director of ABN AMRO Private Equity, which is an affiliate of ABN AMRO Capital (USA), Inc., and three other partners of ABN AMRO Private Equity.

(3) Includes 150,000 shares held by Mr. Arnetz's minor children and 666 shares held by Mr. Arnetz's wife.

(4) Includes 50,000 shares held by Mr. Ivarsson's wife and 68,675 shares held by Pinnacle Trustees, Ltd., in trust for Mr. Ivarsson's children.


(5) Consists of 685,284 shares held by ABN AMRO Capital (USA), Inc., an affiliate of ABN AMRO Private Equity, of which Mr. Foreman is a managing director. Mr. Foreman disclaims beneficial ownership of these shares.



(6) Includes 3,229,286 shares held by HarbourVest Partners V-Direct Fund L.P., an affiliate of HarbourVest Partners, LLC, of which Mr. Nemirovsky is a managing director. Mr. Nemirovsky disclaims beneficial ownership of these shares.


(7) Consists of 1,627,547 shares held by Xcelera.com, Inc., of which Mr. Vik is executive vice president, treasurer, secretary and a director. Mr. Vik disclaims beneficial ownership of these shares.

                          DESCRIPTION OF CAPITAL STOCK


    Upon the filing of our amended and restated certificate of incorporation upon the closing of this offering, our authorized capital stock will consist of 45,000,000 shares of common stock and 5,000,000 shares of preferred stock.


COMMON STOCK


    As of June 30, 2000 there were 4,396,977 shares of common stock outstanding. After giving effect to the conversion of all outstanding shares of convertible preferred stock into 6,881,389 shares of common stock that will occur upon the closing of this offering, there will be 11,278,366 shares of common stock outstanding held by 268 stockholders of record.


    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have any cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.


    If we liquidate, dissolve or wind up, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may issue.


PREFERRED STOCK

    Under the terms of our amended and restated certificate of incorporation to be filed upon the closing of this offering, our board of directors will be authorized to issue shares of preferred stock in one or more series without further stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.


    The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays from a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility for possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.


WARRANTS


    As of June 30, 2000, we had an outstanding common stock purchase warrant entitling its holder to purchase 120,191 shares of common stock at an exercise price of $4.99 per share.



REGISTRATION RIGHTS



    Under the terms of the registration agreement dated February 18, 2000 among us and the holders of our series A convertible preferred stock and series B convertible preferred stock, the holders of our series A convertible preferred stock and series B convertible preferred stock have registration rights with respect to shares of common stock held by them or issuable to them upon conversion of shares of preferred stock held by them.

    PIGGYBACK REGISTRATION RIGHTS. The holders of registrable shares have the right to request that any registrable shares be included in any registration initiated by us. In any public offering, the underwriters may, for marketing reasons, exclude all or part of the shares requested to be registered on behalf of these holders. We have the right to terminate any registration initiated by us before its effectiveness regardless of any request for inclusion by a holder of registrable securities. All holders of registrable securities have waived their registration rights with respect to this offering.



    DEMAND REGISTRATION. At any time after February 18, 2002, holders of registrable securities may request that we register shares of common stock having an aggregate offering price to the public of at least $250,000. Holders of our series A convertible preferred stock may request up to two registrations under the demand registration provisions and the holders of our series B convertible preferred stock may also request up to two registrations. If at the time of any request for registration, we are engaged, or plan to engage within 30 days, in a registered public offering or our board of directors determines an activity of ours would be adversely affected by the request, then we may delay the requested registration for a period of up to six months from the effective date of the offering or the date of the commencement of this activity.



    We have agreed that, under the Members' Agreement dated February 7, 1997 among us, Ulf Arnetz, Mona Arnetz and CTP, the members have the right to request that any registrable securities be included in any registration initiated by us. In any public offering, the underwriters may, for marketing reasons, exclude all or part of the shares requested to be registered on behalf of these holders. The members have the right to request a registration of their securities on a Form S-3 if we are eligible to use Form S-3 at the time. The members have waived their registration rights with respect to this offering.


ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER AND BYLAW PROVISIONS

  DELAWARE LAW

    We are subject to the provisions of Section 203 of the Delaware General Corporate Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:


    - before this date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;



    - upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be sold or exchanged in a tender or exchange offer; or



    - on or after this date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.


    Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    - in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.


In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by this entity or person.


  CHARTER AND BYLAW PROVISIONS


    CLASSIFIED BOARD. The amended and restated certificate of incorporation and amended and restated bylaws that will be effective upon the closing of this offering provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Under the certificate of incorporation and the bylaws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitation on and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Corechange.



    ACTIONS BY STOCKHOLDERS. The certificate of incorporation and bylaws will also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action. The certificate of incorporation and bylaws will further provide that special meetings of the stockholders may only be called by our chairman of the board, the president or our board of directors. For any matter to be considered properly brought before a meeting, a stockholder must comply with requirements regarding advance notice and provide us with information. These provisions could have the effect of delaying a vote on stockholder actions which are favored by the holders of a majority of our outstanding voting securities until the next stockholders meeting.



    AMENDMENTS TO OUR CHARTER AND BYLAWS. The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any manner is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws requires a greater percentage. Our certificate of incorporation will require the affirmative vote of holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors to amend or repeal any of the provisions contained in the certificate of incorporation described in the prior two paragraphs and this paragraph, or our bylaws.



    INDEMNIFICATION. The certificate of incorporation will contain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation will contain provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.


TRANSFER AGENT AND REGISTRAR

    ChaseMellon Shareholder Services, LLC has been appointed as the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE



    Before this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Upon completion of this offering, we will have outstanding an aggregate of 15,778,366 shares of common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by a person that directly or indirectly controls, is controlled by or is under common control with, us. These persons are considered to be affiliates of ours under Rule 144 under the Securities Act. The remaining 11,278,366 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act.



    Our executive officers, directors and stockholders holding substantially all of our shares outstanding have agreed in writing that for a period of 180 days from the date of this prospectus, they will not sell any shares of common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.



    However, under these lock-up agreements, holders of shares who have not been employees since the date of this prospectus may offer, sell or dispose of:



    - 25% of the shares they own if after 90 days or the second trading day after release of our quarterly results, whichever is later, the price of the common stock has been at least twice the price per share in this offering for 20 of the 30 trading days ending on the last trading day of this period; and



    - an additional 25% of those shares if after 135 days the price of the common stock is at least twice the price per share in this offering for 20 of the 30 trading days ending on the last trading day of this period.



    Assuming a full lock-up of 180 days and under the rules under the Securities Act, the restricted shares will be available for sale in the public market, subject to volume and other restrictions, as follows:



DAYS AFTER THE    NUMBER OF SHARES
EFFECTIVE DATE    ELIGIBLE FOR SALE                             COMMENT

On effectiveness         56,384       Shares not locked up and eligible for sale under Rule 144

                                      Lock-up released; shares eligible for sale under Rules 144
180 days              8,763,400       and 701



    At the expiration of the 180-day lock-up period, 718,231 shares of the 1,488,541 shares that may be issued upon the exercise of options outstanding as of June 30, 2000 will be vested and exercisable and will be available for sale in the public market.


STOCK OPTIONS


    Following this offering, we intend to file a registration statement under the Securities Act covering approximately 3,407,901 shares of common stock reserved for issuance under our stock incentive plans. We expect the registration statement to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under such registration statement will be available for sale in the open market after the effectiveness of the registration statement.

                                  UNDERWRITING


    Subject to the terms and conditions contained in an underwriting agreement,
dated             , 2000, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, SG Cowen Securities Corporation, Prudential Securities Incorporated and DLJDIRECT Inc., have agreed to purchase from us the number of shares of common stock shown opposite their names below:



                                                              NUMBER OF
                                                               SHARES
UNDERWRITERS:
Donaldson, Lufkin & Jenrette Securities Corporation.........
SG Cowen Securities Corporation.............................
Prudential Securities Incorporated..........................
DLJDIRECT Inc...............................................

                                                              ---------
    Total...................................................  4,500,000
                                                              =========


    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares offered by this prospectus are subject to the approval of their counsel of legal matters and other conditions. The underwriters must purchase and accept delivery of all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased.

    The underwriters propose initially to offer some of the shares directly to the public at the public offering price on the cover page of this prospectus and some of these shares of common stock to dealers, including the underwriters, at
the public offering price less a concession not in excess of $      per share.
The underwriters may allow, and these dealers may re-allow, a concession not in
excess of $      per share on sales to other dealers. After the initial offering of the common stock to the public, the representatives of the underwriters may change the public offering price and other selling terms.


    We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, up to 675,000 additional shares of common stock at the initial public offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, under conditions specified in the underwriting agreement, to purchase its pro rata portion of the additional shares based on that underwriter's underwriting commitment as indicated in the preceding table.


    The following table shows the underwriting fees to be paid by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                       NO EXERCISE   FULL EXERCISE
Per share............................................    $             $
Total................................................


    We will pay the offering expenses, estimated to be $1.2 million.



    Upon the consummation of this offering, Robert Pirie, one of our directors, will receive options to purchase 5,000 shares of our common stock at an exercise price equal to the initial public offering price, pursuant to our 2000 director stock option plan. Mr. Pirie is vice chairman, investment banking of SG Cowen Securities Corporation.



    Pursuant to an engagement letter between Corechange and Prudential Securities Incorporated, Prudential Securities Incorporated has a right of first refusal to participate as a managing underwriter in an initial public offering of our common stock if the initial public offering occurs prior to June 30, 2001.



    We, our officers and directors, and stockholders holding substantially all of our shares outstanding have agreed, for a period of 180 days after the date of this prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, not to:



    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or



    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences of ownership of the common stock, regardless of whether any transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise.



    However, holders of shares who have not been employees since the date of this prospectus may offer, sell or otherwise dispose of:



    - 25% of the shares they own if after 90 days or the second trading day after release of our quarterly results, whichever is later, the price of the common stock has been at least twice the price per share in this offering for 20 of the 30 trading days ending on the last trading day of this period; and



    - an additional 25% of those shares if after 135 days the price of the common stock is at least twice the price per share in this offering for 20 of the 30 trading days ending on the last trading day of this period.


    The underwriting agreement contains limited exceptions to these lock-up agreements.


    During this 180-day period, we have also agreed not to file any registration statement for the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Each of our executive officers and directors and substantially all of our stockholders holding registration rights have similarly agreed not to make any demand for or exercise any right for any registration of shares of common stock.


    An electronic prospectus will be available on the web sites maintained by DLJDIRECT Inc., one of the underwriters and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, and PrudentialSecurities.com, a division of Prudential Securities Incorporated.

    We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of these liabilities.


    Before the offering, there has been no established trading market for the common stock. We and the underwriters will negotiate the initial public offering price for the shares of common stock offered by this prospectus. The factors considered in determining the initial public offering price include:


    - our history of and the prospects for the industry in which we compete;

    - our past and present operations;

    - our historical results of operations;

    - our prospects for future earnings;

    - the recent market prices of securities of generally comparable companies; and

    - the general conditions of the securities market at the time of the offering.

    We have applied for quotation on the Nasdaq National Market under the symbol "CRCH".

    In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may create a syndicate short position by making short sales of our common stock and may purchase shares of our common stock on the open market to cover syndicate short positions created by short sales.



    Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. Naked short sales are sales in excess of the over-allotment option. The underwriters are more likely to create a naked short position if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.



    The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.



    The underwriting syndicate may reclaim selling concessions if the syndicate repurchases previously distributed shares in syndicate covering transactions, in stabilization transactions or in some other way or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have immediately resold the shares. The covering of short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.


    Donaldson, Lufkin & Jenrette Securities Corporation has reserved for sale at
the initial public offering price up to       shares of common stock offered by
this prospectus for sale to our employees, directors and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered through this prospectus.

    Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements associated with the offer and sale of any of the shares of common stock offered through this prospectus be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. You should inform yourself and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered in this prospectus in any jurisdiction in which an offer or a solicitation is unlawful.

                                 LEGAL MATTERS


    Selected legal matters with respect to the validity of the shares offered in this offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Selected legal matters with respect to this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

                                    EXPERTS


    Our consolidated balance sheet as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said report.



    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998, and for each of the two years ended December 31, 1998, as shown in their report. We have included these financial statements in this prospectus and elsewhere in the registration statement of which this prospectus is a part in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.


                             CHANGE IN ACCOUNTANTS

    On March 8, 2000, after discussions with us, Ernst & Young LLP resigned as our independent auditors when we informed them of our intention to enter into a strategic alliance with the consulting division of Ernst & Young LLP. At that time, Ernst & Young LLP advised us that the existence of such a relationship would impair their independence in their role as independent auditors. We subsequently appointed Arthur Andersen LLP as our independent accountants.


    There were no disagreements with Ernst & Young during the years ended December 31, 1997 and 1998 or during any subsequent interim period before their replacement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young's satisfaction, would have caused them to make reference to the subject matter of the disagreement in their report. Ernst
& Young issued an unqualified report on the financial statements as of and for the years ended December 31, 1997 and 1998.



    We did not consult Arthur Andersen LLP on any accounting or financial reporting matters in the periods before their appointment. The change in accountants was approved by our board of directors.



                      WHERE YOU CAN FIND MORE INFORMATION



    We filed with the Commission a registration statement on Form S-1 under the Securities Act for the offer and sale of common stock under this prospectus. This prospectus, which is a part of that registration statement, does not contain all the information in the registration statement or the exhibits which are a part of the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the material terms of those contracts, agreements or documents and do not describe all of the terms of those contracts, agreements or documents.



    The registration statement and the exhibits filed with the Commission may be inspected, without charge, and copies may be obtained at prices set by the Commission, at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facility. The registration statement and other information filed by us with the Commission also are available at the web site maintained by the Commission on the internet at http//:www.sec.gov. For further information pertaining to us and our common stock offered by this prospectus, reference is hereby made to the registration statement.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
Report of Independent Public Accountants....................     F-2

Report of Independent Auditors..............................     F-3

Consolidated Balance Sheets as of December 31, 1998 and 1999
  and June 30, 2000 (unaudited).............................     F-4

Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998, and 1999 and for the Six Months
  Ended June 30, 1999 and 2000 (unaudited)..................     F-5

Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years Ended December 31, 1997, 1998 and 1999 and
  for the Six Months Ended June 30, 2000 (unaudited)........     F-6

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999 and for the Six Months
  Ended June 30, 1999 and 2000 (unaudited)..................     F-7

Notes to Consolidated Financial Statements..................     F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Corechange, Inc.:

    We have audited the accompanying consolidated balance sheet of Corechange, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corechange, Inc. and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                                        /s/  ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 11, 2000

                         REPORT OF INDEPENDENT AUDITORS

To Corechange, Inc.:

    We have audited the accompanying consolidated balance sheet of Corechange, Inc. and subsidiaries (the Company) as of December 31, 1998 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corechange, Inc. as of December 31, 1998 and the consolidated results of its operations and its cash flows for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
February 26, 1999

                                CORECHANGE, INC.

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                 DECEMBER 31,           JUNE 30, 2000
                                                              -------------------   ----------------------
                                                                1998       1999      ACTUAL     PRO FORMA
                                                                                               (NOTE 2(C))
                                                                                         (UNAUDITED)
                                                  ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $  2,890   $  2,102   $ 10,349    $ 10,349
  Accounts receivable--less allowance for doubtful accounts
    of approximately $40 in 1998 and 1999 and $108 in
    2000....................................................       917        715      1,024       1,024
  Other current assets......................................       235        311        675         675
                                                              --------   --------   --------    --------

        Total current assets................................     4,042      3,128     12,048      12,048

Property and Equipment, net.................................       717        516        635         635

Other Assets................................................       107         --        509         509
                                                              --------   --------   --------    --------

        Total assets........................................  $  4,866   $  3,644   $ 13,192    $ 13,192
                                                              ========   ========   ========    ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Convertible promissory notes..............................  $     --   $  3,267   $     --    $     --
  Notes payable.............................................       254        212         --          --
  Accounts payable and accrued expenses.....................     1,100      1,127      2,066       2,066
  Deferred revenue..........................................       340        422        342         342
                                                              --------   --------   --------    --------

        Total current liabilities...........................     1,694      5,028      2,408       2,408

Commitments and Contingencies (Note 10)

Redeemable Convertible Preferred Stock (Note 8).............    11,573     11,634     33,102          --

STOCKHOLDERS' EQUITY (DEFICIT):
  Series I convertible preferred stock--413,965 shares
    authorized, issued and outstanding; no shares
    authorized, issued or outstanding pro forma (liquidation
    preference of $2,639)...................................     2,641      2,641      2,641          --
  Series II convertible preferred stock--336,021 shares
    authorized, issued and outstanding; no shares
    authorized, issued or outstanding pro forma (liquidation
    preference of $2,500)...................................     2,484      2,484      2,484          --
  Series III convertible preferred stock--215,000 shares
    authorized; 200,032 shares issued and outstanding; no
    shares authorized, issued or outstanding pro forma
    (liquidation preference of $1,500)......................     1,417      1,417      1,417          --
  Preferred stock, $0.01 par value; 5,000,000 shares
    authorized, pro forma; no shares issued or outstanding,
    pro forma...............................................        --         --         --          --
  Common stock--$0.01 par value; 15,000,000 shares
    authorized; 4,144,365, 4,117,621 and 4,396,977 shares
    issued and outstanding at December 31, 1998 and 1999 and
    June 30, 2000, respectively; 11,278,366 shares issued
    and outstanding pro forma...............................        41         41         44         113
  Additional paid-in capital................................     3,630      4,369      2,061      41,636
  Deferred stock-based compensation.........................        --       (547)    (1,984)     (1,984)
  Accumulated deficit.......................................   (18,597)   (23,379)   (28,970)    (28,970)
  Cumulative translation adjustment.........................       (17)       (44)       (11)        (11)
                                                              --------   --------   --------    --------

        Total stockholders' equity (deficit)................    (8,401)   (13,018)   (22,318)     10,784
                                                              --------   --------   --------    --------

        Total liabilities and stockholders' equity
          (deficit).........................................  $  4,866   $  3,644   $ 13,192    $ 13,192
                                                              ========   ========   ========    ========


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                CORECHANGE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                            SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,            JUNE 30,
                                                          ------------------------------   -------------------
                                                            1997       1998       1999       1999       2000
                                                                                               (UNAUDITED)
REVENUES:
  Software licenses(2)..................................  $ 1,054    $ 1,004    $   926    $   677    $  2,143
  Services(2)...........................................    1,864      4,657      4,340      2,329       1,259
                                                          -------    -------    -------    -------    --------
      Total revenues....................................    2,918      5,661      5,266      3,006       3,402
COST OF REVENUES(1).....................................    1,606      3,746      3,125      1,649       1,125
                                                          -------    -------    -------    -------    --------
      Gross profit......................................    1,312      1,915      2,141      1,357       2,277
OPERATING EXPENSES:
  Sales and marketing(1)................................    2,437      3,914      2,845      1,257       4,026
  Research and development(1)...........................    1,240      1,768      1,344        536       1,635
  General and administrative(1).........................    1,915      3,489      2,531      1,165       1,895
  Acquired in-process technologies......................    4,500         --         --         --          --
  Stock-based compensation(1)...........................       --         --        208         18         504
  Restructuring costs...................................       --        403         --         --          --
                                                          -------    -------    -------    -------    --------
      Total operating expenses..........................   10,092      9,574      6,928      2,976       8,060
                                                          -------    -------    -------    -------    --------
      Operating loss....................................   (8,780)    (7,659)    (4,787)    (1,619)     (5,783)
Interest Expense........................................     (219)       (16)       (43)       (12)        (50)
Interest Income.........................................       24        246         48         33         242
                                                          -------    -------    -------    -------    --------
      Net loss..........................................   (8,975)    (7,429)    (4,782)    (1,598)     (5,591)
Accretion and dividends on preferred stock..............       --        (61)       (61)       (30)     (4,903)
                                                          -------    -------    -------    -------    --------
      Net loss attributable to common stockholders......  $(8,975)   $(7,490)   $(4,843)   $(1,628)   $(10,494)
                                                          =======    =======    =======    =======    ========
Net Loss per Share (Note 2(g))--Basic and diluted.......  $ (3.36)   $ (2.04)   $ (1.29)   $ (0.43)   $  (2.51)
                                                          =======    =======    =======    =======    ========
Weighted average common shares outstanding--Basic and
  diluted...............................................    2,669      3,664      3,754      3,762       4,181
                                                          =======    =======    =======    =======    ========
Pro Forma Net Loss per Share (Note 2(g))--Basic and
  diluted...............................................                        $ (0.62)              $  (0.95)
                                                                                =======               ========
  Pro forma weighted average common shares outstanding--
    Basic and diluted...................................                          7,589                 10,250
                                                                                =======               ========


--------------------------

(1) The following summarizes the departmental allocation of stock-based compensation:


Cost of Revenues.........................................  $    --    $    --    $    42    $     4    $   101
Operating Expenses:
  Sales and marketing....................................       --         --         41          4        100
  Research and development...............................       --         --         63          5        152
  General and administrative.............................       --         --         62          5        151
                                                           -------    -------    -------    -------    -------
      Total stock-based compensation.....................  $    --    $    --    $   208    $    18    $   504
                                                           =======    =======    =======    =======    =======



(2)  The following summarizes revenues from related parties:



Software licenses........................................  $    --    $    --    $    --    $    --    $   664
Services.................................................       --         --         --         --        120
                                                           -------    -------    -------    -------    -------
        Total revenues...................................  $    --    $    --    $    --    $    --    $   784
                                                           =======    =======    =======    =======    =======


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                CORECHANGE, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                         MEMBERSHIP UNITS                          CONVERTIBLE PREFERRED STOCK
                                -----------------------------------  -------------------------------------------------------
                                    CLASS A           CLASS B            SERIES I           SERIES II         SERIES III
                                ---------------  ------------------  -----------------  -----------------  -----------------
                                 UNITS   AMOUNT    UNITS     AMOUNT   SHARES   AMOUNT    SHARES   AMOUNT    SHARES   AMOUNT
Balance at December 31,
  1996........................   33,333   $ 33    1,166,667  $1,167        --  $   --         --  $   --         --  $   --
Comprehensive loss:
  Net loss....................       --     --           --     --         --      --         --      --         --      --
  Cumulative translation
    adjustment................       --     --           --     --         --      --         --      --         --      --
      Total comprehensive
        loss..................       --     --           --     --         --      --         --      --         --      --
  Issuance of membership
    units.....................    2,667      3           --     --         --      --         --      --         --      --
  Change in form of
    organization from LLC to
    corporation on May 12,
    1997......................  (36,000)   (36)  (1,166,667) (1,167)       --      --         --      --         --      --
Contribution of note payable
  by shareholder to equity on
  May 12, 1997................       --     --           --     --         --      --         --      --         --      --
Issuance of common stock......       --     --           --     --         --      --         --      --         --      --
Sale of convertible preferred
  stock in April 1997 at $6.38
  per share...................       --     --           --     --    254,347   1,623         --      --         --      --
Conversion of note payable by
  shareholders to preferred
  stock, including $18 of
  accrued interest, at $6.38
  per share...................       --     --           --     --    159,618   1,018         --      --         --      --
Sale of convertible preferred
  stock in July 1997 at $7.44
  per share, net of $16
  issuance costs..............       --     --           --     --         --      --    336,021   2,484         --      --
Sale of convertible preferred
  stock in November 1997 at
  $7.49 per share, net of $81
  issuance costs..............       --     --           --     --         --      --         --      --    200,032   1,417
                                -------   ----   ----------  ------  --------  -------  --------  -------  --------  -------
Balance at December 31,
  1997........................       --     --           --     --    413,965   2,641    336,021   2,484    200,032   1,417
Comprehensive loss:
  Net loss....................       --     --           --     --         --      --         --      --         --      --
  Cumulative translation
    adjustment................       --     --           --     --         --      --         --      --         --      --
      Total comprehensive
        loss..................       --     --           --     --         --      --         --      --         --      --
  Issuance of common stock....       --     --           --     --         --      --         --      --         --      --
  Repurchase and retirement of
    common stock..............       --     --           --     --         --      --         --      --         --      --
  Accretion of redeemable
    convertible preferred
    stock.....................       --     --           --     --         --      --         --      --         --      --
                                -------   ----   ----------  ------  --------  -------  --------  -------  --------  -------
Balance at December 31,
  1998........................       --     --           --     --    413,965   2,641    336,021   2,484    200,032   1,417
Comprehensive loss:
  Net loss....................       --     --           --     --         --      --         --      --         --      --
  Cumulative translation
    adjustment................       --     --           --     --         --      --         --      --         --      --
      Total comprehensive
        loss..................       --     --           --     --         --      --         --      --         --      --
  Issuance of common stock....       --     --           --     --         --      --         --      --         --      --
  Deferred stock-based
    compensation..............       --     --           --     --         --      --         --      --         --      --
  Stock-based compensation
    expense...................       --     --           --     --         --      --         --      --         --      --
  Repurchase and retirement of
    common stock..............       --     --           --     --         --      --         --      --         --      --
  Accretion of redeemable
    convertible preferred
    stock.....................       --     --           --     --         --      --         --      --         --      --
                                -------   ----   ----------  ------  --------  -------  --------  -------  --------  -------
Balance at December 31,
  1999........................       --     --           --     --    413,965   2,641    336,021   2,484    200,032   1,417
Comprehensive loss:
  Net loss....................       --     --           --     --         --      --         --      --         --      --
  Cumulative translation
    adjustment................       --     --           --     --         --      --         --      --         --      --
      Total comprehensive
        loss..................       --     --           --     --         --      --         --      --         --      --
  Issuance of common stock....       --     --           --     --         --      --         --      --         --      --
  Adjustment of common stock
    in connection with the
    reorganization (Note
    14).......................       --     --           --     --         --      --         --      --         --      --
  Deferred stock-based
    compensation..............       --     --           --     --         --      --         --      --         --      --
  Stock-based compensation
    expense...................       --     --           --     --         --      --         --      --         --      --
  Compensation expense related
    to consultant options.....       --     --           --     --         --      --         --      --         --      --
  Repurchase and retirement of
    common stock..............       --     --           --     --         --      --         --      --         --      --
  Accretion and dividends on
    redeemable convertible
    preferred stock...........       --     --           --     --         --      --         --      --         --      --
                                -------   ----   ----------  ------  --------  -------  --------  -------  --------  -------
Balance at June 30, 2000
  (unaudited).................       --     --           --     --    413,965   2,641    336,021   2,484    200,032   1,417
Pro forma conversion of
  preferred stock into common
  stock.......................       --     --           --     --   (413,965) (2,641)  (336,021) (2,484)  (200,032) (1,417)
                                -------   ----   ----------  ------  --------  -------  --------  -------  --------  -------
Pro Forma Balance at June 30,
  2000 (unaudited)............       --   $ --           --  $  --         --  $   --         --  $   --         --  $   --
                                =======   ====   ==========  ======  ========  =======  ========  =======  ========  =======


                                    COMMON STOCK       ADDITIONAL    DEFERRED                 CUMULATIVE   STOCKHOLDERS'
                                ---------------------   PAID-IN    STOCK-BASED   ACCUMULATED  TRANSLATION     EQUITY
                                  SHARES    PAR VALUE   CAPITAL    COMPENSATION    DEFICIT    ADJUSTMENT     (DEFICIT)
Balance at December 31,
  1996........................          --    $ --      $    20      $    --      $ (2,193)      $ --        $   (973)
Comprehensive loss:
  Net loss....................          --      --           --           --        (8,975)        --          (8,975)
  Cumulative translation
    adjustment................          --      --           --           --            --         (8)             (8)
                                                                                                             --------
      Total comprehensive
        loss..................          --      --           --           --            --         --          (8,983)
  Issuance of membership
    units.....................          --      --           --           --            --         --               3
  Change in form of
    organization from LLC to
    corporation on May 12,
    1997......................   2,405,332      24        1,179           --            --         --              --
Contribution of note payable
  by shareholder to equity on
  May 12, 1997................          --      --        2,479           --            --         --           2,479
Issuance of common stock......   1,856,892      18            2           --            --         --              20
Sale of convertible preferred
  stock in April 1997 at $6.38
  per share...................          --      --           --           --            --         --           1,623
Conversion of note payable by
  shareholders to preferred
  stock, including $18 of
  accrued interest, at $6.38
  per share...................          --      --           --           --            --         --           1,018
Sale of convertible preferred
  stock in July 1997 at $7.44
  per share, net of $16
  issuance costs..............          --      --           --           --            --         --           2,484
Sale of convertible preferred
  stock in November 1997 at
  $7.49 per share, net of $81
  issuance costs..............          --      --           --           --            --         --           1,417
                                ----------    ----      -------      -------      --------       ----        --------
Balance at December 31,
  1997........................   4,262,224      42        3,680           --       (11,168)        (8)           (912)
Comprehensive loss:
  Net loss....................          --      --           --           --        (7,429)        --          (7,429)
  Cumulative translation
    adjustment................          --      --           --           --            --         (9)             (9)
                                                                                                             --------
      Total comprehensive
        loss..................          --      --           --           --            --                     (7,438)
  Issuance of common stock....      53,036       1           11           --            --         --              12
  Repurchase and retirement of
    common stock..............    (170,895)     (2)          --           --            --         --              (2)
  Accretion of redeemable
    convertible preferred
    stock.....................          --      --          (61)          --            --         --             (61)
                                ----------    ----      -------      -------      --------       ----        --------
Balance at December 31,
  1998........................   4,144,365      41        3,630           --       (18,597)       (17)         (8,401)
Comprehensive loss:
  Net loss....................          --      --           --           --        (4,782)        --          (4,782)
  Cumulative translation
    adjustment................          --      --           --           --            --        (27)            (27)
                                                                                                             --------
      Total comprehensive
        loss..................          --      --           --           --            --         --          (4,809)
  Issuance of common stock....     225,084       2           48           --            --         --              50
  Deferred stock-based
    compensation..............          --      --          755         (755)           --         --              --
  Stock-based compensation
    expense...................          --      --           --          208            --         --             208
  Repurchase and retirement of
    common stock..............    (251,828)     (2)          (3)          --            --         --              (5)
  Accretion of redeemable
    convertible preferred
    stock.....................          --      --          (61)          --            --         --             (61)
                                ----------    ----      -------      -------      --------       ----        --------
Balance at December 31,
  1999........................   4,117,621      41        4,369         (547)      (23,379)       (44)        (13,018)
Comprehensive loss:
  Net loss....................          --      --           --           --        (5,591)        --          (5,591)
  Cumulative translation
    adjustment................          --      --           --           --            --         33              33
                                                                                                             --------
      Total comprehensive
        loss..................          --      --           --           --            --         --          (5,558)
  Issuance of common stock....      83,004       1           49           --            --         --              50
  Adjustment of common stock
    in connection with the
    reorganization (Note
    14).......................     196,774       2           (2)          --            --         --              --
  Deferred stock-based
    compensation..............          --      --        1,941       (1,941)           --         --              --
  Stock-based compensation
    expense...................          --      --           --          504            --         --             504
  Compensation expense related
    to consultant options.....          --      --          607           --            --         --             607
  Repurchase and retirement of
    common stock..............        (422)     --           --           --            --         --              --
  Accretion and dividends on
    redeemable convertible
    preferred stock...........          --      --       (4,903)          --            --         --          (4,903)
                                ----------    ----      -------      -------      --------       ----        --------
Balance at June 30, 2000
  (unaudited).................   4,396,977      44        2,061       (1,984)      (28,970)       (11)        (22,318)
Pro forma conversion of
  preferred stock into common
  stock.......................   6,881,389      69       39,575           --            --         --          33,102
                                ----------    ----      -------      -------      --------       ----        --------
Pro Forma Balance at June 30,
  2000 (unaudited)............  11,278,366    $113      $41,636      $(1,984)     $(28,970)      $(11)       $ 10,784
                                ==========    ====      =======      =======      ========       ====        ========


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                CORECHANGE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                                   SIX MONTHS
                                                                 YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                                                                   (UNAUDITED)
Cash Flows from Operating Activities:
  Net loss..................................................  $(8,975)   $(7,429)   $(4,782)   $(1,598)   $(5,591)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
    Acquired in-process technologies........................    4,500         --         --         --         --
    Non-cash interest expense...............................       18         --         --         --         --
    Stock-based compensation expense........................       --          8        208         18      1,056
    Depreciation and amortization...........................      187        313        435        280        199
    Changes in operating assets and liabilities--
      Accounts receivable...................................     (596)       804        202         44       (308)
      Other current assets..................................     (154)        (1)       (76)        (6)      (364)
      Accounts payable and accrued expenses.................      481        (99)        29        (33)       988
      Deferred revenue......................................      234       (303)        81         85        (80)
                                                              -------    -------    -------    -------    -------

        Net cash used in operating activities...............   (4,305)    (6,707)    (3,903)    (1,210)    (4,100)
                                                              -------    -------    -------    -------    -------
Cash Flows from Investing Activities:
  Increase in other assets..................................       (8)        --         --         --         --
  Purchases of property and equipment.......................     (582)      (417)      (127)       (31)      (319)
  Purchase of in-process technologies.......................   (2,000)        --         --         --         --
                                                              -------    -------    -------    -------    -------

        Net cash used in investing activities...............   (2,590)      (417)      (127)       (31)      (319)
                                                              -------    -------    -------    -------    -------
Cash Flows from Financing Activities:
  Net proceeds from issuance of preferred stock.............    5,523     11,512         --         --     13,186
  Deferred financing costs..................................       --         --         --         --       (509)
  Proceeds from notes payable to stockholders...............    3,877         --      3,267         --        116
  Payments of notes payable to stockholders.................       --     (1,832)        --         --         --
  Proceeds from note payable................................      192         --         --         --         --
  Payments of notes payable.................................   (2,032)      (406)       (42)       (46)      (212)
  Proceeds from issuance of common stock....................       21          4         50         --         52
  Proceeds from issuance of membership units................        3         --         --         --         --
  Repurchase and retirement of common stock.................       --         (3)        (5)        (4)        --
                                                              -------    -------    -------    -------    -------

        Net cash provided by financing activities...........    7,584      9,275      3,270        (50)    12,633

Effect of Exchange Rates on Cash............................       (8)        (9)       (28)       (19)        33
                                                              -------    -------    -------    -------    -------

Net Increase (Decrease) in Cash and Cash Equivalents........      681      2,142       (788)    (1,310)     8,247

Cash and Cash Equivalents at Beginning of Period............       67        748      2,890      2,890      2,102
                                                              -------    -------    -------    -------    -------

Cash and Cash Equivalents at End of Period..................  $   748    $ 2,890    $ 2,102    $ 1,580    $10,349
                                                              =======    =======    =======    =======    =======
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest....................................  $   180    $    57    $    --    $    --    $    14
                                                              =======    =======    =======    =======    =======

Non-cash Financing Activities:
  Issuance of note payable to CTP for in-process
    technologies............................................  $ 2,500    $    --    $    --    $    --    $    --
                                                              =======    =======    =======    =======    =======
  Contribution of note payable by stockholders to equity
    upon incorporation......................................  $ 2,479    $    --    $    --    $    --    $    --
                                                              =======    =======    =======    =======    =======
  Conversion of note payable by lenders to Series I
    convertible preferred stock, including $18 of accrued
    interest................................................  $ 1,018    $    --    $    --    $    --    $    --
                                                              =======    =======    =======    =======    =======
  Conversion of note payable to Series B redeemable
    convertible preferred stock, including $50 of accrued
    interest................................................  $    --    $    --    $    --    $    --    $ 3,433
                                                              =======    =======    =======    =======    =======


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                CORECHANGE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


1. ORGANIZATION AND OPERATIONS



    Corechange, Inc. (Corechange or the Company) was organized in March 1996 under the name SPI Company, LLC as a Delaware limited liability company. In connection with the organization of the limited liability company, in March 1996, SPI Company LLC entered into a license agreement with Cambridge Technology Partners, Inc. (CTP) for certain technologies. In August 1996, the company name was changed to Corechange, LLC and on May 12, 1997, Corechange changed its form of organization from a limited liability company to a corporation.



    Corechange develops, markets and supports software that provides enterprises with a framework to manage access to business information and applications using the internet and wireless internet technology. Corechange's access framework software, Coreport, enables enterprises to provide their employees, customers, suppliers and business partners with an internet-based interface to access and manipulate the information they require to conduct e-business.



    Corechange's principal geographic markets for its products are North America and Europe.


2. SIGNIFICANT ACCOUNTING POLICIES

    The accompanying consolidated financial statements reflect the application of certain accounting policies as described below and elsewhere in these notes to consolidated financial statements.

  (A) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the results of operations of Corechange and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

  (B) UNAUDITED INTERIM FINANCIAL STATEMENTS


    The accompanying consolidated financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 are unaudited. These unaudited financial statements have been prepared on the same basis as the audited financial statements and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods presented. Results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year or future periods.


  (C) UNAUDITED PRO FORMA PRESENTATION


    The unaudited pro forma consolidated balance sheet as of June 30, 2000 and the pro forma net loss per share for the year ended December 31, 1999 and the six months ended June 30, 2000 reflect the automatic conversion of all outstanding shares of Series A and Series B redeemable convertible preferred stock and Series I, II, and III convertible preferred stock into 6,881,389 shares of common stock, which will occur upon the closing of Corechange's proposed initial public offering.

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  (D) USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statement and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

  (E) REVENUE RECOGNITION

    Corechange generates revenues from licensing its software and providing professional services and training, maintenance, and customer support services. Corechange executes separate contracts that govern the terms and conditions of each software license and maintenance arrangement and each professional services arrangement. These contracts may be elements in a multiple element arrangement. Revenues under multiple element arrangements, which may include several different software products or services sold together, are allocated to each element based on the residual method in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 98-9, SOFTWARE REVENUE RECOGNITION WITH RESPECT TO CERTAIN ARRANGEMENTS.

    Corechange uses the residual method when vendor-specific objective evidence of fair value does not exist for one of the delivered elements in an arrangement. Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized. Corechange has established sufficient vendor specific objective evidence for professional services, training, and maintenance and support services based on the price charged when these elements are sold separately. Accordingly, software license revenues are recognized under the residual method in arrangements in which software is licensed with professional services, training, and maintenance and support services.

    Corechange recognizes software license revenues upon execution of a signed license agreement, delivery of the software to a customer, and determination that collection of a fixed license fee is probable.

    Services revenues include professional services and training, maintenance, and customer support fees. Professional services are not essential to the functionality of the other elements in an arrangement and are accounted for separately. Professional services revenues are recognized as the services are performed for time and material contracts or on a percentage-of-completion basis for fixed price contracts. The percentage of completion basis is used by measuring the percentage of costs (primarily labor) incurred to date as compared to the estimated total costs (primarily labor) for each contract. When a loss is anticipated on a contract, the full amount thereof is provided currently. If conditions for acceptance are required, professional services revenues are recognized upon customer acceptance. Training revenues are recognized as the services are provided. Maintenance and customer support fees include the right to unspecified upgrades on a when-and-if-available basis and ongoing technical support. Maintenance and customer support fees are recognized ratably over the term of the maintenance contract on a straight-line basis.

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  (F) COST OF REVENUES

    Cost of revenues consists primarily of personnel costs and third-party consulting fees associated with implementation, training, maintenance, and other support and professional services. Cost of revenues also includes software license costs consisting of the costs of the media in which it is delivered; these costs are not significant.

  (G) LOSS PER SHARE


    Basic and diluted net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of unrestricted common shares outstanding during the period. Basic and diluted net loss per share are the same, as the effect of the inclusion of shares of common stock issuable upon the conversion of convertible preferred stock and redeemable convertible preferred stock, as well as stock options, restricted stock, and a stock warrant, would be antidilutive. In accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB)
No. 98, the Company has determined that there were no nominal issuances of common stock or potential common stock in the period prior to the Company's planned initial public offering. The following weighted average totals of potentially issuable shares were excluded from the calculation of dilutive weighted average shares outstanding, as their effect would be antidilutive (in thousands):



                                                                                SIX MONTHS
                                                                                   ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                           ------------------------------   -------------------
                                             1997       1998       1999       1999       2000
Convertible preferred stock..............     475      3,478      3,835      3,835      6,069
Common stock options.....................      --        441        590        435      1,103
Restricted common stock..................     749        547        221        221         83
Common stock warrant.....................      --        120        120        120        120
                                            -----      -----      -----      -----      -----
    Total................................   1,224      4,586      4,766      4,611      7,375
                                            =====      =====      =====      =====      =====

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The calculation of pro forma basic and diluted shares outstanding is as follows:


                                                                                   SIX MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1999   JUNE 30, 2000
Weighted average shares used in computing basic and diluted
  net loss per share........................................         3,754              4,181
Weighted average adjustment to reflect the effect of the
  conversion of preferred stock.............................         3,835              6,069
                                                                   -------           --------
Shares used in computing pro forma basic and diluted net
  loss per share............................................         7,589             10,250
                                                                   =======           ========
Net loss attributable to common stockholders used in
  computing basic and diluted net loss per share............       $(4,843)          $(10,494)
Adjustments to reflect the effect of the conversion of
  preferred stock:
    Reversal of accrued dividends...........................            --                537
    Reversal of accretion to redemption value...............           122                261
                                                                   -------           --------
Net loss available to common stockholders used in computing
  pro forma basic and diluted net loss per share............       $(4,721)          $ (9,696)
                                                                   =======           ========


  (H) CASH AND CASH EQUIVALENTS


    Corechange considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents.


  (I) PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful life. Leasehold improvements are amortized over the estimated useful life or the lease term, whichever is shorter. Corechange reviews its property and equipment whenever events or changes in circumstances indicate that the carrying amount of certain assets might not be recoverable and recognizes an impairment loss when it is probable that the estimated cash flows are less than the carrying value of the asset.

  (J) RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

    Research and development costs are charged to operations as incurred. Software development costs are included in research and development and are charged to operations as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life or in the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as when beta testing commences, and the general availability of such software have been minimal, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs for the periods presented.

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  (K) INCOME TAXES

    Corechange accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws.

  (L) FOREIGN CURRENCY TRANSLATION

    The balance sheet accounts of Corechange's foreign subsidiaries are translated into U.S. dollars at current exchange rates; revenue and expense accounts are translated at average exchange rates during the period. Translation gains and losses are included as a separate component of stockholders' equity. Transaction gains and losses, which are insignificant, are included in operations.

  (M) FINANCIAL INSTRUMENTS


    The carrying value of financial instruments such as cash equivalents, accounts receivable and accounts payable approximates their fair value based on the short-term maturities of these instruments. The carrying value of the convertible promissory notes and notes payable approximates the fair value based on current interest rates.


  (N) CONCENTRATION OF CREDIT RISK AND OFF-BALANCE-SHEET RISK


    Corechange has no significant off-balance-sheet risk such as foreign exchange contracts, option contracts, or other foreign currency hedging arrangements. Financial instruments that potentially subject Corechange to credit risk consist of cash equivalents and accounts receivable. The concentration of credit risk with respect to cash equivalents is minimized by Corechange's policies in which investments are only placed with highly rated issuers with relatively short maturities. The concentration of credit risk with respect to accounts receivable is minimized by the creditworthiness of Corechange's customers and the variety of industries in which the customers operate. Corechange generally does not require collateral. Corechange maintains an allowance for doubtful accounts but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or area. Three customers accounted for approximately 17%, 53%, and 51% of revenues for the years ended December 31, 1997, 1998 and 1999 and 51% and 41% of revenues for the six months ended June 30, 1999 and 2000, respectively. These three customers accounted for approximately 54% and 21% of accounts receivable at December 31, 1998 and 1999, respectively, and 33% of accounts receivable at June 30, 2000.


  (O) STOCK-BASED COMPENSATION


    Corechange accounts for its stock-based employee compensation plan utilizing the provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Corechange has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Corechange accounts for its stock-based compensation for non-employee consultants utilizing the provisions of SFAS
No. 123. (See Note 9)

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  (P) RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS
No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively, the derivatives) and for hedging activities. SFAS
No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This new standard is not anticipated to have a significant impact on Corechange's consolidated financial statements based on the current structure and operations.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101 REVENUE RECOGNITION. This bulletin establishes guidelines for revenue recognition and is in effect for periods beginning March 31, 2000. Corechange does not expect that the adoption of this methodology will have a material impact on their financial condition or results of operations.


    In March 2000, the FASB issued interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB OPINION
NO. 25. The Interpretation clarifies the application of APB Opinion No. 25 in certain situations, as defined. The Interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events covered by this Interpretation occur during the period after December 15, 1998, but before the effective date, the effects of applying this Interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application of the final Interpretation, (a) no adjustments would be made to the financial statements for periods before the effective date and (b) no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. This new Interpretation is not anticipated to have a significant impact on Corechange's consolidated financial statements based on the current structure and operations.


3. RESTRUCTURING

    During 1998, Corechange undertook certain actions to restructure its business. The restructuring resulted from lower than expected demand for its then-current products. The restructuring plan resulted in a restructuring charge to operations totaling approximately $403,000. The principal actions in the restructuring plan included the reduction of workforce, the reduction of facilities and the decrease in efforts to market Corechange's then-current products. Substantially all of the costs related to the restructuring charge were paid in 1998. The restructuring charge is detailed as follows (in thousands):

Employee severance, benefits, and related costs.............  $    324
Reduction in facilities.....................................        79
                                                              --------
                                                              $    403
                                                              ========

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

3. RESTRUCTURING (CONTINUED)
  EMPLOYEE SEVERANCE, BENEFITS, AND RELATED COSTS

    The number of employees terminated, by department, resulting in the employee severance costs detailed above is as follows:

Service.....................................................      4
Sales and marketing.........................................      8
Research and development....................................      6
                                                                ---
                                                                 18
                                                                ===

  REDUCTION IN FACILITIES

    Approximately $79,500 of the restructuring charge relates to the termination of a facilities lease and other lease-related costs. The facility lease had a remaining term of six months. The amount charged to operations reflects Corechange's actual costs incurred to buy out the lease. Included in this amount is the write-off of certain assets, primarily leasehold improvements, that relate to the termination of this lease.


4. ACQUIRED TECHNOLOGIES



    In connection with its formation, Corechange entered into a seven-year software license agreement with CTP granting Corechange licensee rights, including internal use of software in exchange for payment of a royalty of 15% of license fee revenues. On February 7, 1997, Corechange paid $4,500,000 to CTP in exchange for software and methodology and the proprietary rights to the software that were previously owned by CTP and licensed to Corechange, thus canceling the license agreement. A stockholder of Corechange and a third party advanced Corechange $2,000,000, resulting in notes payable bearing interest at 8% per annum. Corechange used the advances to pay $2,000,000 of the purchase price to CTP in March 1997; the remaining $2,500,000 was due in monthly principal installments of $200,000 and interest (6% per annum) through March 1998.



    The costs of the software rights were charged to expense as acquired in-process technologies costs as the related technologies was not at the point of technological feasibility and had no alternative future use at the date of purchase. As of the acquisition date, neither a detail program design nor a working model had been completed for the initial product. Subsequent to the acquisition, Corechange incurred an additional $523,000 in its Windows-based product before its release in July 1997.

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

5. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):


                                                                            DECEMBER 31,
                                                                         -------------------   JUNE 30,
                                                ESTIMATED USEFUL LIFE      1998       1999       2000
Computer equipment..........................          3-4 years           $  800     $  827     $1,015
Furniture and fixtures......................           4 years               273        310        354
                                                 Lesser of estimated
Leasehold improvements......................  useful life or lease term       54         40         59
                                                                          ------     ------     ------
                                                                           1,127      1,177      1,428
Less--Accumulated depreciation and
  amortization..............................                                 410        661        793
                                                                          ------     ------     ------
    Property and equipment, net.............                              $  717     $  516     $  635
                                                                          ======     ======     ======


6. INCOME TAXES

    Through May 12, 1997, Corechange was taxed as an LLC under the Internal Revenue Code. In lieu of corporation income taxes, the members were taxed on their share of the entity's taxable income. Upon termination of the LLC, deferred income taxes were recorded for the tax effect of cumulative temporary differences between the financial reporting and tax bases of certain assets and liabilities, primarily net operating losses (NOL carryforwards), depreciation, and amortization.

    Corechange has incurred net operating losses since inception. At
December 31, 1999, Corechange has net operating loss carryforwards available to reduce future federal and state taxable income of approximately $17,200,000 and net operating loss carryforwards available to reduce foreign taxable income of approximately $1,265,000. Also at December 31, 1999, Corechange has research and development credits that can be used for federal and state tax reporting purposes aggregating $154,000. These carryforwards and credits expire at various times through 2019. Under the provisions of the Internal Revenue Code, certain substantial changes in Corechange's ownership may significantly limit the amount of net operating loss carryforwards that could be utilized annually to offset future taxable income. Subsequent significant ownership changes could further affect the limitation in future years.

    Due to the uncertainty surrounding Corechange's ability to utilize its net operating loss carryforwards and other deferred tax assets, Corechange has provided a full valuation allowance against its otherwise recognizable deferred tax asset at December 31, 1998 and 1999.

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

6. INCOME TAXES (CONTINUED)
    Deferred tax assets consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
Net operating loss carryforwards............................   $2,900     $6,881
Research and development credit carryforwards...............      100        154
Other.......................................................       37         21
                                                               ------     ------
    Deferred tax assets.....................................    3,037      7,056
Valuation allowance.........................................   (3,037)    (7,056)
                                                               ------     ------
                                                               $   --     $   --
                                                               ======     ======

7. DEBT

  (A) CONVERTIBLE PROMISSORY NOTES


    In November and December 1999 and in January 2000, Corechange entered into unsecured subordinated convertible promissory notes with investors totaling $3,383,000 (the Notes). The Notes accumulated interest at a rate of 8% per annum, and had a maturity date of the earlier of October 1, 2000 or upon the closing date of a qualified financing, as defined. The Notes and related accrued interest were convertible into the securities sold in a qualified financing at a conversion rate equal to the price at which these securities were sold in the qualified financing. Upon closing of the Series B redeemable convertible preferred stock (Series B preferred stock) financing on February 18, 2000 (see
Note 8), all principal and accrued interest on the Notes automatically converted into 588,191 shares of Series B preferred stock at a conversion price equal to $5.837 per share.


  (B) NOTES PAYABLE


    Corechange maintains a line of credit with a Swedish bank, secured by principal shareholders for up to approximately $236,000. Any borrowings are due upon demand and accrue interest at a rate of 12.2% per annum. As of December 31, 1998 and 1999, Corechange had outstanding borrowings of $190,939 and $211,674, respectively. No borrowings were outstanding as of June 30, 2000.


8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

    During 1998, Corechange sold 2,884,598 shares of Series A redeemable convertible preferred stock (Series A preferred stock) at $4.16 per share, resulting in net proceeds of $11,511,796.

    In February 2000, Corechange sold 2,458,582 shares of Series B preferred stock at $5.837 per share, resulting in net proceeds of approximately $13,132,000. In addition, holders of the Notes described in Note 7(a) converted $3,433,274 of such Notes and accrued interest thereon, into 588,191 shares of Series B preferred stock. The rights, preferences, and privileges of the Series A and Series B preferred stock are as follows:

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

  VOTING

    The holders of Series A and Series B preferred stock are entitled to the number of votes equal to the number of whole shares of common stock into which the preferred shares are convertible. The holders vote together with the holders of common stock as a single class.

  DIVIDENDS


    The holders of Series A and Series B preferred stock are entitled to receive dividends when, as, and if declared by the Board of Directors. The holders of Series B preferred stock shall also accrue dividends on a daily basis at the rate of 8% per annum on the liquidation value of each Series B share from the issuance of the shares to the first of either (i) the liquidation date or
(ii) the conversion date. Dividends shall be cumulative and payable in preference to any dividends payable on all other classes of stock. As of June 30, 2000, Corechange had accrued $537,464 of cumulative dividends by charges to additional paid in capital.


  LIQUIDATION PREFERENCE

    In the event of a voluntary or involuntary liquidation, dissolution, or winding-up of Corechange, the holders of Series B preferred stock shall be entitled to receive, in preference to the holders of all other classes and series of stock, an amount equal to $5.837 per share plus all accrued and unpaid dividends. After the distribution to Series B preferred stockholders, the holders of Series A preferred stock shall be entitled to receive, in preference to the holders of all other classes and series of stock, an amount equal to $4.16 per share plus all accrued and unpaid dividends. If the assets of Corechange are insufficient to pay the full preferential amounts to the shareholders, the assets legally available for distribution shall be distributed first to the holders as described above in proportion to the preferential amount each holder is entitled to, and then ratably among the holders of other classes of preferred stock.

  CONVERSION

    The Series A and Series B preferred stock are each convertible, at the option of the holder, into one share of common stock, adjustable for certain dilutive events. All shares of Series A and Series B preferred stock shall automatically convert into common stock upon the closing of an underwritten initial public offering of Corechange's common stock at a per-share offering price of at least $8.32 and $14.59, respectively, and yielding aggregate gross proceeds to Corechange of at least $20,000,000 and $30,000,000, respectively. Mandatory conversion of Series B preferred stock shall also take place upon the consent of at least 75% of the holders of the then-outstanding shares of Series B preferred stock.


    Upon the closing of Corechange's proposed initial public offering of its common stock, all outstanding shares of Series B preferred stock will automatically convert into 3,046,773 shares of common stock, resulting in an effective purchase price of $5.837 per common share. The difference between the effective purchase price per common share and the deemed fair value of the common stock on the date of issuance of the Series B preferred stock for accounting purposes resulted in a beneficial conversion feature of $4.2 million, which is reflected as a dividend in the six months ended June 30, 2000.

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
  REDEMPTION

    In the event of a change in ownership and upon receipt of written request for redemption from holders of at least a majority of the shares then outstanding, Corechange will redeem all of the outstanding shares of Series B preferred stock. The price per share to be paid to redeem the shares shall be an amount equal to $5.837 plus all accrued and unpaid dividends, provided that, if the aggregate consideration paid as a result of the change in ownership equals at least $30,000,000, then accrued and unpaid 8% dividends shall not be included in the redemption price. After the payment of all amounts to the holders of Series B preferred stock, Corechange will redeem all of the outstanding shares of Series A preferred stock upon written request from the holders of at least a majority of the Series A preferred stock then outstanding. The price per share to be paid to redeem the Series A preferred stock shall be equal to $4.16 plus all accrued and unpaid dividends.

    At any time on or after February 18, 2005, upon receipt of written request for redemption from holders of at least a majority of the shares then outstanding, Corechange will redeem all of the outstanding shares of Series A and Series B preferred stock. The price per share to be paid to redeem the shareholders of Series A preferred stock shall be equal to the sum of $4.16 plus all accrued and unpaid dividends. The price per share to be paid to redeem the shareholders of Series B preferred stock shall be an amount equal to the greater of the sum of $5.837 plus all accrued and unpaid dividends or the fair market value per share as determined by an independent appraiser.

    The following table summarizes the activity of the Series A and B preferred stock (in thousands, except share data):


                                                    SERIES A               SERIES B
                                                PREFERRED STOCK        PREFERRED STOCK
                                              --------------------   --------------------
                                              NUMBER OF              NUMBER OF               TOTAL
                                               SHARES      VALUE      SHARES      VALUE      VALUE
Balance, December 31, 1997..................         --   $    --           --   $    --    $    --
    Issuance of Series A preferred stock....  2,884,598    11,512           --        --     11,512
    Accretion to redemption value...........         --        61           --        --         61
                                              ---------   -------    ---------   -------    -------
Balance, December 31, 1998..................  2,884,598    11,573           --        --     11,573
    Accretion to redemption value...........         --        61           --        --         61
                                              ---------   -------    ---------   -------    -------
Balance, December 31, 1999..................  2,884,598    11,634           --        --     11,634
    Issuance of Series B preferred stock....         --        --    3,046,773    16,565     16,565
    Accretion to redemption value...........         --        33           --       106        139
    Dividend related to beneficial
      conversion of Series B preferred
      stock.................................         --        --           --     4,227      4,227
    Accrued dividends on Series B preferred
      stock.................................         --        --           --       537        537
                                              ---------   -------    ---------   -------    -------
Balance, June 30, 2000......................  2,884,598   $11,667    3,046,773   $21,435    $33,102
                                              =========   =======    =========   =======    =======

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

9. STOCKHOLDERS' EQUITY


    As of December 31, 1999 and June 30, 2000, the authorized capital stock of Corechange was 9,000,000 and 15,000,000 shares of common stock, $0.01 par value per share, respectively, and 7,849,584 shares of preferred stock, $0.01 par value per share, of which 2,884,598 shares are designated Series A Preferred Stock (Note 8), 4,000,000 shares are designated Series B Preferred Stock
(Note 8), 413,965 shares are designated Series I junior convertible preferred stock, 336,021 shares are designated Series II junior convertible preferred stock, and 215,000 shares are designated Series III junior convertible preferred stock.


  (A) JUNIOR CONVERTIBLE PREFERRED STOCK

    Each series of junior convertible preferred stock converts into common stock at the option of the holder or automatically upon the completion of a qualified public offering, as defined. Each series of convertible preferred stock converts into common shares at a per-share conversion price of $6.38, $7.44, and $7.49 for Series I, Series II, and Series III shares, respectively, subject to adjustment for stock dividends, stock splits, or other similar recapitalizations. Convertible preferred Series I, II, and III shares have liquidation preference over the common stockholders in the amount of $6.38, $7.44, and $7.49 per share, respectively. Each series is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of that series are convertible. Each series ranks equally in liquidation.


  (B) ADJUSTMENT TO COMMON STOCK



    In June 1997, Corechange was advised by CTP that CTP believed that its holdings of Class A Units of Corechange, LLC prior to the reorganization into a corporation should have resulted in CTP holding 7.77% of the common stock of Corechange following the reorganization that occurred on May 12, 1997. On
April 7, 2000, Corechange and CTP agreed upon a resolution whereby Corechange issued 196,774 shares of common stock to CTP. Following the issuance, CTP held a total of 202,106 shares of common stock to CTP, which represents 7.77% of Corechange's common stock outstanding at the time of the reorganization. CTP holds 4.6% of Corechange's common stock at June 30, 2000. Corechange has accounted for the transaction as an adjustment of shares in connection with the re-organization and thus recorded the common shares issued at par value in the six months ended June 30, 2000.



  (C) RESTRICTED COMMON STOCK



    The Board awarded 933,770, 14,350, and 20,000 shares of restricted stock with purchase prices ranging from $0.01 to $0.45, which were determined to be the fair value at the date of grant during 1997, 1998, and 1999, respectively. The restricted stock generally vests over three years and, as of December 31, 1999 and June 30, 2000, approximately 97,000 and 68,000 shares remain unvested. Through June 30, 2000, Corechange has repurchased and retired 423,145 shares of restricted stock.



  (D) WARRANT


    In January 1998, Corechange issued a warrant to one of its advisors for the purchase of 120,191 shares of common stock at an exercise price of $4.99 per share. The warrant is immediately exercisable

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

9. STOCKHOLDERS' EQUITY (CONTINUED)
and expires on January 21, 2001. At the time of issuance, Corechange determined that the value of the warrant was not material.


  (E) STOCK PLANS



    The 1997 Stock Incentive Plan (the 1997 Plan) provides for the issuance of options, restricted stock or other stock-based awards to the employees, officers, directors, consultants, and advisors of Corechange. Corechange is authorized to issue up to 1,113,451 and 3,500,000 shares of common stock under the 1997 Plan at December 31, 1999 and June 30, 2000, respectively. At
December 31, 1999 and June 30, 2000, there were 182,674 and 1,919,360 shares, respectively, available for grant under the 1997 Plan. Incentive stock options may be granted at an exercise price determined by the Board of Directors at the date of grant and for a term not to exceed 10 years. The Board may grant awards entitling recipients to acquire shares of common stock, subject to the right of Corechange to repurchase all or part of such shares at their issue price or another stated price from the recipient in the event that conditions specified by the Board in the applicable award are not satisfied prior to the end of the applicable restriction period (Restricted Stock). The Board may at any time provide that any options become immediately exercisable in full or in part, that any Restricted Stock awards be free of all restrictions, or that any other stock-based awards may become exercisable in full or in part, or free of some or all restrictions or conditions.


  2000 DIRECTOR STOCK OPTION PLAN


    In May 2000, the 2000 Director Stock Option Plan (the Director Plan) was adopted by the Board of Directors, subject to stockholder approval. Under the terms of the Director Plan, directors who are not employees are eligible to receive nonqualified options to purchase shares of common stock. A total of 250,000 shares of common stock may be issued upon exercise of options granted under the Director Plan.


    Under the terms of the Director Plan, each non-employee director as of the effective date of the proposed initial public offering will receive an option to purchase 5,000 shares of common stock on the effective date of the proposed offering. In addition, each such non-employee director will annually receive an option to purchase 3,000 shares of common stock. Individuals who become directors after the proposed offering and are not employees will receive an option to purchase 5,000 shares of common stock on the date of his or her initial election to the board of directors. Additionally, the chairman of the audit and compensation committees will each receive an option to purchase 1,000 shares of common stock upon either the date of the proposed offering or the date of his or her election as chairman and an annual option to purchase 500 shares of common stock. The exercise price per share of all such options will be the closing price per share of Corechange's common stock on the date of grant except for the options issued on the effective date of the proposed offering. Such options will be exercisable at the public offering price. All options granted under the Director Plan will be fully vested upon grant. Corechange will account for the Director Plan in accordance with APB No. 25 and, accordingly, no compensation cost will be recognized under the Director Plan. Corechange will elect the disclosure only alternative under SFAS 123.

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

9. STOCKHOLDERS' EQUITY (CONTINUED)
  2000 EMPLOYEE STOCK PURCHASE PLAN


    In May 2000, the 2000 Employee Stock Purchase Plan (ESPP) was approved by the Board of Directors, subject to stockholder approval and provides for the issuance of up to 250,000 shares of common stock to participating employees. The ESPP will be effective, but will not commence, upon the successful closing of Corechange's proposed initial public offering. The ESPP is intended to provide a means whereby eligible employees may purchase on a semi-annual basis, common stock of Corechange through payroll deductions. Each offering period includes four six-month purchase periods. The purchase price of shares of common stock under the ESPP during each offering period is the lower of 85% of the fair market value of the common stock (1) at the beginning of the offering period, or
(2) at the end of the applicable purchase period. Corechange will account for the ESPP in accordance with APB No. 25 and, accordingly, no compensation cost will be recognized under the ESPP. Corechange will elect the disclosure only alternative under SFAS 123.



    The following table presents the stock option activity for the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000. There were no stock options granted, exercised, canceled, or terminated during 1997.



                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                                            SHARES      PRICE
Outstanding at December 31, 1997........................          --   $    --
    Granted.............................................     441,304     0.237
                                                          ----------   -------
Outstanding at December 31, 1998........................     441,304     0.237
    Granted.............................................     791,725      0.45
    Exercised...........................................        (396)     0.45
    Canceled............................................    (379,558)     0.45
                                                          ----------   -------
Outstanding at December 31, 1999........................     853,075      0.45
    Granted.............................................     735,093      6.11
    Exercised...........................................     (56,698)     0.45
    Canceled............................................     (42,929)     0.63
                                                          ----------   -------
Outstanding at June 30, 2000............................   1,488,541   $  3.26
                                                          ==========   =======
Exercisable at June 30, 2000............................     433,591   $  1.42
                                                          ==========   =======
Exercisable at December 31, 1999........................     275,711   $  0.45
                                                          ==========   =======
Exercisable at December 31, 1998........................          --   $    --
                                                          ==========   =======

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

9. STOCKHOLDERS' EQUITY (CONTINUED)

    The following table summarizes information relating to currently outstanding and exercisable options as of June 30, 2000:



                                OUTSTANDING
                        ----------------------------
                                    WEIGHTED AVERAGE
                                       REMAINING       EXERCISABLE
                        NUMBER OF   CONTRACTUAL LIFE    NUMBER OF
   EXERCISE PRICES       SHARES         IN YEARS         SHARES
0.09...$.......             8,000           7.64           4,781
0.45..........            770,448           8.87         333,072
5.84..........            558,468           9.76          79,416
          8.00            151,625           9.90          16,322
                        ---------                        -------
                        1,488,541           9.31         433,591
                        =========                        =======



    In connection with certain stock option and restricted stock grants during the year ended December 31, 1999 and the six months ended June 30, 2000, Corechange recorded deferred compensation of $755,566 and $1,941,115, respectively. The deferred compensation represents the aggregate difference between the option exercise price and the deemed fair value of the common stock for accounting purposes. All stock options granted and stock sold prior to 1999 were at fair market value, and, therefore, did not result in deferred compensation. The deferred compensation will be recognized as an expense over the vesting period, generally 2 to 4 years, of the underlying stock options using the accelerated method prescribed under FASB Interpretation 28, ACCOUNTING FOR STOCK APPRECIATION RIGHTS AND OTHER VARIABLE STOCK OPTION OR AWARD PLANS--AN INTERPRETATION OF APB OPINION NOS. 15 AND 25. Corechange recorded compensation expense of $208,399 and $504,087 in the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, related to these options. Corechange expects to record the following compensation expense related to these grants in the years ending December 31 (in thousands):



2000........................................................    $1,236
2001........................................................       870
2002........................................................       335
2003........................................................        47
                                                                ------
                                                                $2,488
                                                                ======



    During 1998, 1999 and 2000, Corechange issued stock options to certain consultants and advisors to the company. The vesting periods of the stock options range from immediately to 4 years and expire at various times through May 2010. In accordance with Emerging Issues Task Force (EITF) 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES, the fair value of the stock options, using the Black-Scholes option pricing model, is charged to operations over the performance period, typically the vesting period. The following assumptions were used for 1999 and 2000: (1) expected life of the options of ten years; (2) no dividend yield; (3) expected volatility of 70%; and (4) risk-free interest rate of 5.75%. During the year ended December 31, 1998, the effect of such options was not material to the results of

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

9. STOCKHOLDERS' EQUITY (CONTINUED)

operations. During the year ended December 31, 1999 and the six months ended June 30, 2000, the Company charged to expense approximately $17,000 and $552,000, in connection with the options.



    Corechange issued stock options to consultants and advisors as follows (in thousands, except share and per share data):



                                              TERM OR PERIOD
                                                 IN WHICH
NATURE OF                                     SERVICES WERE     NUMBER OF                    CUMULATIVE
SERVICES                                         PROVIDED        SHARES     EXERCISE PRICE     CHARGE
-------------------------------------------  ----------------   ---------   --------------   ----------
General advisory...........................  2-4 year vesting     18,000     $0.09-$5.84        $ 50
                                             Immediate-
Marketing..................................  4 year vesting       35,496     $0.09-$8.00         144
Financial advisory.........................  Immediate            40,000     $0.45-$5.84         336
Technical advisory.........................  2 year               25,000     $      0.45          39
Preferred stock financing..................  Immediate             6,168     $      5.84          55
                                                                 -------                        ----
                                                                 124,664                        $624
                                                                 =======                        ====



    For purposes of the pro forma disclosures required by SFAS No. 123, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used and the weighted average information for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000 are as follows:



                                                        DECEMBER 31,              JUNE 30,
                                                    ---------------------   ---------------------
                                                      1998        1999        1999        2000
Risk-free interest rates..........................    5.5%     4.6%-6.0%      4.6%        6.5%
Expected lives....................................  10 years   3-4 years    3-4 years    3 years
Expected dividend yield...........................     --         --           --          --
Expected volatility...............................    70%         70%          70%         80%
Weighted average fair value of options granted
  whose exercise price equals market price on the
  date of grant...................................  $0.237     $ 0.592      $ 0.592        N/A
Weighted average fair value of options granted
  whose exercise price is less than market value
  of the date of grant............................    N/A      $ 0.817      $ 0.603     $ 5.029

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

9. STOCKHOLDERS' EQUITY (CONTINUED)
    Had compensation cost for Corechange's 1997 Plan been determined consistent with SFAS No. 123, Corechange's net loss would have been as follows (in thousands, except per share data):


                                             DECEMBER 31,            JUNE 30,
                                          -------------------   -------------------
                                            1998       1999       1999       2000
Net loss attributable to common
  stockholders--
    As reported.........................  $(7,490)   $(4,843)   $(1,628)   $(10,494)
                                          =======    =======    =======    ========
    Pro forma...........................  $(7,496)   $(4,926)   $(1,670)   $(10,838)
                                          =======    =======    =======    ========
Basic and diluted net loss per share--
    As reported.........................  $ (2.04)   $ (1.29)   $ (0.43)   $  (2.51)
                                          =======    =======    =======    ========
    Pro forma...........................  $ (2.05)   $ (1.31)   $ (0.44)   $  (2.59)
                                          =======    =======    =======    ========


10. COMMITMENTS AND CONTINGENCIES

  (A) OPERATING LEASES


    Corechange leases office space and other equipment under various agreements classified as operating leases. During the years ended December 31, 1997, 1998, and 1999 and the six months ended June 30, 1999 and 2000, rent expense totalled approximately $336,000, $572,000, $479,000, $263,000, and $258,000,
respectively.


    Future minimum payments due under non-cancelable leases with terms of one year or more are as follows (in thousands):

Year ending December 31,
2000........................................................   $  582
2001........................................................      609
2002........................................................      615
2003........................................................      613
2004........................................................      613
Thereafter..................................................      423
                                                               ------
    Total...................................................   $3,455
                                                               ======

  (B) LICENSE AND DISTRIBUTION AGREEMENT


    In 1999, Corechange entered into a three-year OEM license and distribution agreement with a third party. During the term of the agreement, Corechange is required to make royalty payments of 7.5% to 50% to the third party based on product and level of actual sales in addition to a $10,000 annual maintenance fee. As of December 31, 1999 and June 30, 2000, Corechange has prepaid $100,000 in royalties and no amounts have been charged to expense.

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

11. DEFINED CONTRIBUTION PLAN

    Corechange has implemented a defined contribution plan, under the provisions of Section 401(k) of the Internal Revenue Code, covering substantially all of its employees. Participants may contribute up to 20% of their gross pay subject to certain limitations. Corechange may make discretionary matching contributions. Corechange contributions vest ratably over a four-year period.


    Matching contributions were approximately $21,000, $36,000, $14,000, $8,000, and $15,000 for the years ended December 31, 1997, 1998, and 1999 and the six months ended June 30, 1999 and 2000, respectively.


12. BALANCE SHEET DATA

  (A) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following (in thousands):


                                                          DECEMBER 31
                                                      -------------------   JUNE 30,
                                                        1998       1999       2000
Accounts payable....................................   $  470     $  356     $  922
Payroll and benefits................................      337        345        805
Other...............................................      293        426        339
                                                       ------     ------     ------
                                                       $1,100     $1,127     $2,066
                                                       ======     ======     ======


  (B) ALLOWANCE FOR DOUBTFUL ACCOUNTS

    The following is a rollforward of Corechange's allowance for doubtful accounts (in thousands):


                                                      BALANCE AT                             BALANCE AT
                                                     BEGINNING OF                              END OF
                                                        PERIOD      ADDITIONS   DEDUCTIONS     PERIOD
Year ended December 31, 1997.......................       $40          $45         $ --          $85
Year ended December 31, 1998.......................        85           --          (45)          40
Year ended December 31, 1999.......................        40           --           --           40
Six months ended June 30, 2000.....................        40           68           --          108


13. SEGMENT AND GEOGRAPHIC INFORMATION

    SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for disclosures about products and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Corechange's chief operating decision maker is the Chief Executive Officer.

    Corechange is organized geographically and by line of business. Corechange has two major lines of business operating segments: software licenses, and services. The software license line of business is

                                CORECHANGE, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

13. SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED) engaged in the development and licensing of software. The services line of business offers implementation, training, and other consulting services. Revenues for these segments are reported on the accompanying consolidated statements of operations. Corechange does not allocate any expenses or any other source of income to its business line segments. Similarly, property and equipment are not allocated to the segments for management or segment reporting purposes.

  GEOGRAPHIC INFORMATION

    Domestic and export sales as a percentage of total revenues are as follows:


                                                                                     SIX MONTHS
                                                         YEARS ENDED                    ENDED
                                                         DECEMBER 31,                 JUNE 30,
                                                ------------------------------   -------------------
                                                  1997       1998       1999       1999       2000
United States.................................     49%        22%        35%        35%        65%
United Kingdom................................     --         29         39         36         13
Norway........................................     15         14         15         18          8
Sweden........................................     36         35         11         11         14
                                                  ---        ---        ---        ---        ---
                                                  100%       100%       100%       100%       100%
                                                  ===        ===        ===        ===        ===


    Revenues and identifiable assets for Corechange's North American and European operations are as follows (in thousands). Corechange has intercompany distribution arrangements with its subsidiaries. The basis for these arrangements, disclosed below as transfers between geographic locations, is cost plus a specified percentage for services and a commission rate for sales generated in the geographic region.


                                         UNITED     UNITED
                                         STATES    KINGDOM     NORWAY     SWEDEN     OTHER     ELIMINATIONS   CONSOLIDATED
Year ended December 31, 1997--
    Revenues..........................  $ 1,416     $   --      $445      $1,057      $ --       $    --         $ 2,918
    Identifiable assets...............    3,050         58       299         429       161          (574)          3,423
Year ended December 31, 1998--
    Revenues..........................    1,345      1,645       948       2,084       698        (1,059)          5,661
    Identifiable assets...............    5,356        383       309         384       117        (1,683)          4,866
Year ended December 31, 1999--
    Revenues..........................    2,295      2,105       902         807       981        (1,824)          5,266
    Identifiable assets...............    5,078        335       165         993        74        (3,001)          3,644
Six months ended June 30, 1999--
    Revenues..........................    1,456      1,095       635         419       458        (1,057)          3,006
    Identifiable assets...............    4,072        639       308         987        36        (2,940)          3,102
Six months ended June 30, 2000--
    Revenues..........................    2,351        533       327         599       888        (1,296)          3,402
    Identifiable assets...............   15,508        444       248         958       184        (4,150)         13,192

                               [CORECHANGE LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        , 2000

                                   corechange


                        4,500,000 SHARES OF COMMON STOCK


                             ----------------------

                                   PROSPECTUS
                           --------------------------

                          DONALDSON, LUFKIN & JENRETTE
                                    SG COWEN
                          PRUDENTIAL VOLPE TECHNOLOGY

                             A UNIT OF PRUDENTIAL SECURITIES

                                 DLJDIRECT INC.

------------------------------------------------------------


We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations about matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made under this prospectus after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of Corechange have not changed since the date of this prospectus.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Until      , 2000, all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.


--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq National Marketing listing fee.


                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................      13,200
NASD filing fee.............................................       5,500
Nasdaq National Market listing fee..........................      95,000
Printing and engraving costs................................     200,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     350,000
Blue sky fees and expenses (including legal fees)...........      25,000
Transfer agent fees.........................................      25,000
Miscellaneous...............................................      86,300
                                                              ----------
Total.......................................................  $1,200,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The Registrant has obtained liability insurance for its officers and directors.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate of Incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth below in chronological order is a description of the Registrant's sales of unregistered securities since May 25, 1997. The sales made to investors were made in accordance with Section 4(2), Regulation S or Regulation D of the Securities Act. Sales to all our employees, directors and officers were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation provided under Rule 701.

    In June 1997, we issued 413,965 shares of our Series I Junior Convertible Preferred Stock to individual foreign investors and accredited investors in the United States at a price per share of $6.38 for an aggregate purchase price of $2,641,097. We also issued 336,021 shares of our Series II Junior Convertible Preferred Stock to individual foreign investors and accredited investors in the United States at a price per share of $7.44 for a total purchase price of $249,996. Both issuances were made in reliance on Regulation S and Regulation D.

    In October 1997, we issued 200,032 shares of our Series III Junior Convertible Preferred Stock to individual foreign investors and accredited investors in the United States at a price per share of $7.49 for a total purchase price of $1,498,240 in reliance on Regulation S and Regulation D.

    In January 1998, we issued 2,403,832 shares of our Series A Convertible Preferred Stock to individual foreign investors and accredited investors in the United States at a price per share of $4.1600244 for a total purchase price of $10.0 million in reliance on Regulation S and Regulation D. These shares were all sold to HarbourVest Partners V-Direct Fund L.P. HarbourVest had an option to purchase an additional 480,766 shares at $4.1600244, which it exercised in June 1998 for the purchase price of $2,000,000.

    In November 1999, December 1999 and January 2000, we issued 8% convertible notes to individual foreign investors and accredited investors in the United States in the aggregate original principal amount of $3,383,000 in reliance on Regulation S and Regulation D. These notes were converted into Series B Convertible Preferred Stock in February 2000.


    In February 2000, we issued 3,046,773 shares of our Series B Convertible Preferred Stock to individual foreign investors and accredited investors in the United States at a price per share of $5.837 for a total purchase price of $17,784,014 in reliance on Regulation S and Regulation D.



    As of June 30, 2000, we had issued to directors, officers, employees, consultants and contractors, upon the exercise of stock options or otherwise, 3,942,912 shares of common stock at a price of $.01 per share, 178,772 shares of common stock at a price of $.02 per share, 149,886 shares of common stock at a price of $.09 per share and 125,407 shares at a price of $.45 per share. In addition, options to purchase 1,306,148 shares of common stock were outstanding under our 1997 Stock Incentive Plan with exercise prices ranging from $.01 to $8.00.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT
NUMBER                                                     DESCRIPTION
-------                                                    -----------
            1.1*               --  Form of Underwriting Agreement
            3.1**              --  Certificate of Incorporation, as amended to date
            3.2***             --  Form of Certificate of Amendment to Certificate of
                                   Incorporation, to be filed prior to the effectiveness of
                                   this registration statement
            3.3**              --  Form of Amended and Restated Certificate of Incorporation,
                                   to be filed upon the closing of this offering
            3.4**              --  Amended and Restated Bylaws of the registrant, as amended to date
            4.1                --  Specimen Certificate representing the Common Stock
            5.1*               --  Opinion of Hale and Dorr LLP
           10.1**              --  1997 Stock Incentive Plan, as amended
           10.2**              --  2000 Director Option Plan
           10.3**              --  2000 Employee Stock Purchase Plan
           10.4***             --  Series B Convertible Preferred Stock Purchase Agreement
                                   dated February 18, 2000, by and among the registrant and the persons listed on the schedule of purchasers thereto, as
                                   amended
           10.5**              --  Registration Agreement dated February 18, 2000, by and among the registrant, each of the Persons listed on the Schedule of Investors attached hereto, HarbourVest
                                   Partners V--Direct Fund L.P., and each of the other holders of registrable securities who may from time to time become a party thereto by executing a counterpart to the agreement
           10.6**              --  Members' Agreement dated as of February 7, 1997, by and among the registrant, Ulf Arnetz, Mona Arnetz and Cambridge
                                   Technology Partners (Massachusetts) Inc.
           10.7**              --  Employment Agreement dated May 24, 2000, between the
                                   registrant and Charles F. Kane
           10.8**              --  Employment Agreement dated July 29, 1999, between the
                                   registrant and Joachim Zetterlund
           10.9**              --  Employment Agreement dated March 1, 2000, between the
                                   registrant and Felimy Greene
           10.10***            --  Office Lease dated December 27, 1996, by and between the registrant and 260 Franklin Street Associates Trust, as
                                   amended
          +10.11**             --  Coreport License and Services Agreement dated May 9, 2000, between the registrant and ABN AMRO Information Technology
                                   Services Co.
          +10.12**             --  Coreport License Agreement dated May 11, 2000, between the registrant and ABN AMRO Information Technology Services Co.
          +10.13**             --  Professional Services Agreement dated May 11, 2000 between the registrant and ABN AMRO Information Technology Services
                                   Co.
          +10.14**             --  Letter Agreement dated March 28, 2000, between the
                                   registrant and Credit Suisse First Boston (Europe) Limited
          +10.15**             --  Letter Agreement dated March 30, 2000, between the
                                   registrant and Credit Suisse First Boston (Europe) Limited
          +10.16**             --  OEM License and Distribution Agreement dated as of
                                   August 31, 1999 by and between the registrant and Autonomy,
                                   Inc.
           16.1**              --  Letter dated May 30, 2000 from Ernst & Young LLP
           21.1**              --  Subsidiaries of the registrant
           23.1                --  Consent of Arthur Andersen LLP, Independent Public
                                   Accountants
           23.2                --  Consent of Ernst & Young LLP, Independent Auditors
           23.3*               --  Consent of Hale and Dorr LLP (included in Exhibit 5.1)
           24.1**              --  Powers of Attorney
           27.1**              --  Financial Data Schedule


--------------------------

*   To be filed by amendment.

**  Previously filed.


*** Supersedes previously filed exhibit.



+ Confidential treatment has been requested for portions of these exhibits. Omitted material has been filed separately with the Commission.


    (b) Financial Statement Schedules.

    None.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification to liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, Commonwealth of Massachusetts, on this 18th day of August 2000.


                                                       CORECHANGE, INC.

                                                       By:  /s/ CHARLES KANE
                                                            -----------------------------------------
                                                            Charles Kane
                                                            CHIEF OPERATING OFFICER AND CHIEF
                                                            FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
/s/ ULF ARNETZ*                                        President, Chief Executive
-------------------------------------------              Officer and Director
Ulf Arnetz                                               (Principal Executive          August 18, 2000
                                                         Officer)

/s/ CHARLES KANE                                       Chief Operating Officer and
-------------------------------------------              Chief Financial Officer
Charles Kane                                             (Principal Financial          August 18, 2000
                                                         Officer)

/s/ ANGIRAS KOORAPATY*                                 Vice President, Finance and
-------------------------------------------              Administration (Principal     August 18, 2000
Angiras Koorapaty                                        Accounting Officer)

/s/ MARTIN HART*                                       Chairman of the Board of
-------------------------------------------              Directors                     August 18, 2000
Martin Hart

/s/ FRANK FANZILLI, JR.*                               Director
-------------------------------------------                                            August 18, 2000
Frank Fanzilli, Jr.

/s/ DANIEL FOREMAN*                                    Director
-------------------------------------------                                            August 18, 2000
Daniel Foreman

/s/ RICHARD LINDH*                                     Director
-------------------------------------------                                            August 18, 2000
Richard Lindh

/s/ OFER NEMIROVSKY*                                   Director
-------------------------------------------                                            August 18, 2000
Ofer Nemirovsky

/s/ ROBERT PIRIE*                                      Director
-------------------------------------------                                            August 18, 2000
Robert Pirie

/s/ GUSTAV VIK*                                        Director
-------------------------------------------                                            August 18, 2000
Gustav Vik


*By:  /s/ CHARLES KANE
      --------------------------------------
      Charles Kane
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                                     DESCRIPTION
-------                                                    -----------
            1.1*               --  Form of Underwriting Agreement
            3.1**              --  Certificate of Incorporation, as amended to date
            3.2***             --  Form of Certificate of Amendment to Certificate of
                                   Incorporation, to be filed prior to the effectiveness of
                                   this registration statement
            3.3**              --  Form of Amended and Restated Certificate of Incorporation,
                                   to be filed upon the closing of this offering
            3.4**              --  Amended and Restated Bylaws of the registrant, as amended to date
            4.1                --  Specimen Certificate representing the Common Stock
            5.1*               --  Opinion of Hale and Dorr LLP
           10.1**              --  1997 Stock Incentive Plan, as amended
           10.2**              --  2000 Director Option Plan
           10.3**              --  2000 Employee Stock Purchase Plan
           10.4***             --  Series B Convertible Preferred Stock Purchase Agreement
                                   dated February 18, 2000, by and among the registrant and the persons listed on the schedule of purchasers thereto, as
                                   amended
           10.5**              --  Registration Agreement dated February 18, 2000, by and among the registrant, each of the Persons listed on the Schedule of Investors attached hereto, HarbourVest
                                   Partners V--Direct Fund L.P., and each of the other holders of registrable securities who may from time to time become a party thereto by executing a counterpart to the agreement
           10.6**              --  Members' Agreement dated as of February 7, 1997, by and among the registrant, Ulf Arnetz, Mona Arnetz and Cambridge
                                   Technology Partners (Massachusetts) Inc.
           10.7**              --  Employment Agreement dated May 24, 2000, between the
                                   registrant and Charles F. Kane
           10.8**              --  Employment Agreement dated July 29, 1999, between the
                                   registrant and Joachim Zetterlund
           10.9**              --  Employment Agreement dated March 1, 2000, between the
                                   registrant and Felimy Greene
           10.10***            --  Office Lease dated December 27, 1996, by and between the registrant and 260 Franklin Street Associates Trust, as
                                   amended
          +10.11**             --  Coreport License and Services Agreement dated May 9, 2000, between the registrant and ABN AMRO Information Technology
                                   Services Co.
          +10.12**             --  Coreport License Agreement dated May 11, 2000, between the registrant and ABN AMRO Information Technology Services Co.
          +10.13**             --  Professional Services Agreement dated May 11, 2000 between the registrant and ABN AMRO Information Technology Services
                                   Co.
          +10.14**             --  Letter Agreement dated March 28, 2000, between the
                                   registrant and Credit Suisse First Boston (Europe) Limited
          +10.15**             --  Letter Agreement dated March 30, 2000, between the
                                   registrant and Credit Suisse First Boston (Europe) Limited
          +10.16**             --  OEM License and Distribution Agreement dated as of
                                   August 31, 1999 by and between the registrant and Autonomy,
                                   Inc.
           16.1**              --  Letter dated May 30, 2000 from Ernst & Young LLP
           21.1**              --  Subsidiaries of the registrant
           23.1                --  Consent of Arthur Andersen LLP, Independent Public
                                   Accountants
           23.2                --  Consent of Ernst & Young LLP, Independent Auditors
           23.3*               --  Consent of Hale and Dorr LLP (included in Exhibit 5.1)
           24.1**              --  Powers of Attorney

EXHIBIT
NUMBER                                                     DESCRIPTION
-------                                                    -----------
           27.1**              --  Financial Data Schedule

------------------------

*   To be filed by amendment.

**  Previously filed.


*** Supersedes previously filed exhibit.



+ Confidential treatment has been requested for portions of these exhibits. Omitted material has been filed separately with the Commission.


    (b) Financial Statement Schedules.

    None.